UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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CORNING

2025 Notice of Annual Meeting of Shareholders & Proxy Statement

Our Values

Quality
Integrity
Performance
Leadership
Innovation
Independence
The Individual

Corning is guided by an enduring set of Values that define our relationships with employees, customers, and the communities in which we operate.

Dear Fellow Shareholder,

We had very strong performance in 2024, and we expect another strong year in 2025 as we continue to successfully execute our Springboard plan. At the root of these results is our unwavering commitment to innovation. We provide durable, profitable growth and long-term value for our shareholders by inventing category-defining products, developing scalable manufacturing platforms, and building strong, trust-based relationships with customers who are leaders in their industries. And all of our actions are grounded in a distinct set of Values, which guide our relationships with each of our stakeholder groups.

A STRONG START TO OUR THREE-YEAR SPRINGBOARD PLAN

In 2024, we introduced our high-confidence Springboard plan to add more than $3 billion in annualized sales, by the end of 2026, driven by a convergence of cyclical and secular trends across our Market-Access Platforms.

Since we already have the required production capacity and technical capabilities in place to support that growth, we will deliver very powerful incrementals. This translates into an improving return profile, with profits growing faster than sales. We set an operating margin target of 20% by the end of 2026, and expect continued improvements in EPS, ROIC, and cash flow.

I am happy to report that our 2024 performance marked a strong start to the plan, culminating in outstanding fourth-quarter results. We grew core net sales 18% to a record $3.9 billion in Q4 2024 from our Springboard plan starting point, fourth-quarter 2023. And versus the same starting point, we expanded core operating margin by 220 basis points to 18.5%. We grew core EPS 46% to $0.57. We expanded core ROIC 390 basis points to 12.7%. And we closed out a strong year of adjusted free cash flow generation, delivering $1.25 billion for full-year 2024, up 42% from the prior year.

HITTING KEY SPRINGBOARD MILESTONES

We reached many of the key milestones necessary to activate our Springboard plan in 2024. I would like to highlight the details of two.

In Display Technologies, our Springboard plan is centered on maintaining stable U.S.-dollar net income. To achieve this in a weaker yen environment, we raised glass prices in the second half of 2024 to deliver consistent profitability in the segment. We expect to deliver net income of $900 million to $950 million in 2025 and to deliver net income margin of 25%, consistent with the last five years. Overall, this provides a strong profitability base for our Springboard growth.

In Optical Communications, our Springboard plan is about revenue growth. We introduced a new set of Gen AI products for inside the data center in mid-2024, and rapid adoption of those products drove sales in the Enterprise portion of our Optical business to a record $2 billion for the year, up 49% year over year.

We applied those same core innovations for outside the data center to help our customers interconnect AI-enabled data centers between cities. As part of an agreement with Lumen Technologies, which reserves 10% of our global fiber capacity for 2025 and 2026, we launched the first outside-plant deployment of Corning’s new Gen AI fiber-and-cable system that enables Lumen to fit anywhere from two-to-four times the amount of fiber into their existing conduit. And in first-quarter 2025, we started shipping, and Lumen began deploying, our new datacenter interconnect products.

We expect continued growing demand in Optical Communications in 2025 and beyond.

LOOKING AHEAD

As a result of our strong progress in 2024, we will upgrade our Springboard plan at an investor event on March 18.

Overall, we’ve positioned our businesses to benefit from a convergence of cyclical and secular trends to drive growth across the company through 2026 – and beyond. We continue to grow in Optical Communications, and we’re pursuing a rich opportunity set that extends across our portfolio, including Display Technologies, Solar, Automotive, and Mobile Consumer Electronics, and Life Sciences.

Next year, Corning will celebrate its 175th anniversary. And we are just getting started.

I am grateful to our shareholders for being on this journey with us, and I look forward to sharing more details at our Annual Meeting.

Sincerely,

Wendell P. Weeks

Chairman of the Board and
Chief Executive Officer

Thursday, May 1, 2025
12 noon Eastern Time
To be held virtually at: virtualshareholdermeeting.com/ GLW2025

How to Attend Our
Annual Meeting:

Our 2025 Annual Meeting will be held in a virtual-only format. You will not be able to attend the Annual Meeting physically.

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 3, 2025. The live audio webcast of the meeting will begin promptly at 12 noon Eastern Time. Online access to the meeting will open 30 minutes prior to its start. We encourage you to access the meeting in advance of the designated start time.

To attend and vote your shares during the Annual Meeting, you will need to log in to virtualshareholdermeeting. com/GLW2025 using, (i) for record holders, the control number found on your proxy card or the notice you previously received, or (ii) for holders who own shares in street name through brokers, the control number issued to you by your brokerage firm. You may vote during the Annual Meeting by following the instructions available on the website during the meeting. If you do not have a control number, you may log in as a guest, although you will not be able to vote during the meeting.

We urge you to vote and submit your proxy in advance of the meeting using one of the methods described in the proxy materials whether or not you plan to attend the Annual Meeting. You may vote your shares in advance at ProxyVote.com.

ITEMS OF BUSINESS

1.	Election of 9 directors to our Board of Directors for the coming year;
2.	Advisory approval of our executive compensation (Say on Pay);
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025; and
4.	Any other business or action that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

WHO CAN VOTE

You may vote at our 2025 Annual Meeting if you were a shareholder of record at the close of business on March 3, 2025.

Your vote is important to us. Please exercise your right to vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 1, 2025: our proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2024 and other materials are available on our website at corning.com/2025-proxy.

Sincerely,

Melissa J. Gambol
Vice President and Corporate Secretary
March 21, 2025

VOTE RIGHT AWAY

Your vote is very important. Please promptly submit your proxy or voting instructions by Internet, telephone or mail to ensure the presence of a quorum. You may also vote during our Annual Meeting (subject to the circumstances described in the box at left). If you are a shareholder of record, you may vote during the meeting using the control number on the proxy card or the notice previously provided to you. If your shares are held in the name of a broker, nominee or other intermediary, such party can provide the control number to you. Shareholders without a control number may still attend the meeting as guests.

By telephone	By mail	By Internet
Dial toll-free 24/7 1-800-690-6903	Cast your ballot, sign the proxy card and send by mail	Visit 24/7 ProxyVote.com
CORNING 2025 PROXY STATEMENT	3

4	CORNING 2025 PROXY STATEMENT

Frequently Asked Questions About the Meeting and Voting	98
Code of Ethics	103
Incorporation by Reference	104
Additional Information	104
Forward-Looking Statements and Materiality Disclaimer	105
Appendix A	107
Corning Incorporated and Subsidiary Companies Reconciliation of Non-GAAP Measures; Certain Definitions	107
CORNING 2025 PROXY STATEMENT	5

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting. As used in this proxy statement, “Corning,” the “Company,” “us” and “we” may refer to Corning Incorporated itself, one or more of its subsidiaries, or Corning Incorporated and its consolidated subsidiaries.

Proposals That Require Your Vote

Proposal	Board Vote Recommendation	More Information
1 Election of 9 directors	For Each Nominee	page 35
2 Advisory approval of our executive compensation (Say on Pay)	For	page 53
3 Ratification of appointment of independent registered public accounting firm	For	page 94
Annual Meeting of Shareholders
Date and Time: May 1, 2025, 12 noon Eastern Time
To be held virtually at: virtualshareholdermeeting. com/GLW2025
Record Date: March 3, 2025
Admission: See the instructions contained in “Frequently Asked Questions about the Meeting and Voting” on page 98. On March 21, 2025, we posted this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2024 on our website at corning.com/2025-proxy and began mailing them to shareholders who requested paper copies.
6	CORNING 2025 PROXY STATEMENT

Proxy Statement Summary

Business Information – Who We Are

Corning is vital to progress – in the industries we help advance and in the world we share. For more than 170 years, Corning has combined its unparalleled expertise in glass science, ceramic science and optical physics with deep manufacturing and engineering capabilities to develop category-defining products that transform industries and enhance people’s lives.

Our materials science and manufacturing expertise, boundless curiosity and commitment to purposeful invention place us at the center of the way the world works, learns and lives. In addition, our sustained investment in research, development and engineering capabilities means we are always ready to solve the toughest challenges alongside our customers. Our innovation approach delivers long-term value for Corning and its shareholders. We are best-in-the-world in three core technologies, four manufacturing and engineering platforms, and five market-access platforms. Corning directs 80 percent or more of our resources to opportunities that draw from at least two of these capabilities sets. We believe this approach increases our likelihood of success, reduces the cost of innovation, creates higher barriers to entry for our competitors, and ultimately delights our customers.

The core of what we do is invent, make, and sell. We create value by inventing category-defining products, developing scalable manufacturing platforms, and building strong, trust-based relationships with customers who are leaders in their industries.

—Wendell P. Weeks, Chairman and Chief Executive Officer

Our 2024 reportable segments are as follows:

Reportable Segments*	2024 Core Net Sales %	Segment Description
Optical Communications		manufactures carrier and enterprise network components and solutions for the telecommunications industry
Display Technologies		manufactures high quality glass substrates for flat panel displays including liquid crystal displays and organic light-emitting diodes
Specialty Materials		manufactures glass, glass ceramics and other advanced optic materials to meet a wide range of advanced needs in diverse industries
Environmental Technologies		manufactures ceramic substrates and filters for emissions control systems in mobile applications
Life Sciences		develops, manufactures and supplies labware, equipment, media, serum and reagents to enable workflow solutions for drug discovery and bioproduction

* All other businesses that do not meet the quantitative threshold for separate reporting have been grouped as “Hemlock and Emerging Growth Businesses.” Net sales for this group are mainly attributable to Hemlock Semiconductor Group (HSG), an operating segment producing solar and semiconductor products. The Emerging Growth Businesses consists primarily of our pharmaceutical technologies business, automotive glass solutions business and the emerging innovations group. Hemlock and Emerging Growth Businesses represented 8% of our 2024 core net sales.

CORNING 2025 PROXY STATEMENT	7

Proxy Statement Summary

Our 2024 Results

2024 GAAP Results	$13,118 million Net Sales	$0.58 (diluted Earnings Per Share)
2024 Core Results*	$14,469 million Core Net Sales	$1.96 (diluted Earnings Per Share)
2024 Cash Flow Results	$1,939 million Cash Flows from Operating Activities	$1,253 million Adjusted Free Cash Flow*

*Refer to Appendix A for more information.

CORE PERFORMANCE MEASURES

In managing the Company and assessing our financial performance, we adjust certain measures included in our consolidated financial statements to arrive at measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and exclude specific items that are non-recurring, related to foreign exchange volatility, or unrelated to continuing operations. These measures are our Core Performance Measures. Our management uses Core Performance Measures, along with GAAP financial measures, to make financial and operational decisions. These measures also form the basis of our compensation program metrics. We believe that sharing our Core Performance Measures with investors provides greater visibility into how we make business decisions.

Items that are excluded from certain Core Performance calculations include: the impact of translating Japanese yen-denominated debt, the impact of translated earnings contracts, acquisition-related costs, certain discrete tax items and other tax-related adjustments, restructuring, impairment and other charges and credits, certain litigation, regulatory and other legal matters, pension mark-to-market adjustments and other items which do not reflect on going operating results of the Company. More information on these items can be found in Appendix A.

In addition, because a significant portion of our revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. Therefore, Corning utilizes constant-currency reporting for our Display Technologies, Environmental Technologies, Specialty Materials, Life Sciences, and Optical Communications segments for the Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar, Mexican peso, and the euro, as applicable to the segment. We believe that the use of constant-currency reporting allows investors to understand our results without the volatility of currency fluctuations.

These non-GAAP measures are not an alternative to, or a replacement for, financial results determined in accordance with GAAP. Please see Appendix A to this proxy statement for a reconciliation of the non-GAAP measures we use in this proxy statement to the most directly comparable GAAP financial measures.

8	CORNING 2025 PROXY STATEMENT

Proxy Statement Summary

2024 Performance Highlights: Successfully Executing Our Springboard Plan

In 2024, we introduced our Springboard plan, which we expect will continue to add significant annualized sales growth while leveraging existing capacity and technical capabilities to generate incremental profit and cash flow. We believe Springboard provides an exceptional opportunity for our shareholders.

As part of the introduction of Springboard in 2024, we outlined the following Springboard priorities:

•	Capture Sales. We aim to add more than $3 billion in annualized sales by the end of 2026.

•	Improve Profitability Profile. We expect to utilize production capacity and technical capabilities already in place to achieve a substantial increase in incremental profit and cash flow, with a goal of achieving an operating margin of 20% by the end of 2026.

•	Extend Leadership in Our Markets. We expect to draw upon our innovative product approach and our deep customer relationships to bring “more Corning” content to existing product portfolios as well as drive Corning leadership in significant new secular trends that require our products and capabilities, resulting in the continued growth in the markets we serve.

•	Return Capital to Shareholders. We expect to maintain our capital allocation priorities. We prioritize investing in organic growth opportunities, maintaining a strong and efficient balance sheet, and returning capital to our shareholders with dividends and opportunistic share repurchases.

During 2024, we marked significant milestones along our Springboard journey primarily in our Optical Communications and Display Technologies segments. We’ve also continued to position ourselves to capture additional opportunities from a convergence of cyclical and secular trends driving growth across our businesses through 2026 and beyond.

2024 HIGHLIGHTS

•	Maintaining stable U.S. dollar net income in Display Technologies.We successfully implemented double-digit price increases in the second half of 2024 to help ensure we can maintain stable U.S. dollar net income in a weaker yen environment. We expect to deliver net income of $900 million to $950 million in 2025 and to deliver net income margin of 25%, consistent with the last five years. This provides a strong profitability base for Springboard growth.

•	Driving strong revenue growth in Optical Communications as cyclical and secular trends converge to drive demand for our unique products and capabilities.

	•	We introduced a new set of Gen AI products for inside the data center in mid-2024, and rapid adoption of those products drove sales in the Enterprise portion of our Optical Communications segment to a record $2 billion for the year, up 49% year over year.

	•	As part of an agreement with Lumen Technologies, which reserves 10 percent of our global fiber capacity for 2025 and 2026, we launched the first outside-plant deployment of Corning’s new Gen AI fiber-and-cable system that enables Lumen to fit anywhere from two-to-four times the amount of fiber into their existing conduit.

•	We announced a multi-year supply agreement, valued at more than $1 billion, with AT&T to provide next-generation fiber, cable, and connectivity solutions to support the expansion of AT&T’s fiber network and help bring high-speed internet to more Americans.

Since its introduction in 2024, we have provided, and expect to continue to provide, our stakeholders with key updates on our Springboard milestones and priorities as we continue on our Springboard journey. Visit our Investor Relations page on Corning’s website at corning.com for more information.

CORNING 2025 PROXY STATEMENT	9

Proxy Statement Summary

Returning capital to our shareholders is a key focus. Over the past five years, including 2024, Corning has returned $6.6 billion to common shareholders through share repurchases and dividends. We have grown our dividend 27.3 percent since 2020.
ANNUAL DIVIDENDS PER COMMON SHARE

Our Total Shareholder Return (TSR), which consists of stock price appreciation and reinvestment of common dividends, has also significantly outperformed each of the S&P 500, S&P 500 Equal Weight Index (S&P Equal Weight), and our Compensation Peer Group over the last 1- and 3-year periods and outperformed the S&P Equal Weight and our Compensation Peer group over the last 5-year period.
TSR Performance As of December 31, 2024

Corning is well-positioned to drive durable and profitable long-term growth through strategic investment decisions and a strong balance sheet.

10	CORNING 2025 PROXY STATEMENT

Proxy Statement Summary

2024 Executive Compensation Program

In 2024 approximately 91% of our CEO’s target total compensation and 84% of the other Named Executive Officers’ (NEOs) target total compensation (in both cases excluding employee benefits and perquisites), was variable and dependent on Corning’s financial performance or stock price.

2024 Compensation Components

CEO	ALL OTHER NEOs

RSUs – Restricted Stock Units

PSUs – Performance Stock Units

CPUs – Cash Performance Units

CORNING 2025 PROXY STATEMENT	11

Proxy Statement Summary

2024 Pay Components

Pay Component	Form and Payout Method	Purpose	Award Value
Base Salary	Cash - fixed	• Attract and retain talent • Provide financial certainty	• Value of role to the Company • Value of role in competitive marketplace • Skills and performance • Internal equity
Short-Term Incentives (STI)
• GoalSharing Plan	Cash - variable	• Focus all employees on delivering annual local plant and business unit scorecard objectives	• Generally targeted at 5% of base salary with payouts based on annual corporate and local unit performance
• Performance Incentive Plan (PIP)	Cash - variable	• Provide additional incentive to executives to deliver specific annual corporate and business financial plans	• Annual target awards are set individually based on the competitive marketplace and scope of responsibility • 2024 PIP payouts for NEOs are based on corporate and division financial performance
Long-Term Incentives (LTI) • Cash Performance Units (CPUs) • Performance Stock Units (PSUs) • Restricted Stock Units (RSUs)	70% is performance based (consisting of 25% CPUs and 45% PSUs) while 30% is in time-based RSUs

•   Focus executives on long-term results

•   Align the long-term interests of executives and shareholders

•   Ensure equity ownership for executive team

•   Reward achievement of long-term objectives over the three-year measurement period

•   Retain talent

•   Target awards are based on competitive marketplace, level of executive, impact and potential

•   Actual units earned relative to target are based on corporate performance against pre-set goals

•   Value of PSUs and RSUs is tied directly to the price of our common stock

All Other: • Benefits • Perquisites • Severance Protection	Ongoing or Event-Driven	• Support the health, safety and security of our executives, and their ability to plan for retirement • Enhance executive productivity • Retain talent	• Competitive marketplace • Level of executive • Corning Values
Our Metrics and Why We Use Them

Core Earnings per Share (Core EPS):

Core EPS is our key measure of profitability.*

Core Net Sales:

Growing core net sales — both organically through innovation and through acquisitions — remains critical to our short- and long-term success.

Adjusted Free Cash Flow:

Strong cash generation enables us to invest in future growth, sustain leadership in our markets, and remain financially strong during periods of uncertainty. It also requires us to carefully manage our capital investments.

Return on Invested Capital (ROIC):**

We focus on ROIC because it reflects our ability to generate returns from the capital we have deployed in our operations. The Cash Performance Units (CPUs) payout and Performance Stock Units (PSUs) earned are increased or decreased up to 10% based on Corning’s ROIC improvement over the three-year performance period.

*Corning budgets for share repurchases when establishing annual financial performance targets.	**ROIC as used here and elsewhere in our compensation discussion refers to ROIC for compensation purposes, which is a different metric from core ROIC. Please see the bottom of page 68 and Appendix A for more information.

Core net sales is a primary indicator of Corning’s short- and long-term success. Evaluating performance against a predetermined net sales metric provides insight into how well the Company has retained sales and met sales growth targets, accounting for both organic growth efforts and the impact of acquisitions. We use core net sales as a performance measure in our annual bonus plans (GoalSharing and PIP) because GoalSharing impacts every employee and PIP impacts over 8,000 employees. In this way, every employee has alignment with Corning’s sales growth goals. The LTI plan, which impacts approximately 320 executives who are key to driving the short- and long-term financial growth of the Company, also includes a core net sales performance measure. Incorporating net sales into both the STI and LTI plans allows for a comprehensive evaluation of Corning’s ability to establish sustainable sales growth. It is a “duplicate goal” for only a small fraction, about 320, of our approximately 56,300 employees, and the Compensation and Talent Management Committee believes the increased focus on core net sales growth is appropriate for that smaller group of executives given the importance of sales growth for Corning over time.

12	CORNING 2025 PROXY STATEMENT

Proxy Statement Summary

2024 Compensation Plan Payout Percentages

The following table reflects our 2024 compensation plans’ payout percentages based on our 2024 financial performance:

SHORT TERM INCENTIVE PLAN			LONG TERM INCENTIVE PLAN
ANNUAL CASH BONUS – GOALSHARING			CASH PERFORMANCE UNITS AND PERFORMANCE STOCK UNITS (70% OF LTI TARGET — 2024 PERFORMANCE RESULTS)

Components	Weighting	% of target earned	Components			Weighting	% of target earned
Corporate financial performance	25%	200%	Adjusted Free Cash Flow			70%	200%
Average of all unit plans (>100 units)	75%	148.5%	Core Net Sales			30%	200%
2024 payout (% of target)		161.4%[1]	2024 blended performance result				200%
[1] Equal to 8.07% of base salary (based on a 5% target) for each NEO, except for Mr. Nelson and Mr. Zhang whose payouts are 7.21% and 8.26% respectively. Their unit scores are 125.6% and 153.5% (weighted at 75%) representing the average of the local unit plans for which each is responsible.

ANNUAL CASH BONUS – PIP			LTI PLAN PAYOUT FOR 3-YEAR PERIOD ENDING DECEMBER 31, 2024

Components	Weighting	% of target earned	Components				% of target earned
Corporate financial performance	50%	200%	2022 performance result				49%
Business financial performance[2]	50%	150%	2023 performance result				56%
2024 payout (% of target)[2]		175%	2024 performance result				200%
2 Mr. Nelson’s business financial performance score is 117% based on the financial performance of the divisions for which he is responsible, resulting in a payout of 159% of target. Mr. Zhang’s business financial performance score is 181% based on the financial performance of the divisions for which he is responsible, resulting in a payout of 191% of target.			2022-2024 average performance				102%

			ROIC MODIFIER				-2.5%
			2022-2024 average performance ×	ROIC Modifier	=	Final % pay-out of 2022 target CPUs and PSUs

			102% × 0.975%		=	99.45% Final Payout (% of target)

In addition to the performance metric-driven compensation described above, 30% of each executive’s target Long-Term Incentive award is delivered in the form of time-based Restricted Stock Units (“RSUs”) that will vest after three years. These RSUs are not tied to specific performance measures; however their value is based on changes in the Company’s stock price. The impact of our stock price on the value of these RSUs along with the three-year vesting period, help to further align the interests of our executives with those of our shareholders and provide an ongoing retention benefit for executives, in particular with respect to those executives who are not yet retirement-eligible.

CORNING 2025 PROXY STATEMENT	13

Proxy Statement Summary

Our Director Nominees

All director nominees are independent except Mr. Weeks.

Name and Primary Occupation	Age	Director since	Committee Memberships*	Other Public Company Boards
Leslie A. Brun Chairman and Chief Executive Officer, Sarr Group, LLC	72	2018	• Audit • Compensation • Executive	0
Stephanie A. Burns Retired Chairman and Chief Executive Officer, Dow Corning Corporation	70	2012	• Compensation • Executive • Governance (Chair)	2
Pamela J. Craig Retired Chief Financial Officer, Accenture plc.	68	2021	• Audit (Chair) • Information Technology	2
Robert F. Cummings, Jr. Retired Vice Chairman of Investment Banking, JPMorgan Chase & Co.	75	2006	• Executive • Finance (Chair) • Governance	0
Roger W. Ferguson, Jr. Steven A. Tananbaum Distinguished Fellow for International Economics, Council on Foreign Relations	73	2021	• Compensation (Chair) • Governance	2
Thomas D. French Senior Partner Emeritus, McKinsey & Company, Inc.	65	2023	• Audit • Finance	0
Daniel P. Huttenlocher Dean, MIT Stephen A. Schwarzman College of Computing	66	2015	• Finance • Information Technology	1
Kevin J. Martin Vice President, Public Policy, Meta Platforms, Inc.	58	2013	• Compensation • Governance	0
Wendell P. Weeks Chairman and Chief Executive Officer, Corning Incorporated	65	2000	• Executive (Chair)	1

*Audit = Audit Committee; Compensation = Compensation and Talent Management Committee; Executive = Executive Committee; Finance = Finance Committee; Governance = Nominating and Corporate Governance Committee; Information Technology = Information Technology Committee

14	CORNING 2025 PROXY STATEMENT

Proxy Statement Summary

Board of Directors Snapshot

Our directors’ experience, competencies and skills are key to our success.

Please see the Director Nominees section starting on page 39 for additional information on the director nominees.

Leslie A. Brun	Stephanie A. Burns	Pamela J. Craig	Robert F. Cummings, Jr.	Roger W. Ferguson, Jr.

Thomas D. French	Daniel P. Huttenlocher	Kevin J. Martin	Wendell P. Weeks
BOARD INDEPENDENCE	BOARD REFRESHMENT

Only our Chairman & CEO is not independent	3 New Directors in the Past 5 Years
CORE COMPETENCIES

Public Company Governance Experience 8 Directors	Finance and Accounting 6 Directors	Enterprise and Emerging Risk Oversight 9 Directors	Government and Regulatory 5 Directors	Management of a Complex Organization 4 Directors

STRATEGIC SKILLS

Expertise in Our Industries and End Markets 6 Directors	Technology, R&D, and Innovation 4 Directors	Operations 3 Directors	Commercial Strategy 4 Directors

Enterprise and Digital Transformation 3 Directors	Corporate Development 6 Directors	Global Perspective 7 Directors

See the section entitled Board of Directors’ Qualifications and Experience beginning on page 35 for a description of each skill and competency and matrix of the nominees’ individual strategic skills, core competencies and attributes.

CORNING 2025 PROXY STATEMENT	15

Proxy Statement Summary

Governance Highlights

Corning is committed to maintaining strong corporate governance as a critical component of driving sustained shareholder value. Our Board continually monitors emerging best practices in governance to best serve the interests of the Company’s stakeholders.

The following is a brief overview of some of our most notable corporate governance practices and policies:

•     We contacted holders of approximately 52% of our common stock during the 2024-2025 outreach season to discuss our executive compensation programs and corporate governance practices and engaged with holders of approximately 38% of our common stock on these matters;

•     We ensure alignment of our corporate governance practices with the Investor Stewardship Group’s corporate governance Principles for U.S. Listed Companies;

•     Our Board, through its committees, provides direct oversight of cybersecurity, artificial intelligence and sustainability risks and issues (see page 31);

•     We adopted the principles embodied in the Shareholder-Director Exchange (SDX) Protocol; and

•     We adopted proxy access whereby qualifying shareholders are permitted to include director nominees in the proxy statement.

The Corporate Governance section beginning on page 19 describes our governance framework, which includes the following:

✓   Annual election of all directors

✓   Majority vote standard for the election of directors in uncontested elections

✓   Active shareholder engagement, including by directors, to directly gather investor perspectives

✓   Active, engaged and experienced Lead Independent Director

✓   Independent board committees, with all committees (except the Executive Committee) consisting entirely of independent directors

✓   Regular executive sessions of independent directors

✓   Market-competitive director compensation program designed to support and reinforce our governance principles

✓   Robust stock ownership guidelines for directors and key executive officers

✓   Prohibition on pledging, hedging or trading in derivatives of the Company’s stock for directors and employees

✓   Clawback policy in accordance with NYSE Listing Standards for executive incentive compensation in the event of certain financial restatements

16	CORNING 2025 PROXY STATEMENT

Proxy Statement Summary

Impact of our Values in Action

Corning is guided by its core Values, which define our relationship with our stakeholders. These Values – Quality, Integrity, Performance, Leadership, Innovation, Independence and The Individual – are the foundation of who we are. Our Values guide our actions and decisions, as they have for most of our more than 170-year history. We are always working to leave the world better than we found it. That’s why we lead with our Values, whether in the products we make, the way we make them, or how we treat people and our communities. We believe that our innovations have transformed industries, enhanced people’s lives and addressed some of society’s biggest challenges. In accordance with our Values, we also believe improved, sustainable business practices increase shareholder value, drive performance, strengthen our Company, increase our connection with our shareholders, and help us better serve our customers and the communities in which our employees live and we operate.We embrace these opportunities to deliver value to our shareholders, our employees, our customers, and the wider world.

At Corning, we think about our sustainability contributions in two categories: Our handprint – what we enable others to do through our products and services, and our footprint – how our actions directly affect others. Our people and products make a positive difference in the world, and continuous innovation, done our way, is made sustainable through a deeply engrained moral compass and the trust of our stakeholders.

HANDPRINT

•  Ceramic substrates and particulate filters for vehicle emissions. Fifty years ago, Corning rose to the call of the U.S. Clean Air Act, inventing the world’s first ceramic substrates that set the standard for catalytic converters worldwide. From 1975 through today, car emissions dropped by an astounding 99%. Corning also pioneered particulate filters that help prevent soot from diesel engines and ultrafine particles from gasoline engines from entering the air we breathe.

•  Making artificial intelligence more sustainable. With the rise of artificial intelligence comes an unprecedented demand for energy from data centers and hyperscaler facilities. Corning is helping them operate more sustainably while meeting the bandwidth demands of artificial intelligence with the EDGE Distribution System, a pre-engineered data center solution that shortens installation time for server cabling by up to 70% and helps to minimize materials and packaging.

•  Helping to enable more efficient connections. Corning secured an agreement with Lumen Technologies to supply next-generation fiber-dense optical cable to facilitate Lumen’s build of a new network to interconnect AI-enabled data centers. Corning’s new gen-AI fiber and cable system will enable Lumen to fit two-to-four times the amount of fiber into their existing conduit.

•  Innovating with recycled content. Our Corning® Gorilla® Armor, Corning® Gorilla® Glass Victus® 2, and Corning Display glass products contain cullet, certified by Underwriters Laboratories as a form of pre-consumer recycled content.

FOOTPRINT

•  Streamlining shipments to reduce Scope 3 emissions. Over the course of 2024, we worked to reduce our Scope 3 emissions by shifting distribution of some materials from air to lower-emissions transportation options. Businesses within our Optical Communications Segment optimized 16 routes, swapping some air shipments to ocean shipments. This reduced emissions by an estimated 1,500 tons. By streamlining crossborder trailer utilization, Optical Communications also reduced the need for 1,200 trucks and avoided 100 tons of emissions.

•  Recognized for responsible waste management. Our Display Technologies plants in Tainan and Taichung, Taiwan, have been awarded platinum-level zero-waste-to-landfill designation by Underwriters Laboratories, the highest designation in this category awarded to manufacturing facilities that consistently achieve a landfill waste diversion rate of 100%. Optical Communications facilities like those in Pune, India; Pontchâteau, France; and Mszczonów, Poland, have zerowaste practices, and are preparing for certification.

•  Taking a mindful approach to water management. In 2024 we achieved our goal of generating comprehensive water use data for all our major facilities. We also reduced water withdrawals by 483,632 million m3, a 2.4% reduction compared to 2023, based on water conservation efforts.

•  Continuing to be a reliable partner. Corning was named an ENERGY STAR Partner of the Year for the 11th year in a row by the U.S. Environmental Protection Agency.

We also maintain a dedicated website and disclosure hub, that serves as an online repository for our sustainability-related disclosures, guidelines, policies and webpage links. More detail regarding Corning’s approach to environmental, social, governance and human capital matters, and its Values, can be explored at our Sustainability website, which can be found at corning.com/sustainability. Our sustainability reporting, website, or other materials accessible thereby are not incorporated by reference into this proxy statement.

CORNING 2025 PROXY STATEMENT	17

Proxy Statement Summary

Connections in Our Communities

Throughout its history, Corning has routinely made contributions to civic, educational, charitable, cultural and other institutions that improve the quality of life and increase the resources of the communities in which we operate, making Corning more attractive to employees.

In 2023, we combined our various philanthropic entities into a new consolidated function and center of excellence called Community Impact & Investment. This centralizes our U.S. philanthropic contributions under a single organization, allowing us to maximize our impact in the areas that align most closely with our values and the needs of the communities where we operate. For more information about Corning’s Community Impact & Investment outreach, please see
corning.com/worldwide/en/community-impact-and-investment.

Corning’s giving also includes annual contributions to both local and international cultural and educational institutions. Among them, we are proud to support The Corning Museum of Glass (CMOG) – the world’s leading glass museum. Beyond just a key cultural and community hub, CMOG also provides Corning with a unique innovation crucible where our glass scientists and experts collaborate with glass artists and designers to creatively explore the novel properties of glass and innovate new uses in an environment uninhibited by traditional commercial boundaries. Wendell P. Weeks (chairman and CEO) and Edward A. Schlesinger (executive vice president and CFO) serve on the CMOG board of trustees. In 2024, Corning provided cash and non-cash contributions of services to CMOG of approximately $40.8 million.

Corning provides financial support to the Alternative School for Math and Science (ASMS), a private middle school located in Corning, New York, with an advanced curriculum focused on science and math. Currently, children of Corning employees represent approximately 48% of its enrollment. In 2024, Corning’s non-cash contributions totaled approximately $1.7 million and cash contributions totaled $346,000. Kim Frock Weeks (spouse of Wendell P. Weeks, our chairman and CEO) serves on the ASMS board of trustees and as the executive head of school but receives no salary or benefits in this role.

18	CORNING 2025 PROXY STATEMENT

Corporate Governance

Our Board of Directors employs practices that foster effective Board oversight of critical matters such as strategy, management succession planning, financial and other controls, risk management and compliance. The Board reviews our major governance policies, practices and processes regularly in the context of current corporate governance best practices, investor feedback, and regulatory changes. Corning also aligns its corporate governance practices with the Investor Stewardship Group’s (ISG) Corporate Governance Framework for U.S. Listed Companies.

The following sections provide an overview of our corporate governance structure and processes, including key aspects of our Board operations.

Practice	Description
Guiding Principle: Boards are accountable to shareholders
Annual election of directors	All directors are elected annually, which reinforces our Board’s accountability to shareholders.
Majority voting standard for director elections	Our by-laws mandate that directors be elected under a “majority voting” standard in uncontested elections. Each director nominee must receive more votes “For” his or her election than votes “Against” to be elected.
Proxy access	Eligible shareholders may include their director nominees in our proxy materials.
No poison pill	Corning does not have a poison pill.
Guiding Principle: Shareholders should be entitled to voting rights in proportion to their economic interest
One-share, one-vote	Corning has one class of voting stock. Each share is entitled to one vote.
Guiding Principle: Boards should be responsive to shareholders and be proactive in order to understand their perspectives
Shareholder engagement	Our investor relations team maintains an ongoing dialogue with investors and portfolio managers year-round on matters of business performance and results. In the 2024-2025 proxy season, we reached out to investors representing approximately 52% of our outstanding shares and engaged with shareholders representing approximately 38% of our shares. Management and directors engage with our largest shareholders’ governance teams on topics such as our ongoing Board refreshment efforts, alignment of our Board composition with our strategic priorities, executive compensation, corporate governance practices, leadership succession, human capital management, and sustainability practices. See page 62.
Guiding Principle: Boards should have a strong, independent leadership structure
Lead Independent Director	Our Corporate Governance Guidelines require a Lead Independent Director with clearly delineated and comprehensive duties to ensure independent oversight of management whenever our CEO is also the Chair of the Board. Dr. Stephanie A. Burns was appointed to the role of Lead Independent Director by the independent directors effective May 2, 2024, and re-appointed Lead Independent Director by the independent directors on February 12, 2025. As former Chairman, Chief Executive Officer and President of Dow Corning Corporation, Dr. Burns, brings deep leadership experience to the role. See page 21.
Annual evaluation of leadership structure	The Board considers the appropriateness of its leadership structure annually and discloses in the proxy statement why it believes the current structure is appropriate. See page 21.
CORNING 2025 PROXY STATEMENT	19

Corporate Governance and the Board of Directors

Practice	Description
Guiding Principle: Boards should adopt structures and practices that enhance their effectiveness
Independence	Our Corporate Governance Guidelines require a majority of our directors to be independent. Currently, all directors but one (or 89%) are independent. Except for our Executive Committee, each of our Board committees consists entirely of independent directors. See page 28.
Skills and qualifications	Our Board is composed of accomplished professionals with deep experiences, skills, and competencies relevant to our business and aligned with our strategic priorities, resulting in a highly functioning and engaged Board. A matrix of relevant competencies and skills can be found on page 38.
Multidimensional perspectives	The Board believes a deeply experienced board with variety across multiple dimensions of perspective enhances decision-making, ensuring the widest range of opinions and viewpoints are expressed in the boardroom. To this end, the Board seeks highly qualified candidates with varied backgrounds, skills and experiences, including appropriate financial, industry and other expertise relevant to the Company’s business and strategy. See Board Composition and Refreshment beginning on page 24.
Director tenure	The current average tenure of members of our Board, excluding our CEO Mr. Weeks, and our retiring directors, Ms. Henretta, Dr. Rieman and Dr. Wrighton, is 8 years. The Board’s retirement policy requires a director to retire at the annual meeting of shareholders following the director’s 78th birthday.
Director overboarding	The Board believes director participation on other public company boards adds additional depth to our governance and risk oversight practices. However, we have a policy to help provide confidence that each of our directors can dedicate the meaningful amount of time necessary to be a highly effective member of the Board. Absent review and approval by the Nominating and Corporate Governance Committee, a non-employee director may serve on no more than three other public company boards and an employee director may serve on no more than two other public company boards.
Board and committee evaluations	The Board and each committee conduct an annual review of their effectiveness. The Chair of the Nominating and Corporate Governance Committee, as part of the Board evaluation, annually interviews each director and solicits feedback regarding the Board’s composition, performance, effectiveness and areas of focus. From those discussions, the Chair of the Nominating and Corporate Governance Committee reports the results of the evaluation to the full Board, composes a list of action items and provides oversight to ensure implementation. See page 26 for more information.
Meeting attendance	The Board met seven times in 2024. Directors attended 98% of combined total Board and applicable committee meetings in 2024. See page 33.
Guiding Principle: Boards should develop management incentive structures that are aligned with the long-term strategy of the company
Robust stock ownership guidelines	We require robust stock ownership for directors (5x annual cash retainer), CEO (6x base salary), and other NEOs and Senior Leadership Team members (3x base salary). See page 51.
Shareholder support for executive compensation	Corning’s executive compensation program received 88% shareholder support in 2024 and has averaged 90% shareholder approval over the past three years.
Committee oversight of executive compensation	The Compensation and Talent Management Committee annually reviews and approves the executive compensation program’s design, goals and objectives for alignment with our business objectives and general compensation strategies.
Long- and short-term goals drive executive compensation	Our annual and long-term incentive programs are designed to reward financial and operational performance in support of Corning’s strategic priorities, a topic on which management regularly engages shareholders.
Clear communication of economic drivers of executive compensation	The proxy statement clearly communicates the link between executive incentive compensation plans and the Company’s short- and long-term performance.
20	CORNING 2025 PROXY STATEMENT

Corporate Governance and the Board of Directors

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide the Board with the flexibility to select the appropriate leadership structure for the Company. Annually, the Board must review whether the role of Chairman should be a non-executive position or combined with that of the CEO. In making determinations about the leadership structure, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders. The current leadership structure comprises a combined Chairman and CEO with strong independent oversight through a Lead Independent Director with clearly delineated and comprehensive duties, frequent executive sessions, Board committees led primarily by independent directors and active engagement by all directors. The Board believes that this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors.

In February 2025, the Board determined that our combined Chairman and CEO, supported by our Lead Independent Director, continues to provide strong leadership and oversight and ensures effective functioning of management and the Company. The Board believes that having one person serve as Chairman and CEO can provide certain synergies and efficiencies that enhance the functioning of the Board and, importantly, allow it to most effectively execute its role in overseeing business strategy. Mr. Weeks’ vast knowledge of our Company, our diverse products and business lines, our global operations, the nuances of the innovation pipeline and the challenges and opportunities particular to Corning make him uniquely suited to identify many of the business issues that require Board attention. As Chairman, he is best positioned to focus directors’ attention on the most critical business matters.

As part of our ongoing board refreshment (see page 25) Dr. Stephanie A. Burns was appointed to the role of Lead Independent Director by the independent directors effective May 2, 2024 and re-appointed Lead Independent Director by the independent directors on February 12, 2025, pursuant to the requirement of our Corporate Governance Guidelines that when the Chairman and CEO roles are combined, the independent directors annually appoint a Lead Independent Director from their membership. The Board has structured the Lead Independent Director’s role to enhance the functioning of the Board and vested the Lead Independent Director with sufficient authority to provide a counterbalance to management. Dr. Burns’ understanding of the Company and the industry, her deep technical skills related to her Ph.D. in organic chemistry, her experience on other public boards, as well as her global scientific innovation and manufacturing and commercial management expertise as the former Chairman, Chief Executive Officer and President of Dow Corning Corporation enable her to assure independent board leadership at the Company. The Board is comprised solely of independent directors other than the CEO, and 100 percent of the Audit, Compensation and Talent Management, Finance, Information Technology and Nominating and Corporate Governance Committee members are independent.

Duties and Responsibilities

CHAIRMAN OF THE BOARD

•

Presides over meetings of the Board.

•

Presides over meetings of shareholders.

•

Consults and advises the Board and its committees on the business and affairs of the Company.

•

Performs such other duties as may be assigned by the Board.

CHIEF EXECUTIVE OFFICER

•

Oversees the affairs of the Company, subject to the overall direction and supervision of the Board and its committees and subject to such powers as reserved by the Board.

LEAD INDEPENDENT DIRECTOR

•

Presides at all meetings at which the Chair is not present, including executive sessions of the independent directors (which are held at every Board meeting).

•

Leads the Board’s oversight of Corning’s strategic priorities and critical risk management processes.

•

Facilitates regular CEO performance reviews and ongoing management succession planning reviews.

•

Participates in conversations with the Company’s shareholders.

•

Serves as liaison between the Chair and the independent directors.

•

Approves Board meeting agendas and schedules.

•

Approves the type of information to be provided to directors for Board meetings.

•

Calls meetings of the independent directors when necessary and appropriate.

•

Performs other duties as the Board may designate.

•

Meets with the CEO after regularly scheduled Board meetings to provide feedback on the independent directors’ deliberations.

•

Regularly speaks with the CEO between Board meetings to discuss matters of concern, often following consultation with other independent directors.

CORNING 2025 PROXY STATEMENT	21

Corporate Governance and the Board of Directors

Committees

As of the date of this filing, the Board has 12 directors and the following six committees: (1) Audit Committee; (2) Compensation and Talent Management Committee; (3) Executive Committee; (4) Finance Committee; (5) Information Technology Committee; and (6) Nominating and Corporate Governance Committee.

In 2024, the Board made the decision to dissolve its Corporate Responsibility and Sustainability Committee as part of its ongoing Board refreshment process, during which our Board size, as well as ways to enhance the Board’s focus on critical oversight matters and increase decision-making efficiency, were considered. Primary responsibilities of the Corporate Responsibility and Sustainability Committee have been assumed by the Nominating and Corporate Governance and Compensation and Talent Management Committees. The Board believes each committee of the Board should maintain oversight over the sustainability matters that fall within its scope, rather than concentrating all such matters into a single committee. See Sustainability Oversight on page 31 for more information.

Each of our committees operates under a written charter adopted by the Board except the Executive Committee, which operates pursuant to Corning’s by-laws. The committee charters and the by-laws are available on our website at investor.corning.com/investor-relations/governance/overview/default.aspx. Each committee reviews and reassesses the adequacy of its charter annually, conducts annual evaluations of its performance with respect to its duties and responsibilities as laid out in the charter, and reports regularly to the Board with respect to the committee’s activities. Additionally, the Board and each committee has the authority to retain outside advisors as the Board and/or each committee deems necessary.

Each committee (other than Executive) is chaired by, and entirely composed of, independent directors.

Board committee membership is set forth below. “C” denotes Chair of the committee.

*Ms. Henretta, Dr. Rieman, and Dr. Wrighton will retire from Corning’s Board at the 2025 Annual Meeting.

22	CORNING 2025 PROXY STATEMENT

Corporate Governance and the Board of Directors

Corning’s Board of Directors met seven times in 2024. Its committees, the number of meetings, and their functions are as follows:

Committee(1)	Primary Responsibilities
Audit(2) Number of Meetings in 2024: 8

•

Assists the Board of Directors in its oversight of (i) the integrity of Corning’s financial statements, (ii) the independent registered public accounting firm and (iii) Corning’s compliance with legal and regulatory requirements

•

Approves the appointment of Corning’s independent registered public accounting firm, oversees the firm’s qualifications, independence and performance, and determines the appropriateness of fees for the firm

•

Reviews the effectiveness of Corning’s internal control over financial reporting, including disclosure controls and procedures

•

Reviews the results of Corning’s annual audit and quarterly and annual financial statements

•

Regularly reviews our enterprise risk management program; monitors legal and regulatory risks by regular discussions with management; evaluates potential risks related to accounting, internal control over financial reporting and tax planning

Compensation and Talent Management(3) Number of Meetings in 2024: 5

•

Establishes Corning’s goals and objectives with respect to executive compensation and talent management strategies

•

Evaluates the CEO’s performance in light of Corning’s goals and objectives

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Recommends to the Board compensation for the CEO and other elected officers and senior executives

•

Recommends to the Board the compensation arrangements for all directors, elected officers and other key executives

•

Oversees Corning’s equity compensation plans and makes recommendations to the Board regarding incentive plans

•

Monitors potential risks related to the design and administration of compensation plans and policies, and benefits and perquisites plans and policies, including performance-based compensation programs, to promote appropriate incentives in line with shareholder interest that do not promote excessive risk-taking

•

Reviews items related to the Company’s human capital management programs

Executive Number of Meetings in 2024: 4

•

Serves primarily as a means of taking action requiring Board approval between regularly scheduled meetings of the Board, and is authorized to act for the full Board on matters other than those items specifically reserved by New York law to the Board

Finance Number of Meetings in 2024: 4

•

Reviews all potential material transactions, including mergers, acquisitions, divestitures and investments in third parties

•

Reviews capital expenditure plans and capital projects

•

Monitors Corning’s short- and long-term liquidity

•

Reviews Corning’s tax position and strategy

•

Reviews and recommends for approval by the Board declaration of dividends, stock repurchase programs, and short- and long-term financing transactions

•

Monitors strategic risks related to financial affairs, including capital structure and liquidity risk, transaction execution risk, credit and counterparty risk, market risk, and foreign exchange risk; reviews the policies and strategies for managing financial exposure and contingent liabilities

CORNING 2025 PROXY STATEMENT	23

Corporate Governance and the Board of Directors

Committee	Primary Responsibilities
Information Technology Number of Meetings in 2024: 5

•

Provides oversight of the Company’s information technology strategy and digital enablement and related investments, including the enterprise resource planning activities

•

Monitors the effectiveness of, and risks related to, information technology systems; data integrity and protection; information security and cybersecurity programs (which are on the agenda at each committee meeting); artificial intelligence across the enterprise including the use of artificial intelligence for scientific discovery, research and development, manufacturing and other applications; disaster recovery capabilities and IT business interruption plans

Nominating and Corporate Governance(4) Number of Meetings in 2024: 6

•

Determines the criteria for selecting and assessing director nominees, identifies individuals qualified to become Board members, reviews candidates recommended by shareholders, and recommends to the Board director nominees to be proposed for election at the annual meeting of shareholders

•

Monitors significant developments in the regulation and practice of corporate governance

•

Monitors potential risks related to governance practices by reviewing succession plans and performance evaluations of the Board and CEO, monitoring legal developments and trends regarding corporate governance practices, and evaluating related party transactions

•

Assists the Board in assessing the independence of directors and reviews transactions between Corning and related persons that are required to be disclosed in our filings with the SEC

•

Identifies Board members to be assigned to the various committees

•

Oversees and assists the Board in the review of the Board’s performance

•

Reviews activities of Board members and senior executives for potential conflicts of interest

•

Oversees policies on significant corporate environmental, social and governance issues and reviews related objectives and practices

•

Oversees dealings with governmental bodies and public policy formulation

(1)	In 2024 the Board dissolved its Corporate Responsibility and Sustainability Committee as part of its ongoing Board refreshment process, and transferred the primary matters previously overseen by the Corporate Responsibility and Sustainability Committee to the oversight of the Nominating and Corporate Governance and Compensation and Talent Management Committees. Prior to its dissolution, the Corporate Responsibility and Sustainability Committee met 4 times in 2024.
(2)	The Board of Directors has determined that each member of the Audit Committee satisfies the applicable audit committee independence requirements of the New York Stock Exchange (NYSE) and the SEC. The Board also determined that each member of our Audit Committee is financially literate and that Mr. Brun, Ms. Craig, and Mr. French are “audit committee financial experts” within the meaning of the applicable SEC rules.
(3)	The Board of Directors has determined that each member of the Compensation and Talent Management Committee satisfies the applicable compensation committee independence requirements of the NYSE and the SEC.
(4)	The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE.

Board Composition and Refreshment

Our Board is responsible for the oversight and success of our Company. We believe that our Board operates most effectively by leveraging its broad range of experience, skills, and knowledge to understand the risks and opportunities of, our short-, medium-, and long-term strategies. As such, our Board seeks to implement a dynamic boardroom culture that encourages independent thought as well as intelligent debate on critical matters to achieve a higher level of success for the Company and our investors. To achieve this result, we seek to maintain a mix of directors who bring strong leadership, distinct perspectives, and a broad range of skills and depth of experience aligned with the Company’s strategic priorities. A supermajority of independent directors ensures robust debate and challenged opinions in the boardroom, while a range of perspectives and expertise contributes to a wide range of views.

24	CORNING 2025 PROXY STATEMENT

Corporate Governance and the Board of Directors

Board Refreshment

Our Board has taken several steps, and plans to take several more, as part of an ongoing board refreshment.

We believe that aligning the skills and competencies of our Board with the Company’s strategic priorities maximizes value for our shareholders. This alignment enhances Board oversight and decision-making, focusing on long-term value creation and sustainable growth, bolstering management’s expertise and inspiring investor confidence. As part of our ongoing board refreshment, we reassessed the strategic skills and core competencies that best support our strategic goals and we identified opportunities for enhancing our Board’s composition to best align its significant attributes with our evolving strategy and key growth areas. In particular, we plan to add new directors with deep, specialized industry experience in the solar technology and AI datacenter and hardware industries, which are areas of key growth under our Springboard plan. We will also continue to prioritize candidates with expertise in sales and marketing strategy to provide oversight as we venture into new and emerging end markets; deep financial and accounting acumen, particularly with respect to capital allocation, to help shepherd our continued disciplined growth; and leadership succession oversight experience, to ensure stable, continuous talent development and leadership as our Company navigates forward along its current growth trajectory.

As part of our broader refreshment, Dr. Stephanie A. Burns was appointed Lead Independent Director by the independent directors effective May 2, 2024 and re-appointed to the role of Lead Independent Director by the independent directors on February 12, 2025. Dr. Burns’ understanding of the Company and its industries, her deep technical skills related to her Ph.D. in organic chemistry, her experience on other significant public boards, her experience in oversight of the polysilicon manufacturing process, which is key in the production of sustainable solar modules and semiconductors, as well as her global scientific innovation and manufacturing and commercial management expertise as the former Chairman, Chief Executive Officer and President of Dow Corning Corporation, enable her to assure independent Board leadership at the Company.

Additionally, we refreshed our committee membership and leadership roles, including the Board’s appointment of new chairs of the Compensation and Talent Management Committee, Nominating and Corporate Governance Committee, and Audit Committee. We believe these new chairs will offer fresh perspectives and insights to the committees they lead.

With the retirement of four directors in 2024 and three additional directors retiring as of the 2025 Annual Meeting of Shareholders, our Board size will be 9 directors, down from 16 prior to the 2024 Annual Meeting of Shareholders. Consistent with the Board’s broader assessment of its focus and alignment with our strategic needs, the Nominating and Corporate Governance Committee has determined the appropriate Board size for our Company is between 9 and 12 directors. We have added three new independent directors in the last five years, and will continue to evaluate additional highly qualified, multifaceted candidates pursuant to the Committee’s robust assessment process and criteria. The Committee prioritizes decision-making efficiency, ease of communication, and the capacity to focus on strategic oversight matters in determining optimal board size, and will continue to weigh these factors as it purposefully considers new members who possess key skills and experience in areas of strategic alignment.

Our Board seeks to operate with the highest degree of effectiveness, providing dynamic oversight of the Company’s evolving strategies and continued growth arc, and believes a deeply experienced and multidimensional board enhances decision-making, ensuring the widest range of opinions and viewpoints are expressed in the boardroom. To this end, the Board seeks highly qualified candidates with varied backgrounds, skills and experiences, including appropriate financial, industry and other expertise relevant to the Company’s business and strategy, in accordance with its Corporate Governance Guidelines. The Board also believes it is desirable to maintain a mix of longer-tenured, experienced directors that have developed increased knowledge and insight into the Company’s operations, and newer directors with fresh perspectives and new ideas, and will take this into consideration as part of its refreshment efforts.

Over the next year, continuing to successfully execute on our refreshment strategy will remain a key priority for our Board. We aim to introduce new members to our Board who are multidimensional and dynamic experts in the fields that best support our ongoing, disciplined journey into new and exciting areas of growth, and whose attributes enhance and amplify the exceptional competencies and skills of our current directors.

CORNING 2025 PROXY STATEMENT	25

Corporate Governance and the Board of Directors

Considerations for Nomination or Re-nomination

Our Nominating and Corporate Governance Committee appreciates the importance of critically evaluating individual directors and their contributions to our Board both when identifying new director candidates and in connection with annual re-nomination decisions. Annual Board and director self-assessments act as both an important tool to help identify skills and experiences to seek in future candidates and useful determinants in a director’s re-nomination and tenure. All incumbent director nominees complete questionnaires annually to update and confirm their background, qualifications and skills, and to identify any potential conflicts of interest.

When identifying prospective director nominees or making re-nomination decisions, the Nominating and Corporate Governance Committee considers those factors most relevant to the Company’s needs and also considers each individual in the context of the Board’s composition as a whole, with the objective of recruiting and recommending a slate of director nominees who can best sustain the Company’s success and represent shareholders’ interests by exercising sound judgment and informed decision-making aligned with our strategic priorities. Key factors include relevant knowledge and experience, range of background and experience, and expertise in certain core competencies and strategic skills including public company governance experience, finance and accounting, enterprise and emerging risk management, government and regulatory, management of a complex organization, our industries and end markets, technology, R&D, and innovation, operations, commercial strategy, enterprise and digital transformation, corporate development, and a global perspective. The Committee also assesses personal qualities of leadership, character, judgment, ethics and reputation, roles and contributions valuable to the business community, and the ability to act on behalf of shareholders.

While the Board believes director participation on other public company boards adds additional depth to our governance and risk oversight practices, the Board also expects that a director’s other commitments will not interfere with his or her duties as a Company director. The Nominating and Corporate Governance Committee and the Board take into account the nature and extent of a director’s other commitments when determining whether to nominate that individual for election or re-election. Under the Company’s Corporate Governance Guidelines, absent review and approval by the Nominating and Corporate Governance Committee, non-employee directors should not serve on more than three public company boards in addition to the Company’s Board (for a total of four public company boards), and an employee director should not serve on more than two public company boards in addition to the Company’s Board (for a total of three public company boards).

How We Evaluate the Board’s Effectiveness

26	CORNING 2025 PROXY STATEMENT

Corporate Governance and the Board of Directors

The Nominating and Corporate Governance Committee uses multiple sources for identifying director candidates, including executive search firms, its members’ own contacts, and referrals from other directors, members of management and the Company’s advisors. To maintain a pipeline for new directors, the Nominating and Corporate Governance Committee retains one or more executive search firms to help identify director prospects, perform candidate outreach, assist in reference and background checks, and provide other related services.

Director candidates recommended by shareholders in the manner described on page 102 will be considered in the same way the Nominating and Corporate Governance Committee evaluates candidates recommended by other sources. In addition, our by-laws permit a group of up to 20 shareholders who have owned a minimum of 3% of our outstanding capital stock for at least three years to submit director nominees for up to the greater of two directors or 20% of the board for inclusion in our proxy statement. See “Shareholder Proposals and Director Nominations for the 2026 Annual Meeting” on page 102 of this proxy statement.

Management Succession Planning

One of the Board’s primary responsibilities is ensuring that Corning has a high-performing management team in place. The Board oversees management succession planning, with our Lead Independent Director facilitating ongoing review and Board approval of succession and management development plans for the CEO and Senior Leadership Team. The goal of this ongoing process is to maximize the pool of internal candidates able to assume top management positions with minimal business interruption. In recent years, succession planning has resulted in the appointment of highly qualified executives in the Chief Financial Officer and Chief Technology Officer roles, both internal candidates, and the Chief Digital and Information Officer and Chief Human Resources Officer roles, both external candidates. At each meeting, the Board discusses succession planning for the Chief Executive Officer and other senior management positions in executive sessions. The Board has regular engagement with various levels of management at Board and committee meetings which gives directors additional exposure to the management pipeline.

CORNING 2025 PROXY STATEMENT	27

Corporate Governance and the Board of Directors

Director Independence

Currently, all directors but one (or 89%) are independent, and such independent oversight bolsters our success. Our Board has determined that each of our non-employee directors qualifies as “independent” in accordance with the listing requirements of the NYSE, applicable SEC rules and the Company’s director qualification standards. Mr. Weeks is not independent because he is an executive officer of Corning.

The NYSE listing requirements state that no director may be qualified as “independent” unless our Board affirmatively determines that the director has no material relationship with Corning. When making independence determinations, the Board considers all relevant facts and circumstances which might bar a director from being determined to be “independent,” including the NYSE criteria.

Our Corporate Governance Guidelines require the Board to make an annual determination regarding the independence of each of our directors. In making its independence determinations, the Board considered transactions, if any, that occurred since the beginning of 2022 between Corning and entities associated with our independent directors or members of their immediate family. The Board also reviewed information about each director’s business and personal activities as they may relate to Corning and Corning’s management. It considered that each of Mr. Brun, Mr. Ferguson, Ms. Henretta, Dr. Huttenlocher, and Mr. Martin are or were, during the previous three years, an employee, partner or affiliate of a company or organization that had a business relationship with Corning at some time during those years. The Board also considered: that Corning’s business relationships with each such company or organization were ordinary course/arm’s length dealings; no Corning director had a personal interest in, or received a personal benefit from, such relationships; any payments or contributions to or from each of these entities constituted less than the greater of $1 million, or 2% of such entity’s consolidated gross revenues in each of those years; that such relationships arose only from such director’s position as an employee, partner or affiliate of the relevant company with which Corning does business; that such director has no input or direct or indirect material interest in any of the business relationships or transactions; that such director had no role or financial interest in any decisions about any of these relationships or transactions; and that such a relationship does not bar independence under the NYSE listing requirements, applicable SEC rules or Corning’s director qualification standards.

Based on all the relevant facts and circumstances, the Board concluded that none of the director relationships mentioned above constituted a material relationship with Corning that represents a potential conflict of interest, or otherwise interferes with the exercise by any of these directors of his or her independent judgment with respect to Corning.

Policy on Transactions with Related Persons

The Board of Directors has a written policy requiring the full Board or a designated Board committee to pre-approve any transaction involving Corning in which one of our directors, nominees for director, executive officers, or greater than 5% shareholders, or their immediate family members, have a direct or indirect material interest and where the amount involved exceeds $120,000 in any fiscal year. As set forth in the Corporate Governance Guidelines, the Board has delegated to the Nominating and Corporate Governance Committee the responsibility for reviewing and approving any such transactions.

In determining whether to approve any such transaction, the Board or relevant committee must consider, in addition to other factors deemed appropriate, whether the transaction is on terms no less favorable to Corning than transactions involving unrelated parties. No director may participate in any review or approval of any transaction if he or she, or his or her immediate family member, has a direct or indirect material interest in the transaction. No related party transaction occurred in 2024 that required disclosure under this policy or under relevant SEC rules.

28	CORNING 2025 PROXY STATEMENT

Corporate Governance and the Board of Directors

Compensation and Talent Management Committee Interlocks and Insider Participation

Dr. Burns, Mr. Brun, Mr. Ferguson, Mr. Martin, and Dr. Rieman, as well as three directors, Richard T. Clark who retired effective May 2, 2024 and Kurt M. Landgraf and Hansel E. Tookes, who each retired effective November 1, 2024, served on the Compensation and Talent Management Committee during 2024. No member of the Compensation and Talent Management Committee that served during 2024 is now, or has ever been, an officer or employee of Corning. No member of the Compensation and Talent Management Committee had any relationship with Corning or any of its subsidiaries during 2024 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons. No Corning executive officer currently serves or served during 2024 on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on Corning’s Board or Compensation and Talent Management Committee.

Risk Oversight

Inherent in the Board’s responsibilities is the understanding and oversight of the various risks facing the Company. The Board does not view risk in isolation: risks are considered in virtually every business decision. The Board recognizes that it is neither possible nor prudent to eliminate all risk; indeed, purposeful and appropriate risk taking is essential for the Company to be competitive on a global basis and to achieve the Company’s long-term strategic objectives.

Effective risk oversight is of critical importance to our Board. The Board has implemented a risk governance framework designed to:

•	understand critical risks in the Company’s business and strategy;

•	allocate responsibilities for risk oversight among the full Board and its committees;

•	evaluate the Company’s risk management processes and whether they are functioning adequately;

•	facilitate open communication between management and Directors; and

•	foster an appropriate culture of integrity and risk awareness.

To learn more about risks facing the Company, you can review Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K. The risks described in our Annual Report on Form 10-K are not the only risks facing the Company. Additional risks and uncertainties not currently known or that may currently be deemed to be immaterial based on the information known to the Company also may materially adversely affect the Company’s business, financial condition or results of operations in future periods.

CORNING 2025 PROXY STATEMENT	29

Corporate Governance and the Board of Directors

Risks associated with current business status or strategic alternatives, including traditional enterprise risk as well as new emerging and ever evolving risks, are subjected to analysis, discussion and deliberation by management and the Board. Operationally, management reports periodically to the Board on the Company’s enterprise risk management (ERM) policies and procedures, and to the Audit, Information Technology, and Finance Committees on our top risks and compliance policies and practices. Management also provides a comprehensive annual report of top risks to the Board. The Chief Compliance Officer reports to the Audit Committee at each of its meetings on any relevant compliance issues, and annually presents an overview of the Company’s compliance function, processes and effectiveness.

Corning’s ERM program utilizes (1) a Risk Council chaired by our Executive Vice President and Chief Financial Officer and composed of Corning management and staff to aggregate, prioritize and assess risks, including strategic, financial, operational, business, reputational, governance and managerial risks; (2) an internal audit department; and (3) a Compliance Council, which reports regularly to the Audit Committee and reviews the Company’s compliance with laws and regulations of the countries in which we conduct business as well as disclosures made by the Company about relevant risks.

30	CORNING 2025 PROXY STATEMENT

Corporate Governance and the Board of Directors

The Board believes that the work undertaken by the committees of the Board, together with the work of the full Board and the Company’s management, enables the Board to effectively oversee Corning’s management of risk.

Cybersecurity Oversight

Corning’s Board plays a role in overseeing risks associated with cybersecurity threats. In particular, the Information Technology Committee of the Board is responsible for cybersecurity governance and has information security oversight as a key component of its charter. In all meetings, the IT Committee reviews the Company’s cybersecurity posture as well as any significant cybersecurity events. Corning’s Chief Digital and Information Officer (CDIO), in combination with Corning’s Chief Information Security Officer (CISO), briefs the IT Committee on cybersecurity activities and long-term cybersecurity strategies, as well as general cybersecurity trends that could have a material impact on the Company. On an annual basis, the CISO provides a cybersecurity update to the Board and participates in meetings with the IT Committee and Audit Committee to review significant cybersecurity risks and their impact, if any, on internal controls. At any time, Board members may raise concerns regarding the Company’s cybersecurity posture and recommend future changes to controls or procedures. The Company utilizes a multi-faceted information security training program for all employees. This includes a mandatory annual training as well as monthly, quarterly, and yearly deliverables and touch points uniquely crafted for certain groups of employees based on their roles and the specific security risks they face. Should a cybersecurity incident rise to the level of a corporate crisis, consistent with the Company’s corporate crisis response escalation protocols, the Board would be engaged.

Artificial Intelligence Oversight

Our management team and Board understand the business of technology and have experience driving innovation and product development, and believe that artificial intelligence carries significant opportunities and risks for the Company and the world. As such, our Board oversees the Company’s governance of artificial intelligence and related risks. Monitoring artificial intelligence risks and effectiveness is one of the primary responsibilities of the Information Technology Committee, which is composed of Board members who provide significant experience in computer science, artificial intelligence, and enterprise digital transformation. Senior leadership, including the CDIO, further discuss relevant aspects of our AI strategy with the Board, and in 2023, we introduced an Artificial Intelligence and Machine Learning Policy for the Company and our employees around the globe. The policy outlines standards to help employees access and use artificial intelligence and machine learning technology in a way that is safe and secure, and aligns with Corning’s Code of Conduct, Values, and other policies.

Sustainability Oversight

The Board believes that identifying risks and opportunities relating to sustainability is essential to the long-term viability of our Company and to deliver long-term value to shareholders. With respect to Board oversight of sustainability matters, our Board believes each committee of the Board should maintain oversight over the matters that fall within its scope. Our Nominating and Corporate Governance Committee provides primary oversight of general sustainability matters and other committees oversee such matters as fall within their scope. The appropriate Committees then report to the Board as appropriate. Using this approach, members of each committee can leverage their subject-matter expertise to oversee and advise the Board on matters most relevant to their committee’s area of responsibility. Our Vice President of Sustainability and Climate Initiatives, reporting to our Executive Vice President and Chief Financial Officer, has primary accountability for our sustainability strategy, performance and disclosures. These matters are managed through coordination of a cross-disciplinary team of senior corporate leaders. Our business leaders are responsible for implementing Corning’s sustainability efforts throughout their respective businesses, and employees can join our Sustainability Network, whereby they can make individual efforts in their communities and areas of activity.

CORNING 2025 PROXY STATEMENT	31

Corporate Governance and the Board of Directors

Beyond the Boardroom

The commitment of our Board extends well beyond preparation for, and participation at, regularly scheduled Board or committee meetings. Engagement outside of meetings provides our directors with additional insight into our business and our industry and gives them valuable perspectives on the performance of our Company, the Board, our CEO and other members of senior management, as well as on the Company’s culture and strategic direction.

Director Orientation

All new directors participate in our director orientation program. The program is lead by senior leaders and includes an immersive introduction to the Company through meetings to get to know key management, visits to Company facilities, and written reference material.

Access to Employees

All directors have full and free access to senior management and other employees during and outside of regularly scheduled meetings. Formal dinners and informal lunches with Board and committee meeting attendees, which may include full business and technology teams, provide directors with insight into how our teams function.

Shareholder Engagement

In addition to receiving regular updates on shareholder engagement, our Board, along with executive management, Investor Relations and the Corporate Secretary, takes an active role in reviewing and overseeing our shareholder engagement strategy and our Lead Independent Director engages directly with our largest investors to understand their perspectives on a variety of matters.

Periodic Briefings from
Management

Our senior management team provides our Board with regular business updates and periodic updates on major business developments, milestones, and important internal initiatives to keep the Board informed between regularly scheduled meetings on matters that are significant to our Company and industry.

Continuing Education

The Board encourages directors to participate in external continuing director education programs with associated expenses reimbursed by the Company. We also encourage Board members to gain credentials in specialized topics such as cybersecurity and artificial intelligence, and we reimburse them for related costs.

Site Visits

The Board visits our research campus to meet with dozens of employees working on our key innovation initiatives and participates in a technology showcase annually. If the Board is unable to visit our research campus in person, virtual Technology Showcases are held. The Board also meets at different Corning locations to see our manufacturing facilities, meet local employees and explore the Company’s culture.

32	CORNING 2025 PROXY STATEMENT

Corporate Governance and the Board of Directors

Compensation Risk Analysis

Corning does not use compensation policies or practices that create risks that are likely to have a material adverse effect on the Company.

Annually, the Compensation and Talent Management Committee instructs Frederic W. Cook & Co., Inc. (FW Cook) to undertake a risk assessment regarding the Company’s compensation policies and practices covering all employees, and reviews the this risk assessment each year in February. As part of its review this year, the committee evaluated the levels of risk-taking that potentially could be encouraged by our compensation arrangements, considering the arrangements’ risk-mitigation features, to determine whether they are appropriate in the context of our strategic plan and annual budget, our overall compensation arrangements, our compensation objectives, and Corning’s overall risk profile. Identified risk-mitigation features included the following:

•	The mix of cash and equity pay-outs tied to both short-term financial performance, mid-term financial performance, and long-term value creation;

•	The time vesting requirements in our long-term incentive plans, which help align the interests of employees to shareholders;

•	The use of multiple financial performance metrics that are readily monitored and reviewed, and aligned with the corporate and local plant and business unit objectives;

•	The rigorous budget and goal-setting processes that involve both top-down and bottom-up analyses;

•	The use of common performance metrics for incentives across Corning’s management team and all eligible employees with corporate results impacting the compensation of all Corning employees;

•	Internal advisory committees and plan caps that are intended to avoid imprudent risk-taking;

•	Our robust stock ownership, clawback, anti-hedging and anti-pledging policies for NEOs and other employees;

•	Multiple levels of review and approval of awards, including Compensation and Talent Management Committee approval of all officer and equity compensation; and

•	Immediate oversight of executive pay matters in mergers and acquisitions and unit compensation plans throughout the acquisition integration process and/or until fully integrated.

With the assistance of the annual risk assessment provided by FW Cook, the Compensation and Talent Management Committee concluded that Corning’s executive compensation program is balanced and does not reward inappropriate financial risk-taking.

Board and Shareholder Meeting Attendance

The Board of Directors met seven times in 2024. Attendance at Board and committee meetings averaged 98% in 2024, and each incumbent director attended no less than 85% of the meetings of the Board and committees on which the director served.

The Board has a policy requiring all directors to attend our Annual Meeting of Shareholders, absent extraordinary circumstances. All our directors attended our 2024 Annual Meeting of Shareholders.

Ethics and Conduct

We are committed to conducting business lawfully and ethically. Our directors, executive officers, and all Corning employees must act with honesty and integrity. We have a comprehensive Code of Conduct that applies to all Corning directors and employees that covers areas of professional conduct, including conflicts of interest, the protection of corporate opportunities and assets, employment policies, non-discrimination policies, confidentiality, vendor standards, and intellectual property, and requires strict adherence to all laws and regulations applicable to our business. Furthermore, our Code of Ethics for our Chief Executive Officer and Financial Executives requires business integrity, avoidance of conflicts of interest, and transparency. Our Board spends meaningful time with executive management at Board meetings, and other members of management at other Board events, where the relationships developed enable the Board to ensure that the Company maintains a culture of integrity, responsibility and accountability throughout the organization.

CORNING 2025 PROXY STATEMENT	33

Corporate Governance and the Board of Directors

We also have a supplemental “Code of Conduct for Directors and Executive Officers” that includes policies calling for strict observance of all laws applicable to our business, requires directors and executive officers to avoid any conflict between their personal interests and the interests of the Company in dealing with suppliers, customers, and other third parties, and imposes standards upon certain conduct in their personal affairs, including transactions in securities of the Company, any Company affiliate, or any unaffiliated organization. Each director and executive officer is expected to be familiar with and to follow these policies to the extent applicable to them. Any employee can provide an anonymous report of an actual or apparent violation of our codes of conduct. We will disclose any future amendments to, or waivers from, any provision of our codes of conduct involving our directors, our principal executive officer, principal financial officer, principal accounting officer, controller or other persons performing similar functions on our website within four business days following the date of any such amendment or waiver. No such waivers were sought or granted in 2024.

Lobbying and Political Contributions Policy

Corning encourages employees to participate in the political process on a personal basis. However, any use of Corning funds, property, resources or employee work time for U.S. political purposes — for example, to any U.S. political party, candidate or government official – is subject to Corning’s Lobbying and Political Contributions Policy and must be approved in advance by Corning’s Government Affairs office. Any contact with members of the U.S. Congress or executive branch officials on behalf of Corning, or any Corning contribution to U.S. government officials or payment related to these officials, must be approved by and coordinated through Corning’s Government Affairs office. Our policy can be found at investor.corning.com/investor-relations/governance/political-contributions/default.aspx.

Communications with Directors

Shareholders and interested parties may communicate concerns to any director, committee member or the Board by writing to the following address: Corning Incorporated Board of Directors, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831, Attention: Corporate Secretary. Please specify to whom your correspondence should be directed. The Board has instructed our Corporate Secretary to review correspondence directed to the Board and, at the Corporate Secretary’s discretion, to forward items that are appropriate for the Board’s consideration.

Corporate Governance Materials Available on Corning’s Website

In addition to our Corporate Governance Guidelines and Director Qualification Standards, other information relating to Corning’s corporate governance is available on the Investor Relations – Governance Overview section of our website at investor.corning.com/investor-relations/governance/overview/default.aspx including:

•	Corporate Governance Guidelines with Director Qualification Standards

•	Corning Incorporated By-Laws

•	Political Contributions and Lobbying Policy

•	Speak Up Policy

•	Code of Conduct for Directors and Executive Officers

•	Code of Ethics for Chief Executive Officer and Financial Executives

•	Our Code of Conduct

•	Audit Committee Charter

•	Compensation and Talent Management Committee Charter

•	Finance Committee Charter

•	Information Technology Committee Charter

•	Nominating and Corporate Governance Committee Charter
34	CORNING 2025 PROXY STATEMENT

Board of Directors’ Qualifications and Experience

Our Board comprises accomplished professionals with a broad range of skills and areas of expertise. The variety of knowledge and opinions represented on our Board is one of its core strengths. Moreover, we believe our directors’ wide range of professional experiences, backgrounds and education provides significant value to the Company, and we intend to continue leveraging this strength.

Ms. Henretta, Dr. Rieman, and Dr. Wrighton will retire from Corning’s Board at the 2025 Annual Meeting after 11, 25, and 16 years of service, respectively.

The following table describes key competencies and skills of our directors standing for re-election.

All directors other than Mr. Weeks are independent. Dr. Burns is our Lead Independent Director.

CORNING 2025 PROXY STATEMENT	35

Proposal 1 Election of Directors

Skills, Competencies, and Characteristics Currently Represented on the Board

The Nominating and Corporate Governance Committee determined that the core competencies and strategic skills listed below are inextricably linked to proper Board oversight of the Company. The Board Skills and Composition Matrix, which follows the chart below, sets forth which directors have considerable experience in each of these core competencies and strategic skills.

Core Competency	Description of the Competency and Explanation of Its Importance to Our Board
PUBLIC COMPANY GOVERNANCE EXPERIENCE	The Board is responsible for shaping the Company’s corporate governance priorities and structure, which must foster accountability and be transparent and responsive to our shareholders. Directors who have served on other public company boards can offer perspectives on board dynamics and operations, relations between the board and management, and oversight of matters that are vital to long-term shareholder value creation including board and management accountability, leading corporate governance practices, enterprise risk management, shareholder relations, succession planning, and other strategic, operational and compliance matters.
FINANCE AND ACCOUNTING	Corning is committed to strong financial discipline, effective allocation of capital, and an appropriate capital structure and, as a public company, is subject to certain auditing, accounting, and reporting requirements. The Board, particularly through its Audit Committee, is responsible for reviewing Corning’s complex financial statements and disclosures, overseeing financial reporting and internal controls, and monitoring internal and external auditors. Directors who have senior financial leadership experience at large global organizations and financial institutions, including an understand financial reporting and the auditing process, are important to Corning’s success.
ENTERPRISE AND EMERGING RISK OVERSIGHT	Corning considers risk management and risk oversight experience a key competency of most directors on our Board. We value experience both in traditional enterprise risk as well as emerging and ever-evolving risks such as cyber and information security risks as well as environmental and social risks. A robust cybersecurity environment is critical to protecting Corning’s technology infrastructure, intellectual property, manufacturing and operations, customer and employee information, and integrity as a modern global business. Additionally, an understanding of risks and opportunities around environmental sustainability and the social aspects of business models and the associated governance practices help to drive long-term sustainable value creation for shareholders and encourages effective oversight and transparency. Directors who possess risk management and oversight skills are best positioned to evaluate whether the Company’s risk culture, policies and procedures are effective and consistent with our determined risk appetite, strategy and business purpose.
GOVERNMENT AND REGULATORY	Corning’s businesses require compliance with a broad array of regulatory requirements and the ability to maintain relationships with various governmental entities and regulatory bodies. Directors who have experience with the government and regulatory landscape provide valuable advice and insight into navigating these regimes and the effects of governmental actions on Corning’s businesses.
MANAGEMENT OF A COMPLEX ORGANIZATION	Experience in the management of a complex business organization provides a beneficial understanding of organizations, processes, strategic planning and risk management. It also provides invaluable experience overseeing the attraction, motivation, development, and retention of qualified personnel in a competitive talent environment, which is critical to succession planning and to fostering a productive and safe corporate culture that encourages and promotes accountability, performance and affirmation. Directors with senior management experience in large, complex organizations can utilize these skills to help Corning assess, develop and implement our business, operational, and human capital management strategies.
36	CORNING 2025 PROXY STATEMENT

Proposal 1 Election of Directors

Strategic Skill	Description of the Skill and Explanation of Its Importance to Our Board
Expertise in Our Industries and End Markets	Corning seeks directors with experience in industries and end markets that utilize specialty glass, ceramics, and related materials and technologies, including telecommunications, consumer electronics, display technologies, life sciences, and automotive, among others, as well as experience in new, emerging end markets in which we expect to grow in accordance with our strategic priorities. This experience is critical to the oversight of Corning’s businesses and strategies and enabling a thorough understanding of the issues facing key industries and end markets as well as opportunities for growth.
TECHNOLOGY, R&D, AND INNOVATION	At Corning, our growth is fueled by a commitment to innovation. We succeed through sustained investment in research, development, and engineering, a unique combination of material and process innovation, and close collaboration with customers to solve tough technology challenges. Corning values directors who understand the business of technology and have experience anticipating technological trends and driving innovation and product development.
OPERATIONS	Operations are integral to the manufacturing of our products and efficient management of the enterprise. Furthermore, managing the challenges of a complex, multi-tiered supply chain is critical to the execution of Corning’s business goals. Corning values Board members who are knowledgeable about and possess experience in operations and supply chain management, and the risks inherent in both, so that the Board can oversee our efforts to improve our processes and products as well as drive efficiency and resiliency.
COMMERCIAL STRATEGY	A critical element of Corning’s success is its ability to develop strategies to grow sales and market share as well as establish new business models and partnerships with key players in our end markets. Directors with commercial experience contribute to Corning’s understanding of these strategies, partnerships, new business models and related opportunities.
ENTERPRISE AND DIGITAL TRANSFORMATION	Corning appreciates the importance of leveraging critical technology and systems to provide the speed, agility and data-driven insights necessary to improve customer interactions, operational efficiencies, and myriad other aspects of the way we do business. In particular, Corning believes that artificial intelligence carries opportunities and risks for both the Corporation and the world. Directors with experience in business processes, systems, artificial intelligence, and their evolution provide valuable insights in an era of digital transformation and enable the Board to make informed strategic decisions, manage risks and navigate the ethical and regulatory considerations associated with the adoption of these technologies.
CORPORATE DEVELOPMENT	Corning regularly looks to drive growth through strategic partnerships and business combinations. Directors with related experience, including assessment of potential partners and M&A targets for strategic and cultural fit, structuring and negotiating agreements, and integrating and streamlining operations, contribute to Corning’s understanding of these opportunities.
GLOBAL PERSPECTIVE	Corning is a global business with a presence in more than 40 countries. Corning values directors with the ability to drive growth in markets around the world, including an understanding of diverse competitive and operating environments, economic conditions, regulatory frameworks, and cultures. This experience provides valuable insight on how Corning should continue to grow and manage its businesses outside the United States.
CORNING 2025 PROXY STATEMENT	37

Proposal 1 Election of Directors

Board Skills and Composition Matrix

After considering the recommendations of the Nominating and Corporate Governance Committee, the Board has nominated the persons described below to stand for election. All nominees were elected by Corning’s shareholders at the 2024 Annual Meeting. All nominees consented to being named in this proxy statement and to serve as director if elected or reelected. The Board believes that each of these nominees is qualified to serve as a director of Corning considering their respective competencies, skills and qualifications, as further described below. Equally important, the Board believes this combination of backgrounds, skills and experiences creates a Board that is well-equipped to exercise oversight responsibilities for Corning’s shareholders and other stakeholders.

If elected by our shareholders, the nine director nominees will serve for a one-year term expiring at our 2026 Annual Meeting of Shareholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

FOR	Our Board unanimously recommends that shareholders vote FOR all of our director nominees.
38	CORNING 2025 PROXY STATEMENT

Proposal 1 Election of Directors

Corning’s Director Nominees

Committees • Audit • Compensation • Executive
Current Public and Investment Company Directorships • None
Public and Investment Company Directorships Held During the Past 5 Years • Broadridge Financial Solutions, Inc. • CDK Global, Inc. • Merck & Co., Inc.

Leslie A. Brun Director Since 2018. Age 72.

Chairman and Chief Executive Officer, Sarr Group LLC

Mr. Brun is chairman and chief executive officer of Sarr Group, LLC, co-founder, chairman and chief executive officer of Ariel Alternatives, LLC, senior advisor of G100, Council Advisors, World 50 and a member of the Council on Foreign Relations. He is also the founder and former chief executive officer and chairman of Hamilton Lane, where he served as chief executive officer and chairman from 1991 until 2005, former lead director of Merck & Co., Inc., former director and chairman of the board of Automatic Data Processing, Inc., former non-executive chairman of CDK Global, Inc., and a former director of Hewlett Packard Enterprise Company. In addition, Mr. Brun also served as a managing director and co-founder of the investment banking group of Fidelity Bank, and as a past vice president in the corporate finance division of E.F. Hutton & Co.

Experience, Skills and Qualifications of Particular Relevance to Corning:

As the current and former chief executive officer of several large investment organizations, Mr. Brun brings to the Board expertise in finance and investment banking, as well as overall operating and management experience. He has significant experience in identifying and evaluating investment opportunities across a range of industries. He also brings extensive public company directorship and committee experience, in particular with respect to the governance issues facing large public companies.

Top Skills Brought to Our Board

Public Company Governance Experience	Finance and Accounting	Enterprise and Emerging Risk Oversight
Government and Regulatory	Management of a Complex Organization	Corporate Development
Global Perspective
CORNING 2025 PROXY STATEMENT	39

Proposal 1 Election of Directors

Committees • Compensation • Executive • Nominating and Corporate Governance (Chair)
Current Public and Investment Company Directorships • HP Inc. • Kellanova (formerly Kellogg Company)
Public and Investment Company Directorships Held During the Past 5 Years • None

Stephanie A. Burns Director Since 2012. Age 70.

Retired Chairman and Chief Executive Officer, Dow Corning Corporation

Dr. Burns has nearly 40 years of global innovation and business leadership experience. Dr. Burns joined Dow Corning in 1983 as a researcher and specialist in organosilicon chemistry. In 1994, she became the company’s first director of women’s health. She was elected to the Dow Corning Board of Directors in 2001 and elected as president in 2003. She served as chief executive officer from 2004 until May 2011 and served as chair from 2006 until her retirement in December 2011.

Experience, Skills and Qualifications of Particular Relevance to Corning:

As the former chief executive officer of a major chemical company, Dr. Burns brings to Corning’s Board broad expertise in global innovation, directing scientific research, manufacturing and commercial management, and science and technology leadership. Reflecting the deep technical skills related to her Ph.D. in organic chemistry, and as the past honorary president of the Society of Chemical Industry, chair of the American Chemistry Council and member of President Obama’s President’s Export Council, Dr. Burns brings the perspectives of a leader in scientific innovation to the Board. Her background in organic chemistry and experience in oversight of complex manufacturing processes, including the polysilicon manufacturing process, which is key in the production of sustainable solar modules and semiconductors, as well as her global scientific innovation and manufacturing and commercial management expertise enable her strong leadership as our Lead Independent Director.

Top Skills Brought to Our Board
Public Company Governance Experience	Enterprise and Emerging Risk Oversight	Government and Regulatory
Management of a Complex Organization	Expertise in Our Industries and End Markets	Technology, R&D, and Innovation
Operations	Commercial Strategy	Global Perspective
40	CORNING 2025 PROXY STATEMENT

Proposal 1 Election of Directors

Committees • Audit (Chair) • Information Technology
Current Public and Investment Company Directorships • Merck & Co., Inc. • The Progressive Corporation
Public and Investment Company Directorships Held During the Past 5 Years • 3M Company • Akamai Technologies, Inc.

Pamela J. Craig Director Since 2021. Age 68.

Retired Chief Financial Officer, Accenture plc.

From 2006 through 2013, Ms. Craig served as chief financial officer of Accenture plc., a global management consulting, technology services and outsourcing company, following many other leadership roles in line management, consulting and operations during her 34 years with the company. She is also actively involved in charitable organizations focused on education and on the advancement of women in business, including The Women’s Forum of New York, New York University Stern School of Business, Junior Achievement of New Jersey, and is a member of the Board of Trustees of Smith College.

Experience, Skills and Qualifications of Particular Relevance to Corning:

Ms. Craig brings to Corning’s Board over 34 years of finance, management, operational, technology and international business expertise from her time as chief financial officer at Accenture. Her skills and experience as the CFO of Accenture are particularly relevant to the perspective she brings to the Audit Committee. In particular, she brings knowledge of business transformations, mergers and acquisitions, strategic planning and business process improvement. She also brings broad oversight and strategic skills from her time on the boards of several large, global public companies.

Top Skills Brought to Our Board

Public Company Governance Experience	Finance and Accounting	Enterprise and Emerging Risk Oversight
Operations	Enterprise and Digital Transformation	Corporate Development
Global Perspective
CORNING 2025 PROXY STATEMENT	41

Proposal 1 Election of Directors

Committees • Executive • Finance (Chair) • Nominating and Corporate Governance
Current Public and Investment Company Directorships • None
Public and Investment Company Directorships Held During the Past 5 Years • W. R. Grace & Co.

Robert F. Cummings, Jr. Director Since 2006. Age 75.

Retired Vice Chairman of Investment Banking, JPMorgan Chase & Co.

Mr. Cummings retired as vice chairman of Investment Banking at JPMorgan Chase & Co. in February 2016. He had served in that role since December 2010, advising on client opportunities across sectors and industry groups. Mr. Cummings began his business career in the investment banking division of Goldman, Sachs & Co. in 1973 and was a partner of that firm from 1986 until his retirement in 1998. He served as an advisory director at Goldman Sachs until 2002.

Experience, Skills and Qualifications of Particular Relevance to Corning:

Mr. Cummings brings nearly 50 years of investment banking experience to the Board; in particular, he brings expertise in public and private financing, business development, private equity, mergers and acquisitions, and other strategic financial issues. Additionally, he brings to the Board experience in the business development and growth of technology, telecommunications, and emerging businesses. Mr. Cummings’ expansive financial experience and broad skillset enable his effective leadership as Chair of our Finance Committee.

Top Skills Brought to Our Board

Public Company Governance Experience	Finance and Accounting	Enterprise and Emerging Risk Oversight
Expertise in Our Industries and End Markets	Corporate Development
42	CORNING 2025 PROXY STATEMENT

Proposal 1 Election of Directors

Committees • Compensation (Chair) • Nominating and Corporate Governance
Current Public and Investment Company Directorships • Alphabet, Inc. • International Flavors & Fragrances, Inc.
Public and Investment Company Directorships Held During the Past 5 Years • General Mills, Inc. • Blend Labs, Inc.

Roger W. Ferguson, Jr. Director Since 2021. Age 73.

Steven A. Tananbaum Distinguished Fellow for International Economics, Council on Foreign Relations

Mr. Ferguson is the Steven A. Tananbaum Distinguished Fellow for International Economics at the Council on Foreign Relations. He is also a partner and the Chief Investment Officer of Red Cell Partners, an incubation and venture capital enterprise focused on the health care and defense sectors. He is the past President and Chief Executive Officer of TIAA, a position he held from April 2008 until April 2021. He is also the former Vice Chairman of the Board of Governors of the U.S. Federal Reserve System. Prior to joining TIAA in April 2008, Mr. Ferguson was head of financial services for Swiss Re and Chairman of Swiss Re America Holding Corporation. From 1984 to 1997, he was an Associate and Partner at McKinsey & Company. He began his career as an attorney at the New York City office of Davis Polk & Wardwell.

Mr. Ferguson has been a national leader in banking and financial services for over 20 years as the former President and Chief Executive Officer of a Fortune 100 company and Vice Chairman of the Federal Reserve; he brings extensive banking, financial and executive leadership expertise to Corning’s Board.

Mr. Ferguson is a member of the Smithsonian Institution’s Board of Regents and the American Academy of Arts & Sciences. He also serves on the boards of the Institute for Advanced Study and Memorial Sloan Kettering Cancer Center. He is a fellow of the American Philosophical Society and a member of the Economic Club of New York, the Council on Foreign Relations, the Group of Thirty, and the National Association for Business Economics.

Experience, Skills and Qualifications of Particular Relevance to Corning:

Mr. Ferguson’s extensive background in economics and complex regulatory matters, and distinguished career as a financial services executive, enable him to provide invaluable insight to the Board in an evolving economic, regulatory and asset management industry landscape. In addition, his extensive experience as a public company director has afforded him the ability to gain a well-informed understanding of key corporate governance and executive compensation matters.

Top Skills Brought to Our Board
Public Company Governance Experience	Finance and Accounting	Enterprise and Emerging Risk Oversight
Government and Regulatory	Management of a Complex Organization	Corporate Development
Global Perspective
CORNING 2025 PROXY STATEMENT	43

Proposal 1 Election of Directors

Committees • Audit • Finance
Current Public and Investment Company Directorships • None
Public and Investment Company Directorships Held During the Past 5 Years • None

Thomas D. French Director Since 2023. Age 65.

Senior Partner Emeritus, McKinsey & Company, Inc.

Mr. French retired as a Senior Partner of McKinsey & Company in December 2019, and currently is Senior Partner Emeritus. Over his 33-year career in consulting, he served leading technology-driven industrial companies on strategy, marketing, governance, and organization design. He led the firm’s Global Marketing and Sales Practice for five years, the Americas Practice for seven years, and served on multiple firm governance committees. He is a trustee of several non-profit organizations.

Experience, Skills and Qualifications of Particular Relevance to Corning:

Mr. French brings four decades of management consulting experience to the Board. In particular, he brings deep familiarity with how global, technology-driven companies approach strategic planning, digital transformation, customer engagement, organization design, innovation, and matters of governance. Mr. French also provides significant experience with respect to the financial controls, risk management approaches, and financial reporting practices of complex global companies. He is also deeply versed in the dynamics of Corning’s end markets, including telecommunications, display glass, advanced materials, and consumer electronics. In his role leading McKinsey’s Marketing and Sales Practice, he gained unique insight into how innovation-driven industrial companies commercialize new technologies and build businesses.

Top Skills Brought to Our Board
Finance and Accounting	Enterprise and Emerging Risk Oversight	Expertise in Our Industries and End Markets
Commercial Strategy	Enterprise and Digital Transformation	Corporate Development
Global Perspective

44	CORNING 2025 PROXY STATEMENT

Proposal 1 Election of Directors

Committees • Finance • Information Technology
Current Public and Investment Company Directorships • Amazon.com, Inc.
Public and Investment Company Directorships Held During the Past 5 Years • None

Daniel P. Huttenlocher Director Since 2015. Age 66.

Dean, MIT Stephen A. Schwarzman College of Computing

Dr. Huttenlocher is the inaugural Dean of the MIT Schwarzman College of Computing. Prior to joining MIT, Dr. Huttenlocher served as dean and vice provost of Cornell Tech from 2012 to 2019 and worked for Cornell University from 1988 to 2012 in various positions. Before Cornell, Dr. Huttenlocher worked at Xerox Palo Alto Research Center and was Chief Technology Officer at Intelligent Markets, Inc. He has also served as the Chair of the John D. and Catherine T. MacArthur Foundation, an independent foundation that makes grants and impact investments to support non-profit organizations addressing global social challenges. Dr. Huttenlocher holds a Ph.D. in computer science and a Master of Science degree in Electrical Engineering, both from MIT.

Experience, Skills and Qualifications of Particular Relevance to Corning:

Dr. Huttenlocher is a renowned computer science researcher and educator, inventor, innovator and entrepreneur with two dozen U.S. patents. As the inaugural Dean of Schwarzman College of Computing, Dr. Huttenlocher plays a pivotal role in the college’s mission to be at the forefront of computer science, artificial intelligence research, and education. He brings to the Board years of research and experience in artificial intelligence and its societal impact. He also provides extensive experience in technology innovation and commercialization, customer experience and software. In addition, his understanding of technical computing deepens our understanding of the cybersecurity landscape.

Top Skills Brought to Our Board
Public Company Governance Experience	Enterprise and Emerging Risk Oversight	Expertise in Our Industries and End Markets
Technology, R&D, and Innovation	Commercial Strategy	Enterprise and Digital Transformation

CORNING 2025 PROXY STATEMENT	45

Proposal 1 Election of Directors

Committees • Compensation • Nominating and Corporate Governance
Current Public and Investment Company Directorships • Carmichael Investment Partners, LLC
Public and Investment Company Directorships Held During the Past 5 Years • None

Kevin J. Martin Director Since 2013. Age 58.

Vice President, Public Policy, Meta Platforms, Inc.

Mr. Martin is Vice President, Public Policy at Meta Platforms, Inc. Prior to joining Meta, he was a partner and co-chair of the telecommunications practice at Squire Patton Boggs, an international law firm (2009 to 2015). From March 2005 to January 2009, he was chairman of the Federal Communications Commission (FCC).

Mr. Martin has two decades’ experience as a lawyer and policymaker in the telecommunications field. Before joining the FCC as a commissioner in 2001, Mr. Martin was a special assistant to the president for Economic Policy and served on the staff of the National Economic Council, focusing on commerce and technology policy issues. He served as the official U.S. government representative to the G-8’s Digital Opportunity Task Force.

Experience, Skills and Qualifications of Particular Relevance to Corning:

With twenty-years of legal, telecommunications, technology, and policy experience, Mr. Martin brings exceptional experience to the Board as former chairman of the FCC. His extensive experience in regulation and government affairs, international relations, and the media, telecommunications and technology sectors provide a unique and important perspective on the global communications transformation in which Corning participates.

Top Skills Brought to Our Board
Public Company Governance Experience	Enterprise and Emerging Risk Oversight	Government and Regulatory
Expertise in Our Industries and End Markets	Technology, R&D, and Innovation	Global Perspective
46	CORNING 2025 PROXY STATEMENT

Proposal 1 Election of Directors

Committees • Executive (Chair)
Current Public and Investment Company Directorships • Amazon.com, Inc.
Public and Investment Company Directorships Held During the Past 5 Years • Merck & Co., Inc.

Wendell P. Weeks Director Since 2000. Age 65.

Chairman and Chief Executive Officer, Corning Incorporated

Mr. Weeks has served as the chief executive officer of Corning Incorporated since April 2005 and chairman of the board of directors since April 2007. He has held a variety of financial, commercial, business development, and general management positions across Corning’s businesses and technologies since he joined the company in 1983. He has earned 44 U.S. patents.

Mr. Weeks currently serves on the board of Amazon.com, Inc. and served on the board of Merck & Co., Inc. from February 2004 to May 2020. He is also on the board of trustees for the Corning Museum of Glass.

Experience, Skills and Qualifications of Particular Relevance to Corning:

Mr. Weeks’s leadership in many of Corning’s businesses, contributions to the development of numerous technologies, and experience over 20 years as Corning’s chief executive officer gives him a unique understanding of Corning’s workforce, business operations, life-changing innovations, customers and end markets. He has proven skill in the development of emerging innovations, new product lines and business models, and customer-related opportunities, in addition to his wide-ranging experience and knowledge of financial and accounting matters relevant to a global corporation.

Top Skills Brought to Our Board
Public Company Governance Experience	Finance and Accounting	Enterprise and Emerging Risk Oversight
Government and Regulatory	Management of a Complex Organization	Expertise in Our Industries and End Markets
Technology, R&D, and Innovation	Operations	Commercial Strategy
Corporate Development	Global Perspective
CORNING 2025 PROXY STATEMENT	47

The Compensation and Talent Management Committee sets director compensation at levels that ensure our directors are paid appropriately for their time commitment and responsibilities relative to directors at companies of comparable size, industry and scope of operations. The Compensation and Talent Management Committee believes that providing a competitive compensation package is important because it enables Corning to attract and retain highly qualified directors who are critical to the Company’s long-term success. Our objective is to pay non-employee directors competitively relative to comparable companies and for a significant portion of director compensation to be stock based. The Compensation and Talent Management Committee’s independent consultant, FW Cook, conducts an annual review of the director compensation levels relative to external best practices as well as Corning’s compensation peer group and advises the committee annually to ensure that compensation levels remain competitive.

The Company uses a combination of stock-based and cash compensation for its directors. Corning believes that a significant portion of director compensation should be linked to the Company’s performance over time. Therefore, a portion of the directors’ compensation is paid as an annual equity grant of restricted stock units (in 2024, 62% of annual retainer), which are not settled in shares of common stock until retirement or resignation from the Board, unless the director makes an election prior to the start of the calendar year to receive the RSUs either 1 year, 5 years, or 10 years after the grant date (subject to the Share Ownership Guidelines for directors).

Directors may defer receipt of all or a portion of their cash compensation and may defer receipt of their annual equity retainer (in RSUs) by electing distribution in up to 10 annual installments. Cash amounts deferred may be allocated to an account earning interest, compounded quarterly, at the rate equal to the prime rate of Citibank, N.A. at the end of each calendar quarter; a restricted stock unit account; or a combination of such accounts.

As an employee of the Company, Mr. Weeks is not compensated separately for service on the Board or any of its committees.

2024 Director Compensation

The following table outlines 2024 director compensation.

Annual Equity Grant	$225,000, comprised of 7,078 restricted stock units (valued as of the grant date) under our 2019 Equity Plan for Non-Employee Directors. The grants are approved by the Board annually at its February meeting and directors joining after the February meeting receive a pro-rated grant for that year.
Annual Cash Retainer	$110,000. The retainer amount is approved by the Board annually at its February meeting, and directors joining after the February meeting receive a pro-rated retainer for that year.
Lead Independent Director Additional Cash Compensation	$40,000
Committee Chair Additional Cash Compensation	Audit Committee Chair: $25,000 Compensation and Talent Committee Chair: $20,000 Other Committee Chairs: $15,000
Committee Member Additional Cash Compensation	Audit Committee Members: $18,000 Compensation and Talent Committee Members: $15,000 Other Committee Members: $10,000
48	CORNING 2025 PROXY STATEMENT

Director Compensation

In 2024, the directors below performed the specified leadership roles:

Name	Leadership Role
Mr. Clark, retired (January - May) / Dr. Burns (May - December)	Lead Independent Director
Mr. Landgraf, retired (January - October) / Ms. Craig (October - December)	Audit Committee Chair
Dr. Rieman (January - October) / Mr. Ferguson (October - December)	Compensation and Talent Management Committee Chair
Mr. Cummings	Finance Committee Chair
Mr. Tookes, retired (January - October) / Dr. Burns (October - December)	Nominating and Corporate Governance Committee Chair
Dr. Wrighton	Information Technology Committee Chair

Non-employee directors are reimbursed for expenses (including costs of travel, food, and lodging) incurred in attending Board, committee, and shareholder meetings. Directors are also reimbursed for reasonable expenses associated with participation in director education programs.

Directors’ Charitable Giving Programs

Although closed to directors joining the Board after October 5, 2016, Corning has a Directors’ Charitable Giving Program pursuant to which a director may direct the Company to make a charitable bequest to one or more qualified charitable organizations recommended by such director and approved by Corning up to $1,000,000 (employee directors) or $1,250,000 (non-employee directors) following his or her death. This program is directly funded from general corporate assets. Because the charitable deductions accrue solely to Corning, the directors derive no direct financial benefit from the program, and we do not include these amounts in the directors’ compensation. In 2024, all directors except Mr. Brun, Ms. Craig, Mr. Ferguson, and Mr. French were eligible to participate in the program.

Directors are also eligible to participate in the Corning Impact and Investment Matching Gifts Program for eligible charitable organizations. This program is available to all active Corning employees and directors. In 2024, the matching gift amount available on behalf of each participant in the program was $7,500 per calendar year.

Corning also pays premiums on our directors’ and officers’ liability insurance policies.

Changes to Director Compensation in 2025

In February 2025, the Board approved certain changes to director compensation proposed by the Compensation and Talent Management Committee in consultation with the committee’s independent consultant in order to remain competitive. Specifically, the non-employee directors’ annual equity grant increased from $225,000 to $235,000, the annual retainer for the Chair of the Compensation and Talent Management Committee increased from $20,000 to $25,000, and the annual retainer for the Chairs of the Finance, Information Technology, and Nominating and Corporate Governance Committees increased from $15,000 to $20,000.

CORNING 2025 PROXY STATEMENT	49

Director Compensation

2024 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Donald W. Blair(4)	$47,769	$75,024	$6,750	$129,543
Leslie A. Brun	143,000	225,010	0	368,010
Stephanie A. Burns(5)	181,615	225,010	0	406,625
Richard T. Clark(4)	64,038	75,024	0	139,062
Pamela J. Craig	143,769	225,010	5,000	373,779
Robert F. Cummings, Jr.	155,000	225,010	0	380,010
Roger W. Ferguson, Jr.	139,615	225,010	0	364,625
Thomas D. French	138,000	225,010	3,750	366,760
Deborah A. Henretta	131,846	225,010	0	356,856
Daniel P. Huttenlocher	130,000	225,010	0	355,010
Kurt M. Landgraf(4)	146,731	225,010	1,763	373,504
Kevin J. Martin	131,154	225,010	0	356,164
Deborah D. Rieman	150,385	225,010	0	375,395
Hansel E. Tookes II(4)	132,372	225,010	7,500	364,882
Mark S. Wrighton	145,000	225,010	7,500	377,510
(1)	Includes all fees and retainers paid in cash or deferred pursuant to the Corning Incorporated Non-Employee Directors’ Deferred Compensation Plan
(2)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock units granted pursuant to the 2019 Equity Plan for Non-Employee Directors. Assumptions used in the calculation of these amounts are included in Note 16 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2024 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 13, 2025. There can be no assurance that the grant date fair value amounts will ever be realized. The total number of restricted stock awards (RSAs), restricted stock units (RSUs) and RSU deferrals each Director had outstanding as of December 31, 2024 is shown in the table below. Total stock holdings for directors as of December 31, 2024 are shown in the “Beneficial Ownership of Directors and Officers” table.
(3)	The amounts in this column reflect charitable donation matches made by the Corning Impact and Investment Matching Gifts Program.
(4)	Blair and Clark retired from the Board effective May 2, 2024. Landgraf and Tookes retired from the Board effective November 1, 2024.
(5)	Burns was appointed as Lead Independent Director effective May 2, 2024, following Clark’s retirement.

The following shows the total number of RSAs, RSUs, and RSU deferrals each Director had outstanding as of December 31, 2024.
No options were granted to any Director in 2024, and as of December 31, 2024 no Director had any outstanding options.

Name	RSAs, RSUs and RSU Deferrals Outstanding at December 31, 2024
Donald W. Blair	75,175
Leslie A. Brun	40,533
Stephanie A. Burns	113,750
Richard T. Clark	32,078
Pamela J. Craig	20,968
Robert F. Cummings, Jr.	241,832
Roger W. Ferguson, Jr.	35,920
Thomas D. French	10,722
Deborah A. Henretta	114,018
Daniel P. Huttenlocher	62,870
Kurt M. Landgraf	193,819
Kevin J. Martin	98,131
Deborah D. Rieman	149,005
Hansel E. Tookes II	135,169
Mark S. Wrighton	107,554
50	CORNING 2025 PROXY STATEMENT

Stock Ownership Guidelines

We believe in the importance of equity ownership by directors and executive management as a direct link to shareholders, and require all directors, named executive officers (NEOs), and non-NEO executive management to achieve the required levels of ownership under our stock ownership guidelines within five years of their election, appointment or designation. Restricted, direct and indirectly owned shares, and current and deferred restricted stock units, each count toward our stock ownership guidelines. All directors and NEOs who have been so for five years or more currently comply with the guidelines.

DIRECTORS	CEO	OTHER NEOs and SENIOR LEADERSHIP TEAM MEMBERS

5X Annual Cash Retainer	6X Base Salary	3X Base Salary

Our directors and executive management are also subject to our anti-hedging and anti-pledging policies. For further information, see “Anti-Hedging Policy” and “Anti-Pledging Policy” on pages 74 and 75, respectively.

Delinquent Section 16(a) Reports

SEC rules require disclosure of those directors, officers, and beneficial owners of more than 10% of our common stock who fail to timely file reports required by Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act) during the most recent fiscal year. Based on review of reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2024, all Section 16(a) filing requirements were met, except that one Form 4 for Michaune D. Tillman, covering the acquisition of 18,618 shares of common stock, was not timely filed due to an inadvertent administrative error.

CORNING 2025 PROXY STATEMENT	51

Stock Ownership Information

Beneficial Ownership Table

The following table shows information as of December 31, 2024, unless otherwise indicated, regarding the beneficial ownership of Corning’s common stock by: (i) each person known to Corning to beneficially own more than 5% of the outstanding shares of Corning’s common stock based solely on Corning’s review of filings with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act; (ii) each director and nominee; (iii) each named executive officer as described in the section titled “Compensation Discussion & Analysis” beginning on page 54; and (iv) all current directors and executive officers as a group. As of December 31, 2024, 856,222,005 shares of our common stock were issued and outstanding.

	Shares Directly or Indirectly Owned(1)(2)(3)		Stock Options Exercisable Within 60 Days	RSUs and PSUs Vesting Within 60 Days	(A) Total Shares Beneficially Owned		Percent of Class	(B) RSUs and PSUs Not Vesting Within 60 Days(4)	Total of Columns (A) + (B)
The Vanguard Group	—		—	—	98,246,749	(5)	11.47%	—	—
Samsung Display Co., Ltd.	—		—	—	74,000,000	(6)	8.64%	—	—
BlackRock, Inc.	—		—	—	60,192,751	(7)	7.03%	—	—
Leslie A. Brun	0				0		*	40,533	40,533
Stephanie A. Burns	56,888				56,888		*	73,216	130,104
Pamela J. Craig	0				0		*	20,968	20,968
Robert F. Cummings, Jr.	151,199				151,199		*	177,146	328,345
Roger W. Ferguson, Jr.	6,938				6,938		*	35,920	42,858
Thomas D. French	0				0		*	10,722	10,722
Deborah A. Henretta	25,965				25,965		*	88,053	114,018
Daniel P. Huttenlocher	13,910				13,910		*	48,960	62,870
Kevin J. Martin	31,506				31,506		*	66,625	98,131
Deborah D. Rieman	100,813				100,813		*	49,392	150,205
Mark S. Wrighton	66,088				66,088		*	49,241	115,329
Wendell P. Weeks	874,281		474,609	20,973	1,369,863		*	699,939	2,069,802

Eric S. Musser	182,944		18,850	9,038	210,833		*	267,189	478,022
Edward A. Schlesinger	79,907		17,769	4,458	102,134		*	125,503	227,637
A. Hal Nelson III	65,429		41,857	5,374	112,660		*	119,264	231,924
Lewis A. Steverson	16,646		0	6,725	23,371		*	210,041	233,412
John Z. Zhang	0		12,529	2,475	15,004		*	124,315	139,319
All Directors and Executive Officers as a group (26 persons)	2,006,466	(8)(9)	669,984	67,131	2,743,581		*	2,778,409	5,521,990
*	Less than 0.50%
(1)	Includes shares of common stock subject to forfeiture and restrictions on transfer, granted under Corning’s Incentive Stock Plans.
(2)	Includes shares of common stock subject to forfeiture and restrictions on transfer, granted under Corning’s Restricted Stock Plans for non employee directors.
(3)	Includes shares of common stock held by The Bank of New York Mellon Corporation as the trustee of Corning’s Investment Plans for the benefit of the members of the group, who may instruct the trustee as to the voting of such shares. If no instructions are received, the trustee votes the shares in the same proportion as it votes the shares for which instructions were received. The power to dispose of shares of common stock is also restricted by the provisions of the plans. The trustee holds for the benefit of Weeks, Schlesinger, Musser, Nelson, Steverson and Zhang, and all executive officers as a group, the equivalent of 14,917; 0; 0; 4,880; 0; 0 and 24,045 shares of common stock, respectively. It also holds for the benefit of all employees who participate in the plans the equivalent of 6,537,189 shares of common stock (being .76% of the class).
(4)	The Restricted Stock Units (RSUs) and Performance Share Units (PSUs) represented entitled the holder to receive the same number of unrestricted shares of common stock upon the lapse of restrictions, at which point shareholders will have sole investment and voting power. RSUs and PSUs that will not vest within 60 days of the date of this table are not considered beneficially owned for purposes of the table and therefore are not included in the Total Shares Beneficially Owned column because the holders are not entitled to voting rights or investment control until the restrictions lapse. However, ownership of these RSUs and PSUs further aligns our Directors and Executive Officers’ interests with those of our shareholders.
(5)	Reflects shares beneficially owned by The Vanguard Group (Vanguard), according to a Schedule 13G/A filed by Vanguard with the SEC on February 13, 2024, reflecting ownership of shares as of December 31, 2023. Vanguard lists its address as 100 Vanguard Blvd., Malvern PA 19355. Vanguard has sole voting power and/or sole dispositive power with respect to 94,849,137 shares and shared voting power and/or shared dispositive power with respect to 3,397,612 shares. No Schedule 13G/A has been subsequently filed.
(6)	Reflects shares beneficially owned by Samsung Display Co., Ltd. (Samsung), according to a Schedule 13G/A filed by Samsung with the SEC on November 22, 2024, reflecting ownership of shares as of October 30, 2024. Samsung lists its address as 1, Samsung-ro, Giheung-gu, Yongin-si, Gyeonggi-Do, 17113, Republic of Korea. Samsung has sole voting power and/or sole dispositive power with respect to 74,000,000 shares and shared voting power and/or shared dispositive power with respect to 0.
(7)	Reflects shares beneficially owned by BlackRock, Inc. (BlackRock), according to a Schedule 13G/A filed by BlackRock with the SEC on January 26, 2024, reflecting ownership of shares as of December 31, 2023. Blackrock lists its address as 50 Hudson Yards, New York, NY 10001. BlackRock has sole voting power and/or sole dispositive power with respect to 60,192,751 shares and shared voting power and/or shared dispositive power with respect to 0 shares. No Schedule 13G/A has been subsequently filed.
(8)	Does not include 18,250 shares owned by the spouses of certain directors and executive officers as to which such directors and executive officers disclaim beneficial ownership.
(9)	As of December 31, 2024, none of our directors or executive officers have pledged any such shares.
52	CORNING 2025 PROXY STATEMENT

Our Board of Directors requests that shareholders approve the compensation of our Named Executive Officers (NEOs), pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), as disclosed in this proxy statement, which includes the Compensation Discussion and Analysis, the compensation tables and narrative disclosure on executive compensation.

While this vote is advisory and not binding on the Company, the Board of Directors values shareholder opinion and will consider the outcome of the vote in determining our executive compensation programs.

Say on Pay Proposal

Our Board maintains a “pay for performance” philosophy that forms the foundation for all Compensation and Talent Management Committee decisions regarding executive compensation. In addition, our compensation programs are designed to facilitate strong corporate governance, foster collaboration and support our short- and long-term corporate strategies.

The Compensation Discussion and Analysis portion of this proxy statement contains a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation and Talent Management Committee has made under those programs and the factors considered in making those decisions. Our shareholders have affirmed their support of our executive pay programs in our outreach discussions and in their ongoing support of our Say on Pay proposals. We believe that we have created a compensation program deserving of shareholder support.

For these reasons, the Board of Directors recommends that shareholders vote in favor of the resolution:

RESOLVED, that the compensation paid to the Named Executive Officers disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion & Analysis, the compensation tables and related narrative disclosure on executive compensation) is hereby APPROVED.

FOR	Our Board unanimously recommends a vote FOR the approval of our executive compensation as disclosed in this proxy statement.
CORNING 2025 PROXY STATEMENT	53

This Compensation Discussion & Analysis (CD&A) presents Corning’s executive compensation for 2024, including the compensation for our Named Executive Officers (NEOs). It also describes how this compensation aligns with our pay-for-performance philosophy and recognizes the achievement of corporate goals.

OUR NEOS IN FISCAL YEAR 2024 WERE:

Named Executive Officer	Role	Years in Role	Years at Corning
Wendell P. Weeks	Chairman and Chief Executive Officer (CEO)	20 Years as CEO	42 years
Edward A. Schlesinger	Executive Vice President and Chief Financial Officer	3 Years (7 years as Corporate Controller)	12 years
Eric S. Musser	President and Chief Operating Officer	5 Years (7 years as Executive Vice President)	39 years
A. Hal Nelson III	Senior Vice President and General Manager, Automotive, Life Sciences and Solar	1 year (4 years as SVP & GM, Automotive)	33 years
Lewis A. Steverson	Executive Vice President and Chief Legal and Administrative Officer	5 Years (7 years as Chief Legal Officer)	12 years
John Z. Zhang	Senior Vice President and General Manager, Display, Mobile Consumer Electronics and Corning Asia	1 Year (4 Years as SVP & GM, Display)	17 years

We chose to voluntarily disclose six NEOs this year as two of our operational leaders, Mr. Nelson and Mr. Zhang, have the same base salary, PIP target and LTI target. What differentiates the 2024 compensation of Mr. Nelson and Mr. Zhang is determined, in large part, by the performance of the specific businesses for which each leader is responsible, which will vary from year to year. Since either Mr. Nelson or Mr. Zhang could be disclosed as an NEO in any given year due to this dynamic, we felt that it was important to highlight that both play critical roles in our ongoing operational success as well as our future organizational succession planning, and note the relative importance we place on Mr. Nelson and Mr. Zhang regardless of the actual compensation differences attributable to this particular year.

CD&A Table of Contents

To assist you in finding important information, we call your attention to the following sections of the CD&A:

55	Executive Summary
59	2024 Performance Overview: Delivering a Successful First Year of Our Springboard Plan
63	2024 Executive Compensation Program Details for NEOs
71	Compensation Peer Group
74	Compensation Program – Other Governance Matters
75	Compensation and Talent Management Committee Report
76	2024 Compensation Tables
54	CORNING 2025 PROXY STATEMENT

Compensation Discussion & Analysis

Executive Summary

Plan Philosophy and Approach

Our compensation program is designed to attract and retain the most talented employees within our industry segments and to incentivize them to perform at the highest level while executing on our strategic priorities. In order to retain and motivate this caliber of talent, the Compensation and Talent Management Committee (the Compensation Committee) is committed to promoting a performance-based and team-based culture. Performance-based compensation is tied to financial metrics developed to incent management to deliver on our strategic priorities and our commitments to our shareholders. The majority of our executive compensation is directly aligned with our Company financial performance or linked to the value of our common stock.

Our key compensation program principles are as follows:

•	Pay for performance
•	Provide a competitive base salary
•	Apply a team-based management approach
•	Increase the proportion of performance-based incentive compensation for more senior positions
•	Align the interests of our executive group with shareholders

2024 Target Compensation Components

CEO	ALL OTHER NEOs

RSUs – Restricted Stock Units

PSUs – Performance Stock Units

CPUs – Cash Performance Units

CORNING 2025 PROXY STATEMENT	55

Compensation Discussion & Analysis

Our Short-Term Incentives

Short-term incentives are designed to reward NEOs for Corning’s consolidated annual financial and operational performance supporting our strategic priorities and team-based management approach. Corning has two short-term incentive plans: the Performance Incentive Plan (PIP) and GoalSharing.

PIP recognizes and rewards leaders for delivering the annual operating plan. 2024 PIP for NEOs was based 50% on corporate financial performance (of which, 75% was based on core EPS and 25% was based on core net sales) and 50% based on business financial performance (of which, 25% was based on core net sales, 20% on core gross margin percentage, 30% on core net profit after tax, and 25% on adjusted free cash flow, in each case, for the applicable division). The business score for all NEOs except Mr. Nelson and Mr. Zhang is based on the average business performance of our seven divisions. The business scores for Mr. Nelson and Mr. Zhang are the average performance for the divisions for which they are respectively responsible, which in the case of Mr. Nelson are certain divisions within our Environmental Technologies, Life Sciences, and Hemlock and Emerging Growth Businesses segments, and in the case of Mr. Zhang are certain divisions within our Display Technologies and Specialty Materials segments.

GoalSharing plans are local unit (generally local plant or business unit) performance plans designed to give every employee the opportunity to be rewarded for achieving business objectives. Employee GoalSharing plans are weighted 75% on local unit performance metrics (typically financial and/or continuous improvement objectives such as cost reduction, quality, or manufacturing performance) and 25% weighted on corporate financial performance. The GoalSharing payout for all NEOs except Mr. Nelson and Mr. Zhang is based on the average payout of all local unit plans. The GoalSharing payouts for Mr. Nelson and Mr. Zhang are based on the average payout of all the local unit plans for which they are respectively responsible.

Short-Term Incentives
Performance Incentive Plan (PIP) (Paid In Cash)	GoalSharing Plan (Paid In Cash)

*Metrics applicable to each of our seven divisions

56	CORNING 2025 PROXY STATEMENT

Compensation Discussion & Analysis

Our Long-Term Incentives

We believe it is important that our long-term incentives drive the success of our strategic priorities and generate long-term value for our shareholders. We also believe it is important for a significant portion of LTI to be in the form of equity to align our executives’ financial interests with those of our shareholders.

LTI awards are comprised of Performance Stock Units (PSUs) (45% of target), Cash Performance Units (CPUs) (25% of target) and Restricted Stock Units (RSUs) (30% of target). PSUs and CPUs pay out based on performance over a three-year period, while the RSUs vest after three years.

2024 CPU and PSU payouts will be based 70% on Adjusted Free Cash Flow, and 30% on Core Net Sales with annual results averaged over a three-year performance period (2024–2026). In addition, CPUs and PSUs are also subject to an ROIC modifier of up to +/- 10%, which acts as a multiplier, based on a pre-established three-year ROIC improvement objective.

Long-Term Incentives Paid in Cash (CPUs) and Equity (PSUs and RSUs)
Long-Term Incentives
CORNING 2025 PROXY STATEMENT	57

Compensation Discussion & Analysis

2024 Performance Metrics

Our key compensation metrics focus and align leadership on the key drivers for creating long-term value for our shareholders. In 2024, the Compensation Committee determined that core net sales, profitability (as measured by Core EPS) and a cash flow measure (as measured by adjusted free cash flow) were still the appropriate performance measures for 2024.

2024 Key Compensation Metrics

Award	Type	Metrics Used
GoalSharing (Cash)	Short-term/ Annual

25% corporate financial performance

75% local unit performance plans (the average of >100 local unit plans, or in the case of Mr. Nelson and Mr. Zhang, the average performance of local unit plans for which they are respectively responsible)

PIP (Cash)	Short-term/ Annual

50% corporate financial

•   25% core net sales, 75% core EPS

50% average business financial performance of seven divisions (or in the case of Mr. Nelson and Mr. Zhang, the divisions for which they are respectively responsible)

•   25% core net sales

•   20% core gross margin percentage

•   30% core net profit after tax

•   25% adjusted free cash flow

CPUs/PSUs	Long-term/ three-year measurement period

Performance period metrics, average of three one-year performance periods:

•   30% core net sales, 70% adjusted free cash flow

Long-term modifier: final result adjusted by a multiplier of +/-10%, based on ROIC improvement over the three-year performance period

THREE-YEAR PAY-FOR-PERFORMANCE RESULTS
(% of target)	2024	2023	2022
Short-Term Incentives (annual results):
PIP	175%*	51%	62.5%
GoalSharing (% of base salary vs. 5% target)	8.07%*	5.48%	5.65%
Long-Term Incentives:
CPUs and PSUs (annual result)	200%	56%	49%
CPUs and PSUs (3-year average result)	102%	93%	135%
x Three-year CPU/PSU ROIC modifier (up to +/- 10% multiplier)	-2.5%	+2.5%	+10%
CPU/PSU final result (3-year period ending)	99.45%	95.33%	148.5%
The Compensation Committee made no discretionary adjustments to compensation results in 2024 (positive or negative).

*Mr. Nelson’s 2024 payout will be 159% for PIP and 7.21% for GoalSharing. Mr. Zhang’s 2024 payout will be 191% for PIP and 8.26% for GoalSharing

In addition to the performance metric-driven compensation described above, 30% of each executive’s target Long-Term Incentive award is delivered in the form of time-based RSUs that will vest after three years. These RSUs are not tied to specific performance measures; however their value is impacted by changes in the Company’s stock price. The impact of our stock price on the value of these RSUs along with the three-year vesting period, help to further align the interests of our executives with those of our shareholders and provide an ongoing retention benefit for executives, in particular with respect to those executives who are not yet retirement-eligible.

58	CORNING 2025 PROXY STATEMENT

Compensation Discussion & Analysis

2024 Performance Overview: Delivering a Successful First Year of Our Springboard Plan

In 2024, we delivered on the first year of our Springboard plan to add more than $3 billion dollars in annualized sales and to achieve an operating margin of 20% by the end of 2026. For the full year 2024, we grew core net sales 6.5% to $14.5 billion. At the same time, we further demonstrated the incremental profit and cash flow embedded in the Springboard plan. Core EPS grew 15.3%, as we continued to improve core operating margin by a full percentage point to 17.5%, and we grew adjusted free cash flow by 42% to $1.25 billion.

PERFORMANCE RESULTS

$14.5B	$1.96	17.5%	$1.25B
Core net sales	Core EPS	Core operating margin	Adjusted free cash flow

These positive results were driven through the successful execution of year one of our Springboard plan. And as we enter 2025, we plan to build on our momentum. We’re well positioned to capture significant growth in all our businesses through 2026 and beyond, as cyclical and secular trends converge across our markets.

Achieving Key Strategic Milestones on Our Springboard Journey

In addition to the meaningful accomplishments we achieved toward the core financial components of the Springboard plan, we also executed on key strategic Springboard milestones, particularly in our Display Technologies and Optical Communications segments, which underscore the significant progress we’ve made against our plan.

Key highlights include:

•	Maintaining stable U.S. dollar net income in Display Technologies.We successfully implemented double-digit price increases in the second half of 2024 to help ensure we can maintain stable U.S. dollar net income in a weaker yen environment. We expect to deliver net income of $900 million to $950 million in 2025 and to deliver net income margin of 25%, consistent with the last five years. This provides a strong profitability base for Springboard growth.
•	Driving strong revenue growth in Optical Communications as cyclical and secular trends converge to drive demand for our unique products and capabilities.
	•	We introduced a new set of Gen AI products for inside the data center in mid-2024, and rapid adoption of those products drove sales in the Enterprise portion of our Optical Communications segment to a record $2 billion for the year, up 49% year over year.
	•	As part of an agreement with Lumen Technologies, which reserves 10 percent of our global fiber capacity for 2025 and 2026, we launched the first outside-plant deployment of Corning’s new Gen AI fiber-and-cable system that enables Lumen to fit anywhere from two-to-four times the amount of fiber into their existing conduit.
	•	We announced a multi-year supply agreement, valued at more than $1 billion, with AT&T to provide next-generation fiber, cable, and connectivity solutions to support the expansion of AT&T’s fiber network and help bring high-speed internet to more Americans.
CORNING 2025 PROXY STATEMENT	59

Compensation Discussion & Analysis

Our Performance Metrics in Context

In 2024, we again set rigorous performance metrics. The metrics we use to measure our performance continue to include core earnings per share (EPS), core net sales, and adjusted free cash flow, with a 3-year ROIC modifier on our LTI (see page 61 for details). These metrics and ROIC modifier were chosen because they are key drivers for creating long-term shareholder value and the financial indicators that best reflect the achievement of the strategic and operational objectives set out for our management team.

Corning’s outlook for 2024 was uncertain, with considerable headwinds in the first half of the year and improved customer demand expected but with the timing and magnitude uncertain. As a result, we set fairly flat targets for 2024 across our key performance metrics and provided the opportunity for upside for achievement of significantly higher stretch goals. NEO PIP and LTI targets were also kept flat for the year (except for Mr. Schlesinger who received an LTI market adjustment).

Our core EPS and core net sales performance represented 15.3% and 6.5% growth, respectively, yielding a maximum payout. Our adjusted free cashflow of $1.25 billion, represented a $373 million increase as compared to 2023 adjusted free cash flow, also yielding a maximum payout.

Share price performance is another important factor in evaluating performance. During 2024, our TSR was 60.6%, which was influenced by our performance against underlying metrics that support long-term shareholder value creation, including the financial and operational metrics identified as meaningful for our business. We believe Corning remains in a strong position to execute our leadership priorities and deliver sustainable shareholder value.

Our Performance Against Our Corporate Metrics
Core EPS: Measure of Corporate Profitability			Core Net Sales: Indicator of Short- and Long-term Success			Adjusted Free Cash Flow: Indicator of the Ability to Invest in Growth and Return Value to Shareholders
$1.70 2023 Actual Performance	$1.75 2024 Target	$1.96 2024 Actual Performance	$13.58 B 2023 Actual Performance	$13.6 B 2024 Target	$14.5 B 2024 Actual Performance	$0.88 B 2023 Actual Performance	$0.75 B 2024 Target*	$1.25 B 2024 Actual Performance
		+15.3% v. Prior Year			+6.5% v. Prior Year			+$0.37B v. Prior Year
ROIC Modifier: Target: 90 bps improvement over 2021 ROIC of 10.6% Result: ROIC 11.1%, 50 bps improvement for the three-year period 2022-2024						*Adjusted free cash flow goals are established yearly, independent of the prior year, as the Company’s cash needs, including capital, will vary year to year based on various strategic factors.

60	CORNING 2025 PROXY STATEMENT

Compensation Discussion & Analysis

Our Metrics and Why We Use Them

Core Earnings per Share (Core EPS):

Core EPS is our key measure of profitability.*

Core Net Sales:

Growing core net sales — both organically through innovation and through acquisitions — remains critical to our short- and long-term success.

*Corning budgets for share repurchases when establishing annual financial performance targets.

Adjusted Free Cash Flow:

Strong cash generation enables us to invest in future growth, sustain leadership in our markets and provide returns to shareholders, and financially strong during periods of uncertainty. It also requires us to carefully manage our capital investments.

Return on Invested Capital (ROIC):

We focus on ROIC because it reflects our ability to generate returns from the capital we have deployed in our operations. Earned CPUs and PSUs will be increased or decreased up to 10% as a multiplier based on Corning’s ROIC improvement over the three-year performance period.

Total Shareholder Return

Corning’s TSR, which consists of stock price appreciation and reinvestment of common dividends, is shown below for 1-, 3-, and 5-year periods. Our TSR significantly outperformed each of the S&P 500, S&P Equal Weight, and our Compensation Peer Group in the 1- and 3-year periods and outperformed both the S&P Equal Weight and our Compensation Peer Group in the 5-year period.

TSR PERFORMANCE As of December 31, 2024

CORNING 2025 PROXY STATEMENT	61

Compensation Discussion & Analysis

Shareholder Engagement

Favorable Say on Pay Results. At our 2024 Annual Meeting of shareholders, our Say on Pay proposal received support from 88% of votes cast. We have received an average of 90% support for our Say on Pay proposal over the past three years. We view this level of shareholder support as an affirmation of our current pay practices and pay for performance philosophy.

Shareholder Outreach. During the 2024-2025 outreach season, we contacted shareholders representing 52% of our outstanding shares to encourage engagement, and met with shareholders representing approximately 38% of our outstanding shares, including nine out of our ten largest shareholders.

Integrated Outreach Team	Robust Engagement Process

ASSESS AND PREPARE

Our Board develops our shareholder engagement priorities based on an analysis of the results of our annual meeting, recent governance and compensation trends, and shareholder feedback from regular engagement and via our participation in various conferences throughout the year.

REACH OUT AND ENGAGE

Our integrated outreach team engages with our largest investors to understand their perspectives on a variety of matters. During these engagements, we share crucial updates about our corporate governance and other aspects, and actively seek feedback.

RESPOND TO SHAREHOLDER FEEDBACK

In response to shareholder feedback, we enhance our policies, practices, and disclosures. We communicate significant updates and improvements made during the fiscal year through our proxy statement.

EVALUATE SHAREHOLDER FEEDBACK

Our Board regularly reviews shareholder feedback and identifies key themes. It also assesses opportunities to respond to shareholders, taking into account relevant best practices and trends in corporate governance.

During our off-season engagement calls, executive management, Board members, Investor Relations, Compensation and Benefits, and the Corporate Secretary engage with our largest investors to understand their perspectives on a variety of matters, including our ongoing Board refreshment efforts, alignment of our Board composition with our strategic priorities, executive compensation, corporate governance practices, leadership succession, human capital management, and sustainability practices.

Topics Discussed in 2024 Shareholder Outreach

Corporate Governance ✔ Board refreshment efforts ✔ Board composition and alignment of skills with our strategic priorities ✔ Leadership structure ✔ Oversight of emerging risks	People ✔ Executive compensation ✔ Succession planning ✔ Human capital management

Sustainability

✔    Sustainability goals, progress, investment and reporting

✔    Supply chain sustainability

✔    Science Based Targets initiative (SBTi) approval of Corning’s near-term science based emissions reduction target

✔    Evolving regulatory standards

62	CORNING 2025 PROXY STATEMENT

Compensation Discussion & Analysis

Investors were complimentary of actions that have been taken as part of our ongoing Board refreshment efforts including our efforts to align our Board composition with our strategic priorities, the appointment of Dr. Burns as our Lead Independent Director, and the refreshment of our committee leadership roles. We also received favorable feedback with respect to efforts related to energy reduction and mitigation of supply chain risks, and investors continue to be pleased with our strategic priorities, including our Springboard plan. We also heard general support of our executive compensation program and design. Shareholders were pleased with the use of our strategic metrics to align executive incentives with long-term value creation. We look forward to continuing these engagements and further incorporating shareholder feedback into our compensation program design.

Shareholder feedback is regularly shared with the full Board and incorporated as appropriate into decision-making. We have considered the views of our shareholders when making many of our governance, disclosure, and program design decisions in recent years, including:

•	Enhancing disclosure about our ongoing Board refreshment efforts and strategy
•	Enhancing our directors’ skills matrix, and highlighting those skills and competencies aligned to Corning’s strategic priorities
•	Expanding disclosure about the board’s role in strategic planning and risk oversight
•	Enhancing disclosure and governance regarding political contributions
•	Publishing a Global Impact Report, setting GHG emission reduction goals, and obtaining SBTI validation
•	Disclosing our annual EEO-1 Report
•	Adjusting our executive LTI program design
•	Adopting proxy access

We also communicate with shareholders through multiple forums, including quarterly earnings presentations, SEC filings, Proxy Statements, our online annual communications, our sustainability reporting, the Annual Meeting of shareholders, investor meetings and conferences and web communications.

2024 Executive Compensation Program Details for NEOs

Base Salary

Base salaries provide a form of fixed compensation and are reviewed annually by the Compensation Committee, which considers internal equity and individual performance, as well as competitive positioning, as discussed in the “Compensation Peer Group” section beginning on page 71. In 2024, all of our NEOs except Mr. Nelson and Mr. Zhang each received base pay increases of 4%, respectively, in line with the annual salary increase budget for all U.S. salaried employees. Mr. Nelson and Mr. Zhang each received a base pay increase of 8.7% in recognition of an expansion of their respective responsibilities.

Short-Term Incentives

Short-term incentives are designed to reward NEOs for Corning’s consolidated annual financial and operational performance supporting our strategic priorities and team-based management approach. Corning has two short-term incentive plans: the Performance Incentive Plan (PIP) and GoalSharing.

PIP targets are established by the Compensation Committee each February as a percentage of the NEO’s salary depending on the competitive marketplace and his or her level of experience. PIP payouts may be 0 to 200% of target, based on performance results.

CORNING 2025 PROXY STATEMENT	63

Compensation Discussion & Analysis

In 2024, PIP targets (as a percentage of base salary) for our NEOs were kept generally flat as follows:

NEO	2024 PIP Target (% of base salary)
Wendell P. Weeks	150% (unchanged from prior year’s target)
Edward A Schlesinger	90% (unchanged from prior year’s target)
Eric S. Musser	140% (unchanged from prior year’s target)
A. Hal Nelson III	80% (new NEO for 2024)
Lewis A. Steverson	95% (unchanged from prior year’s target)
John Z. Zhang	80% (new NEO for 2024)

PIP performance measures were 50% corporate financial performance (75% of which was based on core EPS and 25% on core net sales) and 50% business financial performance (average result of Corning’s seven divisions for all NEOs except Mr. Nelson and Mr. Zhang whose business financial performance results are based on the average result of the divisions for which they are respectively responsible). The 2024 business financial performance results were based on the following measures for each division: 25% core net sales, 20% core gross margin percentage, 30% core net profit after tax, 25% adjusted free cash flow, in each case, for the respective division.

2024 PIP payout was 175% of target for all NEOs expect Mr. Nelson and Mr. Zhang, whose 2024 PIP payouts were 159% and 191%, respectively. The payouts reflect a blended result based 75% on core EPS and 25% on core net sales, each of which were 200% of target.

GoalSharing is designed to motivate employees to work together to achieve the most critical goals in each local unit. All Corning employees are eligible for GoalSharing with a target opportunity generally equal to 5% of base salary. GoalSharing payouts may be 0% to 10% of base salary, and the payout is weighted 25% on corporate financial performance (using the same metrics as used for the PIP corporate financial measure) and 75% on the applicable local unit performance. NEOs’ GoalSharing is based 25% on corporate financial performance and 75% on the average of the results of all local unit plans for all NEOs except Mr. Nelson and Mr. Zhang whose GoalSharing is based 25% on corporate financial performance and 75% on the average of the results of the local unit plans for which they are respectively responsible. In 2024 the NEO’s GoalSharing paid out at 8.07% of base salary for all NEOs except Mr. Nelson and Mr. Zhang whose GoalSharing payouts were 7.21% of base salary and 8.26% of base salary, respectively.

See page 58 for details on the 2024 PIP and GoalSharing metrics and actual results for the year.

Long-Term Incentives

We believe it is important to link LTI metrics to financial measures that will drive the success of our strategic priorities and generate long-term value for our shareholders. We also believe it is important for a significant percentage of LTI to be in the form of equity to align our executives’ financial interests with those of our shareholders.

Our LTI construct for 2024 is as follows:

		Vehicle
	% of LTI Target	Cash	Equity	Performance-Based	Time-Based
Cash Performance Units (CPUs)	25%	✓		✓
Performance Share Units (PSUs)	45%		✓	✓
Restricted Stock Units (RSUs)	30%		✓		✓
64	CORNING 2025 PROXY STATEMENT

Compensation Discussion & Analysis

LTI targets are established by the Compensation Committee for each NEO annually in February.

In 2024, LTI targets for our NEOs were kept generally flat as follows:

NEO	2024 LTI Target Value
Wendell P. Weeks	$12,650,000 (unchanged from prior year’s target)
Edward A Schlesinger	$ 2,500,000 (increased by $150,000 to better align to external market benchmarks)
Eric S. Musser	$ 4,750,000 (unchanged from prior year’s target)
A. Hal Nelson III	$ 2,450,000 (new NEO for 2024)
Lewis A. Steverson	$ 3,800,000 (unchanged from prior year’s target)
John Z. Zhang	$ 2,450,000 (new NEO for 2024)

2024 Key Compensation Metrics

Award	Type	Metrics Used
GoalSharing (Cash)	Short-term/ Annual

25% corporate financial performance

75% local unit performance plans (the average of >100 local unit plans, or in the case of Mr. Nelson and Mr. Zhang, the average of local unit performance for which they are respectively responsible)

PIP (Cash)	Short-term/ Annual

50% corporate financial

•    25% core net sales

•    75% core EPS

50% average financial performance of our seven divisions (or in the case of Mr. Nelson and Mr. Zhang, the divisions for which they are respectively responsible)

•    25% core net sales

•    20% core gross margin percentage

•    30% core net profit after tax

•    25% adjusted free cash flow

CPUs/PSUs	Long-term/three-year measurement period

Performance period metrics, average of three one-year performance periods:

•    30% core net sales

•    70% adjusted free cash flow

Long-term modifier: result adjusted +/- 10% as a multiplier based on ROIC performance over the three-year performance period

Additional Context for Core Net Sales Metric

Core net sales, which is a metric used in both our STI (PIP) and LTI plans, is a primary indicator of Corning’s long- and short-term success. Evaluating performance against predetermined net sales targets provides insight into how well the Company has both retained and grown sales, accounting for both organic growth efforts and the impact of acquisitions.

We use core net sales as a performance measure in our annual GoalSharing and PIP plans because GoalSharing impacts every employee and PIP impacts over 8,000 employees. In this way, every employee has alignment with Corning’s growth goals. Core net sales is also included as a performance measure in the LTI plan, impacting approximately 320 executives, because those employees are responsible for driving the long-term financial growth of the Company.

Incorporating core net sales performance into both STI and LTI plans allows for a comprehensive evaluation of Corning’s ability to establish sustainable sales growth, which drives both short-and long-term value. Core net sales is a “duplicate goal” for only about 320 out of approximately 56,300 employees, and the Compensation Committee believes the increased focus on core net sales is appropriate for that smaller group of executives given the importance of sales growth for Corning over time.

CORNING 2025 PROXY STATEMENT	65

Compensation Discussion & Analysis

How Corning Uses Other Metrics

In addition to corporate financial measures, each year the Company establishes key operational objectives, typically linked to key business, technology, financial, supply chain and other goals. These operational objectives are, in turn, cascaded into division and operational unit annual objectives. Local unit GoalSharing plans contain goals linked to those unit objectives, creating alignment with the key Company operational objectives.

Other important initiatives such as sustainability, innovation and safety that the Company continuously monitors are factored into short-term incentives for employees directly responsible for such efforts. Acknowledging that specific operational objectives and other special initiatives are reflected in operational unit annual objectives and other focused short-term incentives, the Compensation Committee has elected to focus on key financial metrics in the design of executive compensation, as described in this CD&A.

2024 Performance and Compensation Alignment

In 2024, we began to see the results of our Springboard plan in action. Our excellent performance reflected the results of our actions taken during 2022 and 2023 to realign and improve our operational performance, which positioned us well for growth as our markets began to rebound. Core EPS increased 15.3%, core net sales grew 6.5%, and we delivered adjusted free cash flow of $1.25 billion. As a result of these significantly favorable results, each of our metrics reflected a payout at 200% of target with the exception of our ROIC modifier in our long term incentive plan, which was -2.5% based on a three-year 50 basis point improvement. The strength of these results has underscored confidence in our Springboard plan and is reflected in our favorable TSR performance (1 year TSR of 60.6%).

See page 59 for more performance highlights and page 61 for further TSR details.

Details of our financial targets for 2024 compared to 2023 actual results are shown on the chart on page 60.

66	CORNING 2025 PROXY STATEMENT

Compensation Discussion & Analysis

Details of 2024 Corporate Performance Targets and Results

2024 PIP PSUs & GoalSharing Corporate Performance Measures
(100% of PIP and 25% of GoalSharing)

Business Financial Performance Targets and Results

		Threshold	Target	Maximum
Business Financial Metric	Weight	(vs. prior year)	(vs. prior year)	(vs. prior year)
Core Net Sales	25%	-9%	1%	10%
Adjusted Free Cash Flow*	25%	N/A	N/A	N/A
Core Net Profit After Tax	30%	-8%	10%	26%
Core Gross Margin Percentage	20%	-1%	2%	4%
				Blended Result: 150**

*N/A because adjusted cash flow goals are set independently each year and not in reference to the prior year as the Company’s cash needs, including capital, will vary year to year based on various strategic factors.

**NEOs’ business financial performance result is based on the average financial performance of our seven divisions except for Mr. Nelson and Mr. Zhang whose business financial performance result is based on the average financial performance of the divisions for which they are respectively responsible, which resulted in blended results of 117% and 181%, respectively.

PIP: The final PIP payout for our NEOs is 175% of target, except Mr. Nelson and Mr. Zhang whose final PIP payouts are 159% and 191%, respectively.

GoalSharing: The final GoalSharing payout for NEOs is 8.07% of their base salaries for all NEOs except Mr. Nelson and Mr. Zhang whose GoalSharing payouts were 7.21% of base salary and 8.26% of base salary, respectively. GoalSharing is based on the blended result of 1) the corporate financial performance (200%, weighted at 25%) and 2) the average performance of over 100 local unit plans (148.5%, weighted at 75%) for all NEOs except Mr. Nelson and Mr. Zhang whose are the average performance of the local unit plans for which they are respectively responsible (125.6% in the case of Mr. Nelson and 153.5% in the case of Mr. Zhang, in each case, weighted at 75%).

LTI: 2024 CPU and PSU Performance Measures

PSUs and CPUs represent 45% and 25% of the annual target LTI value, respectively. Payout is based on cash generation and sales growth—measures that support our long-term financial health and success. The 2024 performance measures for PSUs and CPUs are:

1)	Adjusted free cash flow (70%) which focuses on generating cash to ensure the Company’s financial stability and to allow for investment in innovation and future growth as well as shareholder distributions, and
2)	Core net sales (30%) which focuses on growth.

CORNING 2025 PROXY STATEMENT	67

Compensation Discussion & Analysis

Actual CPUs and PSUs earned are based on the average of the actual performance for each year in the three-year period and are subject to an ROIC modifier of up to ±10% (for the years 2024, 2025 and 2026). CPUs and PSUs granted in 2024 will be vested and released (in the case of PSUs) and paid out (in the case of CPUs) in 2027 based on pre-established performance goals, which are set at the start of each respective year, and the three-year ROIC modifier which is established at the beginning of the three-year performance period, and acts as a multiplier of -10% to +10% to the three-year average at the end of the performance period (depending on ROIC improvement over the period).

See the description below for details on the 2024 PSU and CPU metrics and actual results for the year as well as the results for the 3-year plan ending in 2024, covering the performance period from 2022-2024.

RSUs represent 30% of the annual target LTI value. The number of RSUs granted is determined based on the closing stock price on the grant date (the first business day in April), and awards cliff vest approximately three years from the grant date.

2024 CPU & PSU Performance Measures

*Adjusted free cash flow goals are set independently each year and not with reference to prior years’ goals or results as the Company’s cash needs, including capital, will vary year to year based on various strategic factors.

2022-2024 CPU and PSU ROIC Modifier (Multiplier)
3-year ROIC Improvement

Starting Point - December 31, 2021 - ROIC: 10.6%

We define ROIC for compensation purposes as core net income before interest, divided by invested capital. Core net income before interest is calculated using constant exchange rates for Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar, Mexican peso, and the euro against the U.S. dollar, and a constant tax rate of 21%. Invested capital is the sum of total equity plus debt less derivative assets and liabilities. Although ROIC improved by 50 basis points over the 3-year period, this fell short of our target resulting in an ROIC modifier of -2.5% on the +/-10% scale.

Please see page 8 for more information about our Core Performance Measures and Appendix A for a reconciliation of the non- GAAP measures to the most directly comparable GAAP financial measures.

68	CORNING 2025 PROXY STATEMENT

Compensation Discussion & Analysis

CPUs and PSUs — Our Three-Year Performance — How It Works

The following illustration shows how earned CPUs and PSUs are calculated at the end of the three-year performance period. The 2024 performance result is the third performance year of the three-years ending in 2024 (2022, 2023 and 2024), which is averaged and then subject to the ROIC modifier, which is a multiplier (of up to +/- 10%) on the average result.

*Performance targets are generally established in February each year for the calendar year. See page 68 for performance measures and results for the applicable year.

**3-year ROIC improvement target is established at the beginning of each three-year performance period. See page 68 for the 2022-2024 performance measures and results.

In addition to the performance metric-driven compensation described above, 30% of each executive’s target Long-Term Incentive award is delivered in the form of time-based RSUs that will vest after three years. These RSUs are not tied to specific performance measures; however their value is impacted by changes in the Company’s stock price. The impact of our stock price on the value of these RSUs along with the three-year vesting period, help to further align the interests of our executives with those of our shareholders and provide an ongoing retention benefit for executives, in particular with respect to those executives who are not yet retirement-eligible.

CEO Compensation

Over the past twenty years, under the leadership of Mr. Weeks, Corning has grown significantly, achieved the lowest cost position and market leadership in key businesses, and created new-to-the-world product categories, such as Corning® Gorilla® Glass, heavy-duty diesel substrates and filters, customized fiber-to-the-home solutions and Corning Valor® Glass.

Mr. Weeks’ significant experience and tenure as a CEO has been of value to the Company and its Directors as we successfully navigated the pandemic, supply chain disruptions, and the recent economic volatility and inflationary headwinds. Mr. Weeks has also been integral to the implementation of our Springboard plan, which we expect will continue to add significant annualized sales growth while leveraging existing capacity and technical capabilities to generate incremental profit and cash flow. Given the uncertainty in 2024 outlook, the Compensation Committee chose to be conservative with Mr. Weeks’ compensation for 2024 despite his track record and strong performance. Mr. Weeks’ base salary was increased by 4% which was in line with average increases for all U.S. salaried employees, and other elements of his pay remained unchanged. Mr Weeks’ compensation in 2024 as follows:

•	Base salary – increased by 4% in line with average increases for all U.S. salaried employees.
•	Short-Term Incentives – 2024 PIP and GoalSharing targets were unchanged at 150% and 5% of base salary, respectively.
•	Long-Term Incentives – target was unchanged at $12.65 million.

Ninety-one percent of Mr. Weeks’ target pay is directly tied to Corning’s business, operating and financial performance or stock price (via equity).

CORNING 2025 PROXY STATEMENT	69

Compensation Discussion & Analysis

Robust Compensation Program Governance

Corning has rigorous and robust governance with respect to its executive compensation plan:

What We Do	What We Don’t Do

✓  Close alignment of pay with performance over both the short- and long-term horizon, and delivery of the goals of our strategic priorities

✓  Mix of cash and equity incentives tied to short-term financial performance and long-term value creation

✓  CEO total compensation targeted within a competitive range of the Compensation Peer Group median

✓  Caps on payout levels for annual incentives in a budgeted down-cycle year

✓  Significant NEO share ownership requirements

✓  Anti-hedging and pledging policies

✓  Clawback policy applicable to both cash and equity compensation

✓  Minimum twelve-month vesting period for restricted stock or restricted stock unit awards in the employee equity plan

✓  All members of the Compensation Committee are independent

✓  Independent compensation consultant advises the Compensation Committee

✓  History of demonstrated responsiveness to shareholder concerns and feedback, and ongoing commitment to shareholder engagement

✓  Limited and modest perquisites that have a sound benefit to the Company’s business

x   No tax gross-ups or tax assistance on perquisites

x   No repricing or cash buyout of underwater stock options without shareholder approval

x   No excise tax gross-ups for officer agreements executed after July 2004

Employee Benefits and Perquisites

Employee Benefits: Our NEOs are eligible to participate in the same employee benefits plans as all other eligible U.S. salaried employees. These plans include medical, dental, life insurance, disability, matching gifts, qualified defined benefit and defined contribution plans. We also maintain non-qualified defined benefit and defined contribution retirement and long-term disability plans with the same general features and benefits as our qualified plans for all U.S. salaried employees affected by tax law compensation, contribution or deduction limits.

In addition to the standard benefits available to all eligible U.S. salaried employees, the NEOs are eligible for the benefits and perquisites described in this section.

Executive Supplemental Pension Plan (ESPP): We maintain an ESPP to reward and retain long-serving individuals who are critical to Corning’s innovations. Our non-qualified ESPP covers about 21 active participants, including all NEOs. The percentage of cash compensation earned as a retirement benefit under the ESPP is a maximum of 50% of final average pay for 25 or more years of service. The definition of pay used to determine benefits includes base salary and annual cash bonuses. Long-term cash or equity incentives are not included and do not affect retirement benefits. Executives must have at least ten years of service to be vested under this plan. As of December 31, 2024, all NEOs meet the ten-year vesting requirement.

While we seek to maintain well-funded qualified retirement plans, we do not fund our non-qualified retirement plans.

For additional details of the ESPP benefits and plan features, please refer to the section entitled “Retirement Plans” beginning on page 83.

Executive Physical and Wellness: All executives are eligible for an annual physical exam in addition to wellness programs sponsored by Corning for all employees. The cost of the physical is reported under perquisites in the Summary Compensation Table.

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Compensation Discussion & Analysis

Other Executive Perquisites: We provide the NEOs with an allowance that can be used for home security, modest personal aircraft usage, and limited financial counseling services. Each NEO is responsible for all taxes on the imputed income resulting from these perquisites.

Given the limited commercial flight options available in the Corning, New York area, the Compensation Committee believes that a well-managed program of limited personal aircraft use provides an extremely important benefit at a reasonable cost to the Company. We closely monitor business and personal usage of our planes and limit personal usage to keep it at a low percentage of total usage. The Compensation Committee establishes annual personal aircraft usage caps under this program (both in absolute dollar value and hours) for each NEO. The established cap for the CEO and Chief Operating Officer (COO) was $170,000 in the case of Mr. Weeks, $162,500 in the case of Mr. Musser, and 100 hours for each. The cap for the other NEOs was approximately three-quarters of the CEO cap or lower. Actual utilization in 2024 fell well below these caps. For additional details, refer to footnotes relating to “All Other Compensation” included with the Summary Compensation Table beginning on page 76.

Relocation and Expatriate-Related Expenses: As part of our global mobility program, our policies provide that employees who relocate to another country at our request are eligible for certain relocation and expatriate benefits to facilitate the transition and international assignment. These benefits include moving expenses, allowances for housing and goods and services, and tax assistance. These policies are intended to recognize and compensate employees for incremental costs incurred in connection with moving or with living and working outside of the employee’s home country. The goal of these relocation and expatriate assistance programs is to ensure that employees are not financially advantaged or disadvantaged because of their relocation and/or international assignment, including related taxes. In 2024, Mr. Zhang was eligible for expatriate benefits due to his temporary international assignment to Shanghai, China. These amounts are included in footnote 5, section (iii) to the Summary Compensation Table on page 78.

Executive Severance: We have entered into severance agreements with each NEO. The severance agreements provide clarity for both Corning and the executive if the executive’s employment terminates. By having an agreement in place, we avoid the uncertainty, negotiations and potential litigation that may otherwise occur in the event of termination. The agreements are competitive with market practices at many other large companies and are helpful in retaining senior executives. Additional details can be found under “Arrangements with Named Executive Officers – Severance Agreements” beginning on page 86.

Executive Change-in-Control Agreements: The Compensation Committee believes that it is in the best interests of shareholders, employees and the communities in which Corning operates to ensure an orderly process if a change in control were to occur. The Compensation Committee also believes it is important to prevent the loss of key management personnel (who would be difficult to replace) that may occur in connection with a potential or actual change in control. Therefore, we have provided each NEO with a change-in-control agreement (separate from the severance agreements described above). The change-in-control agreements provide that an executive’s employment must be terminated or effectively terminated in connection with a change in control to receive severance benefits. Additional details about the specific agreements can be found under “Arrangements with Named Executive Officers – Change-in-Control Agreements” beginning on page 88.

In 2012, the Compensation Committee approved updated forms of agreements for all corporate officers entering into severance and change-in-control agreements after July 2004. These agreements contain no provision for gross ups for excise taxes and cap severance and other benefits at 2.99 times base salary plus target bonus, with cash severance for most officers limited to 2 times base salary plus target bonus. All NEOs except Mr. Weeks have the new form of agreements, whereas Mr. Weeks has a grandfathered agreement that was entered into prior to July 2004.

Compensation Peer Group

Corning is a diversified technology company with five reportable business segments. Most of our businesses do not have U.S. public company peers. Most of our businesses compete with non-U.S. companies in Asia and Europe, or privately held companies that do not provide comparable executive compensation disclosure and, while such businesses may be a competitor to one of our businesses, are not appropriate peers to our Company as a whole. In attempting to identify peer companies for compensation purposes, Corning must look to globally diversified companies or innovation companies in other industries to find organizations of similar size and complexity (when viewed in terms of revenues, net income, market capitalization, assets

CORNING 2025 PROXY STATEMENT	71

Compensation Discussion & Analysis

and number of employees). These companies, and not competitors to our individual businesses, are those included in our Compensation Peer Group.

•   Our largest competitors and most relevant financial performance peers are not U.S. public companies.

•   As a result, Corning looks to globally diversified companies or innovation companies in other industries to find companies of similar size and complexity.

We currently participate in and use several executive compensation surveys for NEO positions. Primary surveys are the Willis Towers Watson General Industry Executive Compensation Survey, the Equilar TrueView Survey and the Radford Total Compensation Database for Executives. These surveys provide general market data for relevant positions in companies with revenues and market capitalization similar to Corning’s in both the technology industry and in general industry.

2024 Compensation Peer Group

Our 2024 Compensation Peer Group is set forth below.

Given the growth of the Company over the past several years, in 2022 the Compensation Committee (with the assistance and advice of its consultant, Frederic W. Cook & Co., Inc.) reviewed and approved changes to the Compensation Peer Group removing two companies (Thermo Fischer Scientific and Broadcom) and adding seven new companies (Honeywell International, 3M Company, Illinois Tool Works, Emerson Electric, Amphenol Corporation, IQVIA Holdings and DuPont de Nemours). This had the net effect of increasing the Compensation Peer Group from 21 companies to 26 companies with the goal of creating a data set of sufficient size which would not require further update for several years, outside of adjustments for peer M&A activity, etc. No changes were made to the Compensation Peer Group in 2024.

3M Company	Cummins Inc.	Illinois Tool Works, Inc.	PPG Industries, Inc.
Advanced Micro Devices, Inc.	Danaher Corporation	IQVIA Holdings, Inc.	QUALCOMM, Inc.
Agilent Technologies, Inc.	Dover Corporation	Juniper Networks, Inc.	Rockwell Automation, Inc.
Amphenol Corporation	DuPont de Nemours, Inc.	L3Harris Corporation	TE Connectivity Limited
Applied Materials, Inc.	Eaton Corporation PLC	Medtronic, Inc.	Texas Instruments Incorporated
BorgWarner, Inc.	Emerson Electric Co.	Motorola Solutions, Inc.
Boston Scientific Corporation	Honeywell International Inc.	Net App, Inc.

The Company utilizes a fair and challenging Compensation Peer Group as a reference point when setting its executive compensation. The Company’s ranking (using GAAP measures, where applicable) versus the Compensation Peer Group is indicated below.

COMPARISON, CORNING VERSUS COMPENSATION PEER GROUP

(in millions, except for Employees)
Revenue	Total Assets

Employees

72	CORNING 2025 PROXY STATEMENT

Compensation Discussion & Analysis

Corning uses the Compensation Peer Group solely as a reference point, in combination with broader executive compensation surveys, to assess each NEO’s target total direct compensation (i.e., base salary, STI and LTI target bonus, and the grant date fair value of long-term incentives). Our goal is to position our CEO’s target total direct compensation within a competitive range of the Compensation Peer Group median. Median target total direct CEO compensation in the Compensation Peer Group was determined to be $17.5 million, and 75th percentile target total direct CEO compensation was $20.0 million, compared with Corning target total direct CEO compensation of $16.8 million. The Compensation Committee deems this market position for CEO pay to be appropriate given (a) Mr. Weeks’ strong performance in managing the complexity of the Company and (b) his years of experience in the role. Beyond the CEO, external data serves as a reference point, with internal equity and individual performance and impact being more important considerations in establishing a base salary and target total direct compensation for the other NEOs.

CORNING 2025 PROXY STATEMENT	73

Compensation Discussion & Analysis

Compensation Program – Other Governance Matters

Role of Compensation Consultant

The Compensation Committee has sole authority to retain and terminate its compensation consultant and approve the consultant’s fees and all other terms of engagement. Since 2014, the Compensation Committee has retained executive compensation experts from Frederic W. Cook & Co., Inc. (FW Cook).

In 2024, FW Cook attended all Compensation Committee meetings. FW Cook advises the Compensation Committee on all matters related to NEO and director compensation and assists the Compensation Committee in interpreting its data and recommendations received from the Company.

In 2024, the Company engaged Compensation Advisory Partners LLC (CAP) and Willis Towers Watson (WTW) to assist management and the Compensation Committee with various executive compensation matters and disclosures.

The Compensation Committee reviewed the independence of FW Cook, CAP and WTW pursuant to SEC and NYSE rules and concluded that each firm’s work for the Compensation Committee did not raise conflicts of interest concerns. FW Cook provides no services to Corning other than the services rendered to the Compensation Committee.

Role of Executive Management in the Executive Compensation Process

Corning’s Chief Human Resources Officer and SVP, Global Compensation and Benefits, working closely with other members of Corning’s Human Resources, Law and Finance departments, are responsible for designing and implementing executive compensation programs and discussing with the Compensation Committee significant proposals or topics that affect executive compensation at the Company. The SVP, Global Compensation and Benefits, formulates the target total compensation recommendations for all executive officers (except the CEO) and reviews the recommendations for each of the other NEOs with the CEO. The NEOs do not recommend or suggest individual compensation actions that benefit them personally. The CEO may propose adjustments he deems appropriate before management’s recommendations are submitted to the Compensation Committee. Recommendations for the CEO’s compensation are prepared by the Compensation Committee’s independent compensation consultant (FW Cook) and are not discussed or reviewed with the CEO prior to the Compensation Committee’s review and the CEO is not present for discussion of his compensation by the Compensation Committee. The Compensation Committee recommends the CEO’s compensation to the Board annually for approval.

After the annual budget is finalized each year, the Compensation Committee receives management’s recommendations for the annual bonus and long-term incentive plans performance metrics and sets the final targets for the year.

The CFO and the Corporate Controller attend the annual Compensation Committee meeting to review the CD&A and at least one of them attends the portion of the February Compensation Committee meeting where performance metrics are reviewed.

Clawback Policy

The Compensation Committee of the Board has adopted a formal Compensation Clawback Policy, as required by the NYSE Listing Standards. The Clawback Policy provides for the recovery of incentive-based compensation erroneously received by current or former executive officers during the three fiscal years immediately preceding the year in which the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. The requirements under the Clawback Policy are separate from any recoupment required by the Sarbanes-Oxley Act of 2002. The Compensation Committee also has discretion to seek recovery of any amount that it determines was received otherwise inappropriately by such individuals.

Anti-Hedging Policy

Our written insider trading policy, which governs trading activity by directors, officers and employees, and certain of their family members, prohibits selling or buying publicly traded options on Corning stock, or trading in any Corning stock derivatives. Additionally, the policy prohibits engaging in transactions in which the covered party may profit from short-term speculative swings in the value of Corning stock utilizing “short sales” or “put” or “call” options. For more information, see our written Insider Trading Policy, which is filed as an exhibit to our Annual Report on Form 10-K.

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Compensation Discussion & Analysis

Anti-Pledging Policy

Our written insider trading policy, which governs trading activity by directors, officers and employees, and certain of their family members, prohibits holding Corning stock in a margin account or pledging Company securities as collateral for a loan. For more information, see our written Insider Trading Policy, which is filed as an exhibit to our Annual Report on Form 10-K.

Accounting Implications

In designing our compensation and benefits programs, we review the accounting implications of our decisions. We seek to deliver cost-effective compensation and benefit programs that meet both the needs of the Company and our employees.

Compensation and Talent Management Committee Report

The Compensation Committee, which is composed entirely of independent directors, is responsible to the Board of Directors and our shareholders for the oversight and administration of executive compensation at Corning. The Compensation Committee approves the principles guiding the Company’s compensation philosophy, reviews and approves executive compensation levels (including cash compensation, equity incentives, benefits and perquisites for officers) and reports its actions to the Board of Directors for review and, as necessary, approval. The Compensation Committee is responsible for interpreting Corning’s executive compensation plans and programs. In the event of any questions or disputes, the Compensation Committee may use its judgment and/or discretion to make final administrative decisions regarding these plans and programs. It is our practice that all compensation decisions affecting a corporate officer must be reviewed and approved by the Compensation Committee. Additional details regarding the role and responsibilities of the Compensation Committee are defined in the Compensation Committee Charter, located in the Corporate Governance section of the Company’s website.

The Compensation Committee has reviewed and discussed the foregoing CD&A with management. Based on our review and discussions with management, we recommended to the Board of Directors that the CD&A be included in this proxy statement and in our Annual Report on Form 10-K, as appropriate, for the year ended December 31, 2024.

The Compensation and Talent Management Committee:

Roger W. Ferguson, Jr., Chair

Leslie A. Brun

Stephanie A. Burns

Kevin J. Martin

Deborah D. Rieman

CORNING 2025 PROXY STATEMENT	75

Compensation Discussion & Analysis

2024 Compensation Tables

This 2024 Summary Compensation Table and the required pay-related tables that follow reflect the compensation of our NEOs reported in accordance with SEC rules. We chose to voluntarily disclose six NEOs this year as two of our operational leaders, Mr. Nelson and Mr. Zhang, have the same base salary, PIP target and LTI target. What differentiates the 2024 compensation of Mr. Nelson and Mr. Zhang is determined, in large part, by the performance of the specific businesses for which each leader is responsible, which will vary from year to year. Since either Mr. Nelson or Mr. Zhang could be disclosed as an NEO in any given year due to this dynamic, we felt that it was important to highlight that both play critical roles in our ongoing operational success as well as our future organizational succession planning, and note the relative importance we place on Mr. Nelson and Mr. Zhang regardless of the actual compensation differences attributable to this particular year.

2024 Summary Compensation Table

This table describes the total compensation paid to our NEOs for fiscal years 2024, 2023 and 2022, as required. The components of the total compensation are described in the footnotes below and in more detail in the tables and narratives that follow. For information on the role of each component of compensation, see the description under “Compensation Discussion and Analysis.”

(a)	(b)	(c)(1)	(d)(2)	(e)	(f)(3)	(g)(4)	(h)(5)	(i)
Named Executive Officer	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Wendell P. Weeks Chairman and Chief Executive Officer	2024	$ 1,623,754	$ 9,175,447	$0	$ 10,389,925	$ 0	$ 479,310	$ 21,686,436
	2023	1,580,000	11,355,517	0	1,968,325	329,695	394,116	15,627,653
	2022	1,553,077	10,661,224	0	3,479,983	0	475,185	16,169,469
Edward A. Schlesinger Executive Vice President and Chief Financial Officer	2024	668,000	1,724,762	0	2,186,503	518,513	65,814	5,163,592
	2023	650,000	2,056,577	0	281,601	509,115	68,921	3,566,214
	2022	641,085	1,232,451	0	530,850	0	62,099	2,466,485
Eric S. Musser President and Chief Operating Officer	2024	955,054	3,445,279	0	4,677,828	698,674	148,653	9,925,488
	2023	929,300	4,655,565	0	738,207	249,101	144,382	6,716,555
	2022	913,523	3,659,339	0	1,379,649	0	115,315	6,067,826
A. Hal Nelson III SVP & GM, Automotive, Life Sciences and Solar	2024	609,615	1,647,529	0	1,834,844	395,775	32,914	4,520,678

Lewis A. Steverson Executive Vice President and Chief Legal and Administration Officer	2024	875,408	2,756,210	0	3,329,826	363,492	81,608	7,406,544
	2023	851,800	3,500,556	0	608,457	702,772	96,931	5,760,516
	2022	837,369	3,007,811	0	1,083,552	0	198,904	5,127,636
John Z. Zhang SVP & GM, Display, MCE, and Asia	2024	609,615	1,647,529	0	2,001,406	332,286	1,700,436	6,291,272

(1)	Includes all amounts paid in cash, or deferred under the Investment Plan and/or Supplemental Investment Plan. In 2023, it also includes the aggregate grant date fair value of RSUs granted under the Cash for Equity Exchange program in lieu of up to 40% of salary earned during the first half of 2023.
(2)	The amounts in the Stock Awards column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of RSUs and PSUs granted pursuant to the long-term incentive plan. In 2023, this also includes both the 20% premium applicable to amounts of salary paid in RSUs and the target value of PSUs granted in lieu of cash PIP under the 2023 Cash for Equity Exchange Program. Assumptions used in the calculation of these amounts are included in Note 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2024 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 13, 2025. This same method was used for the fiscal years ended December 31, 2023 and 2022. There can be no assurance that the grant date fair value amounts will ever be realized.
(3)	The amounts in the Non-Equity Incentive Plan Compensation column reflect the sum of annual short-term incentive payments earned under the 2024 GoalSharing and PIP and the earned portion of CPU awards based on 2024 performance goals. GoalSharing awards were 8.07% of each NEO’s year-end base salary, except for Nelson and Zhang whose GoalSharing payouts were 7.21% and 8.26% of their year-end base salaries, respectively, (compared to a target payout of 5% of salary), and paid in February 2025. Cash PIP awards were 175% of each NEO’s target percent multiplied by his year-end base salary, except for Nelson and Zhang whose PIP payouts were 159% and 191% of target percent multiplied by their year end base salaries, respectively, and paid in March 2025.
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Compensation Discussion & Analysis

Named Executive Officer	2024 Year End Base Salary	2024 PIP Target %	Actual 2024 PIP Performance (% Target)	(A) 2024 PIP $ Award	Actual 2024 GoalSharing Payout (% base)	(B) 2024 GoalSharing $ Award
Wendell P. Weeks	$ 1,643,200	150%	175%	$ 4,313,400	8.07%	$ 132,606
Edward A. Schlesinger	676,000	90%	175%	1,064,700	8.07%	54,553
Eric S. Musser	966,500	140%	175%	2,367,925	8.07%	77,997
A. Hal Nelson III	625,000	80%	159%	795,000	7.21%	45,063
Lewis A. Steverson	885,900	95%	175%	1,472,809	8.07%	71,492
John Z. Zhang	625,000	80%	191%	955,000	8.26%	51,625

In addition to the 2024 GoalSharing awards noted above, the amounts in column (f) also reflect the earned portions of CPU Awards granted in 2024, 2023 and 2022 on the basis of 2024 performance against established measures. 2024 CPU award payouts will be made in February 2027 based on actual corporate performance compared to the established performance goals averaged over three years (2024, 2025 and 2026) and subject to a ±10% 3-year ROIC modifier as described beginning on page 67. 2023 and 2022 CPU award payouts are based on performance goals averaged over three years (2023, 2024 and 2025) and (2022, 2023 and 2024), respectively, and are also subject to a ±10% 3-year ROIC modifier. Performance goals for 2025 and 2026 are yet to be established. While the final payout amounts for 2024 and 2023 CPU awards are unknown, the table below reflects the earned amount of 2024, 2023 and 2022 CPU awards, which are reflected in column (f) on the basis of 2024 performance metrics, and which exclude the portion of the 2024 award that remains unearned as a result of the 3-year performance modifier that is not yet known. The 3-year ROIC modifier for the period 2022-2024 is -2.5%, so the adjustment in the Summary Compensation Table as a result of this modifier is noted below since the amount “at risk” was previously unreported until final performance was known.

Named Executive Officer	2024 LTI Target ($)	2024 CPU Target Award ($)	2024 CPU Performance Results %	(C) Prorated Earned 2024 CPU Award Based on 2024 Performance (Year One of Three) ($)*	2023 CPU Target Award ($)	(D) Prorated Earned 2023 CPU Award Based on 2024 Performance (Year Two of Three) ($)*	2022 CPU Target Award ($)	(E) Prorated Earned 2022 CPU Award Based on 2024 Performance (Year Three of Three) ($)*	(F) Prorated Earned 2022 CPU Award Based on 2022 – 2024 ROIC Modifier** ($)
Wendell P. Weeks	$ 12,650,000	$ 3,162,500	200%	$ 1,897,500	$ 3,162,500	$ 1,897,500	$ 3,162,500	$ 1,897,500	$ 251,419
Edward A. Schlesinger	2,500,000	625,000	200%	375,000	587,500	352,500	500,000	300,000	39,750
Eric S. Musser	4,750,000	1,187,500	200%	712,500	1,187,500	712,500	1,187,500	712,500	94,406
A. Hal Nelson III	2,450,000	612,500	200%	367,500	550,000	330,000	437,500	262,500	34,781
Lewis A. Steverson	3,800,000	950,000	200%	570,000	950,000	570,000	950,000	570,000	75,525
John Z. Zhang	2,450,000	612,500	200%	367,500	550,000	330,000	437,500	262,500	34,781

*each annual portion is reduced by 10% before applying the annual performance factor since this 10% is subject to the 3-year ROIC modifier which result is not known until the end of the 3-year performance period

**2022 CPUs were subject to a -2.5% modifier based on 2022-2024 ROIC improvement result against pre-established objectives

The amount disclosed in column (f) consists of the total (A) + (B) + (C) + (D) + (E) + (F) shown in this footnote (3).

(4)	The amounts in column (g) reflect the increase in the actuarial present value of the NEOs’ benefits under all defined benefit pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Although column (g) is also used to report the amount of above-market earnings on compensation that is deferred under the nonqualified deferred compensation plan, Corning does not have any above-market earnings under its nonqualified deferred compensation plan, also referred to as the Supplemental Investment Plan. In 2024, the discount rate used to value the actuarial liability increased approximately 53 basis points from 5.15% to 5.68%. Discount rate changes over the past several years have resulted in significant year-to-year fluctuations in the present value of pension benefits as shown below:
Named Executive Officer	2024 Present Value of Pension Benefits ($)	2023 Present Value of Pension Benefits ($)	2022 Present Value of Pension Benefits ($)	2021 Present Value of Pension Benefits ($)
Wendell P. Weeks	$25,476,095	$26,373,034	$26,043,339	$31,472,765
Edward A. Schlesinger	2,550,107	2,031,594	1,522,479	-- Not a NEO --
Eric S. Musser	11,460,619	10,761,945	10,512,844	11,147,934
A. Hal Nelson III	6,509,760	--------------------------------------- Not a NEO --------------------------------------
Lewis A. Steverson	4,556,853	4,193,361	3,490,589	3,555,981
John Z. Zhang	2,765,327	--------------------------------------- Not a NEO ---------------------------------------
Valuation Discount Rate	5.68%	5.15%	5.49%	2.88%
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Compensation Discussion & Analysis

(5)	The following table shows “All Other Compensation” amounts provided to the NEOs in 2024. Capped personal aircraft rights, financial counseling services and home security are the only perquisites offered to the NEOs. The value of the personal aircraft rights in the table below reflects the incremental cost of providing such perquisites and is calculated based on the average variable operating costs to the Company. Hourly rates are developed using variable operating costs that include fuel costs, mileage, maintenance, crew travel expense, catering and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, hangar expense and general taxes and insurance, are excluded.
Named Executive Officer	Company Match on Qualified 401(k) Plan	Company Match on Supplemental Investment Plan	Value of Personal Aircraft Rights(i)	Value of Home Security Costs and Financial Counseling(ii)		Other(iii)	Total All Other Compensation
Wendell P. Weeks	$ 13,186	$ 85,257	$ 220,776	$ 160,945	(iv)	$ 17,146	$ 497,310
Edward A. Schlesinger	10,253	17,891	30,530	4,077		3,062	65,814
Eric S. Musser	13,800	0	127,926	0		6,927	148,653
A. Hal Nelson III	6,100	19,502	3,552	849		2,911	32,914
Lewis A. Steverson	0	0	76,496	4,854		258	81,608
John Z. Zhang	6,100	19,504	0	4,680		1,670,152	1,700,436
(i)	Amounts shown above reflect aircraft usage during 2024 although the Executive Allowance runs from November 1 through October 31. Weeks’ use of Corning aircraft for travel to external board meetings is also included.
(ii)	NEOs may use their executive allowance for residential security or financial counseling services.
(iii)	These amounts include costs attributable to executive physicals, including associated travel costs, an annual Board gift, and contributions made under the Corning Foundation Matching Gifts Program. Zhang’s expatriate assignment benefits pursuant to our standard global mobility program in connection with his assignment in Shanghai, China are also included. Amounts listed for Zhang for 2024 include standard expatriate benefits related to housing ($302,293), cost of living related allowances ($261,918), home leave and home country support ($88,334) as well as local country tax payments, tax preparation and tax equalization ($1,014,830). Tax equalization expenses arise from additional taxes payable in respect of Zhang’s compensation as a result of his residence and work in China that are payable in addition to U.S. taxes. Our global mobility program is designed to enable us to relocate talent where needed throughout our global business without creating financial hardships (or windfalls) for the relocating individual(s).
(iv)	This reflects Company-paid expenses relating to personal and residential security benefitting Weeks and, through association, his family. Weeks’ personal safety and security are of vital importance to the Company’s business and prospects, and the Board considers these costs to be appropriate. However, because these costs can be viewed as conveying a personal benefit to Weeks, they are reported as perquisites in this column.
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Compensation Discussion & Analysis

2024 Grants of Plan-Based Awards

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)		(b)	(c)	(d)(1)	(e)(1)	(f)(1)	(g)(2)	(h)(2)	(i)(2)	(j)	(k)	(l)
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Wendell P. Weeks	Performance Incentive Plan	n/a		0	2,464,800	4,929,600
	GoalSharing Plan	n/a		0	82,160	164,320
	Cash Performance Units	2/7/24	2/7/24	0	3,162,500	6,957,500
	2022 Performance Share Units	3/8/24	2/7/24				0	52,187	114,811		32.71	1,707,037	(3)
	2023 Performance Share Units	3/8/24	2/7/24				0	54,292	119,442		32.71	1,775,891	(4)
	2024 Performance Share Units	4/1/24	2/7/24				0	58,081	127,778		32.67	1,897,506	(5)
	Time-Based Restricted Stock Units	4/1/24	2/7/24							116,162	32.67	3,795,013	(6)
Edward A. Schlesinger	Performance Incentive Plan	n/a		0	608,400	1,216,800
	GoalSharing Plan	n/a		0	33,800	67,600
	Cash Performance Units	2/7/24	2/7/24	0	625,000	1,375,000
	2022 Performance Share Units	3/8/24	2/7/24				0	8,250	18,150		32.71	269,858	(3)
	2023 Performance Share Units	3/8/24	2/7/24				0	10,086	22,189		32.71	329,913	(4)
	2024 Performance Share Units	4/1/24	2/7/24				0	11,478	25,252		32.67	374,986	(5)
	Time-Based Restricted Stock Units	4/1/24	2/7/24							22,957	32.67	750,005	(6)
CORNING 2025 PROXY STATEMENT	79

Compensation Discussion & Analysis

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)		(b)	(c)	(d)(1)	(e)(1)	(f)(1)	(g)(2)	(h)(2)	(i)(2)	(j)	(k)	(l)
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Eric S. Musser	Performance Incentive Plan	n/a		0	1,353,100	2,706,200
	GoalSharing Plan	n/a		0	48,325	96,650
	Cash Performance Units	2/7/24	2/7/24	0	1,187,500	2,612,500
	2022 Performance Share Units	3/8/24	2/7/24				0	19,595	43,109		32.71	640,952	(3)
	2023 Performance Share Units	3/8/24	2/7/24				0	20,386	44,849		32.71	666,826	(4)
	2024 Performance Share Units	4/1/24	2/7/24				0	21,809	47,980		32.67	712,500	(5)
	Time-Based Restricted Stock Units	4/1/24	2/7/24							43,618	32.67	1,425,000	(6)
A. Hal Nelson III	Performance Incentive Plan	n/a		0	500,000	1,000,000
	GoalSharing Plan	n/a		0	31,250	62,500
	Cash Performance Units	2/7/24	2/7/24	0	612,500	1,347,500
	2022 Performance Share Units	3/8/24	2/7/24				0	7,220	15,884		32.71	236,166	(3)
	2023 Performance Share Units	3/8/24	2/7/24				0	9,442	20,772		32.71	308,848	(4)
	2024 Performance Share Units	4/1/24	2/7/24				0	11,249	24,748		32.67	367,505	(5)
	Time-Based Restricted Stock Units	4/1/24	2/7/24							22,498	32.67	735,010	(6)
Lewis A. Steverson	Performance Incentive Plan	n/a		0	841,605	1,683,210
	GoalSharing Plan	n/a		0	44,295	88,590
	Cash Performance Units	2/7/24	2/7/24	0	950,000	2,090,000
	2022 Performance Share Units	3/8/24	2/7/24				0	15,676	34,487		32.71	512,762	(3)
	2023 Performance Share Units	3/8/24	2/7/24				0	16,309	35,880		32.71	533,467	(4)
	2024 Performance Share Units	4/1/24	2/7/24				0	17,447	38,383		32.67	569,993	(5)
	Time-Based Restricted Stock Units	4/1/24	2/7/24							34,894	32.67	1,139,987	(6)
80	CORNING 2025 PROXY STATEMENT

Compensation Discussion & Analysis

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)		(b)	(c)	(d)(1)	(e)(1)	(f)(1)	(g)(2)	(h)(2)	(i)(2)	(j)	(k)	(l)
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
John Z. Zhang	Performance Incentive Plan	n/a		0	500,000	1,000,000
	GoalSharing Plan	n/a		0	31,250	62,500
	Cash Performance Units	2/7/24	2/7/24	0	612,500	1,347,500
	2022 Performance Share Units	3/8/24	2/7/24				0	7,220	15,884		32.71	236,166	(3)
	2023 Performance Share Units	3/8/24	2/7/24				0	9,442	20,772		32.71	308,848	(4)
	2024 Performance Share Units	4/1/24	2/7/24				0	11,249	24,748		32.67	367,505	(5)
	Time-Based Restricted Stock Units	4/1/24	2/7/24							22,498	32.67	735,010	(6)
(1)	The amounts shown in columns (d), (e) and (f) reflect the award amounts under (i) the Company’s 2024 Performance Incentive Plan (PIP) (ii) the 2024 GoalSharing Plan and (iii) the Cash Performance Units (CPUs) under the Corning 2024 Corporate Performance Plan. Awards under these plans are paid in cash. If the threshold level of performance is not met, the payout will be 0%. If the performance target is met, the payout will be 100% of the target award. If the maximum level of performance is met for GoalSharing and PIP, the payout will be 200% of the target award, and 220% for CPUs, which represents the 200% performance metrics cap plus the maximum 10% ROIC modifier. PIP and GoalSharing awards are based on the individual’s 2024 bonus target and year-end base salary. Actual awards earned for CPUs are based on average performance against established metrics over three years (2024, 2025, 2026), adjusted up or down by up to 10% based on ROIC results versus the pre-established goal for the three-year period, and will be payable in February 2027.
(2)	The amounts shown in columns (g), (h) and (i) reflect the award amounts under the Performance Share Units under the Corning 2024 Corporate Performance Plan (2024 PSUs) and the portion of PSUs granted in 2022 and 2023 attributable to 2024 performance goals. Awards under this plan are paid in stock. If the threshold level of performance is not met, the payout will be 0%. If the performance target is met, the payout will be 100% of the target award. If the maximum level of performance is met for 2024 PSUs, the payout will be 220% of the target award which represents the 200% performance metrics cap plus the maximum 10% ROIC modifier. Actual awards earned for 2024 PSUs are based on average performance against established metrics over three years, adjusted up or down by up to 10% based on ROIC results versus the pre-established goal for the three-year period. 2022 PSUs will be payable in April 2025, 2023 PSUs will be payable in April 2026 and 2024 PSUs will be payable in April 2027. The target number of 2024 PSU awards are 174,242; 34,435; 65,427; 33,747; 52,342; and 33,747 to Weeks, Schlesinger, Musser, Nelson, Steverson, and Zhang, respectively. Because the grant date for a PSU occurs when the performance goals are approved, the reported number of shares reflects the portion of the 2024 PSUs for which performance goals have been set (i.e., 1/3 of the total award).
(3)	These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of the portion of the 2022 PSUs pursuant to the Corning 2021 Long-Term Incentive Plan, which portion is attributable to 2024 performance measures established by the Committee (i.e., 1/3 of the total award). Amounts shown correspond to the amounts set forth in column (d) for 2024 of the Summary Compensation Table.
(4)	These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of the portion of the 2023 PSUs pursuant to the Corning 2021 Long-Term Incentive Plan, which portion is attributable to 2024 performance measures established by the Committee (i.e., 1/3 of the total award). Amounts shown correspond to the amounts set forth in column (d) for 2024 of the Summary Compensation Table.
(5)	These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of the portion of the 2024 PSUs pursuant to the Corning 2021 Long-Term Incentive Plan, which portion is attributable to 2024 performance measures established by the Committee (i.e., 1/3 of the total award). Amounts shown correspond to the amounts set forth in column (d) for 2024 of the Summary Compensation Table.
(6)	These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock units granted in calendar year 2024 pursuant to the Corning 2021 Long-Term Incentive Plan and correspond to the amounts set forth in column (d) for 2024 of the Summary Compensation Table. Awards vest 100% three years after grant date.
CORNING 2025 PROXY STATEMENT	81

Compensation Discussion & Analysis

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table shows stock option awards classified as exercisable and unexercisable as of December 31, 2024. The table also shows unvested restricted stock, restricted stock unit and performance stock unit awards assuming a market value of $47.52 per share (the NYSE closing price of the Company’s stock on December 31, 2024). The options discussed below are a result of historical awards, and no options have been awarded by the Company to employees as compensation since 2020. The Company has not included options as part of its compensation package since 2020 and does not expect to do so in 2025.

Option Awards							Stock Awards
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Wendell P. Weeks	03/31/17	A	137,514	0	27.00	03/31/27	616,366	$ 29,289,712	239,392	$ 11,375,908
	04/02/18	A	149,849	0	27.03	04/02/28
	04/01/19	A	143,721	0	33.92	04/01/29
	05/15/20	B	43,525	0	19.65	05/15/30
	Total		474,609	0
Edward A. Schlesinger	04/01/19	A	8,844	0	33.92	04/01/29	109,300	5,193,936	46,538	2,211,486
	05/15/20	B	8,925	0	19.65	05/15/30
	Total		17,769	0
Eric S. Musser	05/15/20	B	18,850	0	19.65	05/15/30	233,971	11,118,302	89,890	4,271,573
	Total		18,850	0
A. Hal Nelson III	03/31/17	A	10,001	0	27.00	03/31/27	104,390	4,960,613	45,077	2,142,059
	04/02/18	A	11,239	0	27.03	04/02/28
	04/01/19	A	11,792	0	33.92	04/01/29
	05/15/20	B	8,825	0	19.65	05/15/30
	Total		41,857	0
Lewis A. Steverson			0	0			185,360	8,808,307	71,913	3,417,306
	Total		0	0
John Z. Zhang	04/01/19	A	12,529	0	33.92	04/01/29	106,542	5,062,876	45,077	2,142,059
	Total		12,529	0
(1)	The Company uses the following vesting codes:
	A:	100% Vesting 3 years after grant date
	B:	1/3 Vesting 1 year after grant date, 1/3 Vesting 2 years after grant date and 1/3 Vesting 3 years after grant date
(2)	Amounts include:
	(i)	100,463; 15,614; 37,518; 13,777; 29,955 and 14,439 restricted stock units granted to Weeks, Schlesinger, Musser, Nelson, Steverson, and Zhang respectively, on April 1, 2022 which vest on April 15, 2025.
	(ii)	104,474; 19,088; 38,983; 17,838; 31,109 and 18,884 restricted stock units granted to Weeks, Schlesinger, Musser, Nelson, Steverson, and Zhang respectively, on April 3, 2023 which vest on April 15, 2026.
	(iii)	116,162; 22,957; 43,618; 22,498; 34,894 and 22,498 restricted stock units granted to Weeks, Schlesinger, Musser, Nelson, Steverson, and Zhang respectively, on April 1, 2024 which vest on April 15, 2027.
	(iv)	7,427 restricted stock units granted to Nelson and Zhang, on February 8, 2023, which one-third of which vests on each of February 8, 2025, August 8, 2025 and February 8, 2026.
	(v)	153,949; 24,339; 57,806; 21,264; 46,245 and 21,539 earned performance stock units granted to Weeks, Schlesinger, Musser, Nelson, Steverson, and Zhang respectively, on April 1, 2022, which vest on April 15, 2025, for which three-year average performance result and ROIC modifier have been determined.
82	CORNING 2025 PROXY STATEMENT

Compensation Discussion & Analysis

	(vi)	124,119; 23,057; 46,605; 21,586; 37,284 and 21,755 earned performance stock units granted to Weeks, Schlesinger, Musser, Nelson, Steverson, and Zhang respectively, on April 3, 2023 which vest on April 15, 2026 for which only the 2023 and 2024 performance results have been determined.
	(vii)	17,199; 4,245; 9,441 and 5,873 earned performance stock units granted to Weeks, Schlesinger, Musser, and Steverson, respectively, on February 8, 2023, one-third of which vests on each of February 8, 2025, August 8, 2025 and February 8, 2026, for which the performance result has been determined.
(3)	Year-end market price is based on the December 31, 2024 NYSE closing price of $47.52
(4)	Amounts include:
	(i)	65,150; 12,103; 24,463; 11,330; 19,571 and 11,330 performance stock units granted to Weeks, Schlesinger, Musser, Nelson, Steverson, and Zhang respectively, on April 3, 2023, which vest on April 15, 2026 for which performance results are not yet known.
	(ii)	174,242; 34,435; 65,427; 33,747; 52,342 and 33,747 performance stock units granted to Weeks, Schlesinger, Musser, Nelson, Steverson, and Zhang respectively, on April 1, 2024, which vest on April 15, 2027.

Options Exercised and Shares Vested in 2024

The following table sets forth certain information regarding options exercised and restricted stock, restricted stock units and performance stock units that vested during 2024 for the NEOs.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Wendell P. Weeks	0	$ 0	221,143	$ 6,993,472
Edward A. Schlesinger	21,948	503,772	22,796	731,591
Eric S. Musser	34,640	509,010	83,978	2,669,587
A. Hal Nelson III	0	0	35,411	1,139,285
Lewis A. Steverson	0	0	66,095	2,091,052
John Z. Zhang	5,175	148,575	32,787	1,052,112

Retirement Plans

Qualified Pension Plan

Corning maintains a qualified defined benefit pension plan to provide retirement income to Corning’s U.S.-based employees which was amended effective July 1, 2000, to include a cash balance component. All salaried and non-union hourly employees as of July 1, 2000, were given a choice to prospectively accrue benefits under the previously existing career average earnings formula or a cash balance formula, if so elected. Employees hired subsequent to July 1, 2000, earn benefits solely under the cash balance formula.

Benefits earned under the career average earnings formula are equal to 1.5% of plan compensation plus, for those making voluntary contributions in 2022, 0.5% of plan compensation. Under the career average earnings formula, participants may retire as early as age 55 with 5 years of service. Unreduced benefits are available when a participant attains the earlier of age 60 with 5 years of service or age 55 with 30 years of service. Otherwise, benefits are reduced 4% for each year by which retirement precedes the attainment of age 60. Pension benefits earned under the career average earnings formula are distributed in the form of a lifetime annuity with six years of payments guaranteed. Beginning in January 2023 career average participants also receive a cash balance pay credit equal to 2.175% of pay.

Benefits earned under the cash balance formula are expressed as a hypothetical account balance. Each month a participant’s cash balance account is increased by (1) pay credits based on the participant’s plan compensation for that month and (2) interest credits based on the participant’s hypothetical account balance at the end of the prior month. Pay credits vary between 3% and 8% based on the participant’s age plus service at the end of the year. Interest credits are based on 10-year Treasury bond yields, subject to a minimum credit of 3.80%. Pension benefits under the cash balance formula may be distributed as either a lump sum of the participant’s hypothetical account balance or an actuarial equivalent life annuity.

CORNING 2025 PROXY STATEMENT	83

Compensation Discussion & Analysis

Mr. Weeks and Mr. Musser are earning benefits under the career average earnings formula. Mr. Schlesinger, Mr. Nelson, Mr. Steverson, and Mr. Zhang are earning benefits under the cash balance formula. All the NEOs except Mr. Zhang are eligible to retire under the plan.

Supplemental Pension Plan and Executive Supplemental Pension Plan

Since 1986, Corning has maintained non-qualified pension plans to attract and retain its executive workforce by providing eligible employees with retirement benefits in excess of those permitted under the qualified plans. The benefits provided under the Supplemental Pension Plan (SPP) are equal to the difference between the benefits provided under the Corning Incorporated Pension Plan and benefits that would have been provided thereunder if not for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended (the Code).

Each NEO participates in the Corning Incorporated Executive Supplemental Pension Plan (ESPP). Participants in the ESPP receive no benefits from the SPP, other than earned SPP benefits under the cash balance formula prior to their participation in the ESPP, if any (the value of which is subtracted from the final ESPP annuity benefit). Executives fully vest in their ESPP benefit upon attainment of age 50 with 10 years of service. All NEOs are fully vested in the ESPP.

Under the ESPP, participants earn benefits based on the highest 60 consecutive months of average plan compensation over the last 120 months immediately preceding the date of termination of employment. Gross benefits for all NEOs are equal to 2.0% of average plan compensation multiplied by years of service up to 25 years (the “ESPP Formula”). Benefits earned under the Corning Incorporated Pension Plan and the cash balance formula of the SPP prior to ESPP participation, if any, will offset benefits earned under the ESPP.

Participants may retire as early as age 55 with 10 years of service. Unreduced benefits under the ESPP Formula are available when a participant attains the earlier of age 60 with 10 years of service or age 55 with 25 years of service. Participants with accrued benefits in excess of four times the annual compensation limitation under Section 401(a)(17) of the Code must be age 57 with 25 years of service to receive an unreduced benefit under the ESPP. Otherwise, benefits are reduced 4% for each year by which retirement precedes the attainment of age 60. Benefit reductions of 1% per year by which retirement precedes age 57 apply if the four-times-annual-compensation-limit rule noted above is in effect for the participant.

Benefits earned under the ESPP are distributed in the form of a lifetime annuity, with six years of payments guaranteed except for benefits earned under the cash balance formula of the SPP prior to becoming a participant in the ESPP, which is distributed as a lump sum.

All NEOs except Mr. Zhang are currently eligible to retire under the ESPP.

Pension Benefits

The table below shows the actuarial present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the qualified pension plan and the ESPP. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements except for the assumed retirement age and the assumed probabilities of leaving employment prior to retirement. Retirement was assumed to occur at the earliest possible unreduced retirement age for each plan in which the executive participates. For purposes of determining the earliest unreduced retirement age, service was assumed to be granted until the actual date of retirement. For example, an executive under the ESPP formula who is age 50 with 20 years of service would be assumed to retire at age 55 due to eligibility of unreduced benefits at age 55 with 25 years of service. No termination, disability or death was assumed to occur prior to retirement. Otherwise, the assumptions used are described in Note 11 to our consolidated financial statements for the year ended December 31, 2024, of our Annual Report on Form 10-K filed with the SEC on February 13, 2025.

84	CORNING 2025 PROXY STATEMENT

Compensation Discussion & Analysis

Named Executive Officer	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Wendell P. Weeks	Qualified Pension Plan	42		$ 2,021,526	$ 0
	ESPP	25	(1)	23,454,569	0
Edward A. Schlesinger	Qualified Pension Plan	12		206,872	0
	ESPP	12		2,343,235	0
Eric S. Musser	Qualified Pension Plan	39		1,574,369	0
	ESPP	25	(1)	9,886,250	0
A. Hal Nelson III	Qualified Pension Plan	34		716,388	0
	ESPP	25	(1)	5,793,372	0
Lewis A. Steverson	Qualified Pension Plan	12		236,873	0
	ESPP	12		4,319,980	0
John Z. Zhang	Qualified Pension Plan	17		251,606	0
	ESPP	17		2,513,721	0
(1)	Under Formula A, years of service are capped at 25 years, in determining benefits under the ESPP.

The compensation considered for purposes of determining benefits under the qualified pension plan and the ESPP for the NEOs is the “Salary” plus the GoalSharing and PIP cash bonuses set forth in the Summary Compensation Table. Bonuses are included as compensation in the calendar year paid. Long-term cash or equity incentives are not (and have never been) considered as eligible earnings for determining retirement benefits under these plans. For the 2024 calendar year, the NEOs’ eligible earnings and final average compensation were as follows:

	As of December 31, 2024
Named Executive Officer	Eligible Pension Earnings	Final Average Earnings
Wendell P. Weeks	$ 4,080,338	$ 4,163,490
Edward A. Schlesinger	1,288,620	933,130
Eric S. Musser	2,307,000	1,881,274
A. Hal Nelson III	1,118,778	924,417
Lewis A. Steverson	1,731,297	1,502,548
John Z. Zhang	1,114,465	952,526

Non-qualified Deferred Compensation

The table below shows the contributions, earnings and account balances for the NEOs in the Supplemental Investment Plan. Pursuant to the Company’s Supplemental Investment Plan, the NEOs may choose to defer up to 75% of annual base salary and up to 75% of GoalSharing and PIP cash bonuses. The participant chooses from the same funds available under our Company Investment Plan (401(k)) in which to “invest” the deferred amounts. No cash is invested in the unfunded accounts under the Supplemental Investment Plan. Deferred amounts incur gains and losses based on the performance of the individual participant’s investment fund selections. Participants may change their elections among these fund options. Corning does not have any above-market earnings under its Supplemental Investment Plan. All our current NEOs have more than three years of service with the Company, so all the Company’s matching contributions are fully vested. Participants cannot withdraw any amounts from their deferred compensation balances until retirement from the Company at or after age 55 with 5 years of service. Participants may elect to receive distributions as a lump sum payment or two to five annual installments. If an NEO leaves the Company prior to retirement, the account balance is distributed in a lump sum six months following the executive’s departure.

CORNING 2025 PROXY STATEMENT	85

Compensation Discussion & Analysis

Named Executive Officer	Aggregate Balance at January 1, 2024 ($)	Executive Contributions in 2024 ($)(1)	Company Contributions in 2024 ($)(2)	Aggregate Earnings in 2024 ($)(3)	Aggregate Withdrawals/ Distributions in 2024 ($)	Aggregate Balance as of December 31, 2024 ($)
Wendell P. Weeks	$ 9,520,735	$ 82,841	$ 85,257	$ 1,285,302	$ 0	$ 10,974,135
Edward A. Schlesinger	505,574	44,372	17,891	83,586	0	651,423
Eric S. Musser	0	0	0	0	0	0
A. Hal Nelson III	492,846	47,451	19,502	59,706	0	619,505
Lewis A. Steverson	1,636,906	0	0	175,076	0	1,811,982
John Z. Zhang	3,521,666	29,255	19,504	151,439	0	3,721,864
(1)	Reflects participation in the Supplemental Investment Plan by Weeks, Schlesinger, Nelson, and Zhang in the deferral of a portion of their 2024 base salaries and participation by Schlesinger, Nelson, and Zhang in the deferral of a portion of the bonus received in 2024 for prior year performance.
(2)	Reflects Company match on the Supplemental Investment Plan, which was credited to the account of the Named Executive Officers in 2024. All of these amounts are included in the All Other Compensation column of the Summary Compensation Table (and are also detailed in footnote (5) to that Table).
(3)	Reflects aggregate earnings on each type of deferred compensation listed above. The earnings on deferred base salary and bonus payments are calculated based on the actual returns from the same fund choices that Company employees have in the qualified 401(k) plan. Currently, employees have 16 fund choices that they may select from. As nonqualified plans, these plans are unfunded, which means that no actual dollars are invested in these funds. The Company does not provide any above-market interest rates or other special terms for any deferred amounts. These amounts are not included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Arrangements with Named Executive Officers

Severance Agreements

We have entered into severance agreements with each of our NEOs. All new executive severance agreements and executive change-in-control agreements executed after July 2004, limit the benefits that may be provided to an executive to 2.99 times the executive’s annual compensation of base salary plus target incentive payments. Mr. Weeks has an agreement in effect before July 2004. Mr. Schlesinger, Mr. Musser, Mr. Nelson, Mr. Steverson, and Mr. Zhang all have the new form of agreement.

Severance Agreements—Mr. Weeks

Under Mr. Weeks’ severance agreement, if he is terminated involuntarily, and without cause, or as a result of disability, he is entitled to the following:

•	Base salary, reimbursable expenses and annual bonus accrued and owing as of the date of termination (lump sum payment);

•	A severance amount equal to 2.99 times the sum of his then-base salary plus his annual target bonus amount (lump sum payment);

•	Continued participation in the Company’s benefit plans for up to three years; and

•	In the calendar year following the year in which the termination occurs (subject to a six-month waiting period), the purchase of his principal residence by the Company upon request.

If however, Mr. Weeks is terminated for cause or he resigns, he would be entitled to accrued, but unpaid salary (lump sum payment) and any reimbursable expenses accrued or owing to him and, if terminated for cause, he would forfeit any outstanding stock awards.

Severance Agreements—Other Named Executive Officers

Under the severance agreements, an NEO is entitled to severance payments if he is terminated involuntarily other than for cause.

86	CORNING 2025 PROXY STATEMENT

Compensation Discussion & Analysis

Generally, under the severance agreements, an NEO (other than Mr. Weeks) is entitled to receive the following:

•	Accrued but unpaid base salary, reimbursable expenses, and the executive’s target annual bonus, pro-rated to the last day of the month closest to the termination date (lump sum payment);

•	For NEOs other than the COO whose base salary is less than $599,000, two (2) times the sum of (A) the base salary, and (B) the target bonus; for NEOs other than the COO whose base salary is equal to or greater than $599,000, three-and-a-half (3.5) times the base salary (only); and for the COO, four (4) times the base salary (only).

•	A lump sum equal to the monthly COBRA premium times 24 months;

•	In the calendar year following the year in which the termination occurs (subject to a six-month waiting period), the purchase of his principal residence by the Company upon request; and

•	Outplacement benefits up to a maximum amount of $50,000.

The following table reflects the amounts that would be payable under the various arrangements assuming termination occurred at December 31, 2024.

TERMINATION SCENARIOS (INCLUDING SEVERANCE, IF ELIGIBLE)

Named Executive Officer		Voluntary(1)	For Cause	Death(2)	Disability(1)	Without Cause
Wendell P. Weeks	Severance Amount	n/a	n/a	n/a	n/a	$12,528,578
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	64,662	(3)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	n/a
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	250,000 to 1,000,000	(4)
	Pension - Non-Qualified Annuity	$1,917,850	$0	$1,428,043	$1,917,850	1,917,850
	Pension - Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension - Qualified Annuity	163,895	163,895	81,948	163,895	163,895
	Pension - Qualified Lump Sum	15,404	15,404	15,404	15,404	15,404
Edward A. Schlesinger	Severance Amount	n/a	n/a	n/a	n/a	2,366,000
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	65,294	(3)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	50,000 to 250,000	(4)
	Pension - Non-Qualified Annuity	181,315	0	154,852	204,490	181,315
	Pension - Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension - Qualified Lump Sum	225,971	225,971	225,971	225,971	225,971
Eric S. Musser	Severance Amount	n/a	n/a	n/a	n/a	3,866,000
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	43,108	(3)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	50,000 to 250,000	(4)
	Pension - Non-Qualified Annuity	812,607	0	591,214	812,607	812,607
	Pension - Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension - Qualified Annuity	128,030	128,030	64,015	128,030	128,030
	Pension - Qualified Lump Sum	15,394	15,394	15,394	15,394	15,394
A. Hal Nelson III	Severance Amount	n/a	n/a	n/a	n/a	2,187,500
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	43,108	(3)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	50,000 to 250,000	(4)
	Pension - Non-Qualified Annuity	410,707	0	345,996	410,707	410,707
	Pension - Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension - Qualified Annuity	9,119	9,119	4,559	9,119	9,119
	Pension - Qualified Lump Sum	587,621	587,621	587,621	587,621	587,621
Lewis A. Steverson	Severance Amount	n/a	n/a	n/a	n/a	3,100,650
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	65,294	(3)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	50,000 to 250,000	(4)
	Pension - Non-Qualified Annuity	326,319	0	0	326,319	326,319
	Pension - Non-Qualified Lump Sum	n/a	n/a	1,694,288	n/a	n/a
	Pension - Qualified Lump Sum	248,173	248,173	248,173	248,173	248,173
CORNING 2025 PROXY STATEMENT	87

Compensation Discussion & Analysis

Named Executive Officer		Voluntary(1)	For Cause	Death(2)	Disability(1)	Without Cause
John Z. Zhang	Severance Amount	n/a	n/a	n/a	n/a	2,187,500
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	20,638	(3)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	50,000 to 250,000	(4)
	Pension - Non-Qualified Annuity	141,762	0	66,437	283,524	141,762
	Pension - Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension - Qualified Lump Sum	291,478	291,478	291,478	291,478	291,478
(1)	Non-qualified plan benefits shown for all NEOs are payable from the Executive Supplemental Pension Plan. The timing and form of the benefits payable in the table above for a voluntary termination for all NEOs except for Zhang is an immediate life annuity. Zhang’s benefit would be a deferred life annuity.
(2)	Non-qualified annuity payments in the event of death for Weeks, Schlesinger, Musser, Nelson, and Zhang are as follows: $1,917,850 for six years and $1,428,043 thereafter, $181,315 for six years and $154,852 thereafter; $812,607 for six years and $591,214 thereafter, $410,707 for six years and $345,996 thereafter, and $70,881 for six years and $66,437 thereafter respectively. Death benefits on behalf of Steverson would be payable under the ESPP as a lump sum.
(3)	The value of welfare benefits continuation is estimated at $21,554 per year for three years for Weeks. Benefits continuation for Schlesinger is $32,647, Musser is $21,554, Nelson is $21,554, Steverson is $32,647, and Zhang is $10,319 per year respectively, for two years.
(4)	Under the terms of the severance agreements, the NEOs may also request that Corning purchase their principal residence in the Corning, New York area. Corning is unable to accurately and precisely estimate the value that may be delivered under this provision as it requires an independent appraisal of the executive’s residence, as well as, for Weeks, a calculation of the executive’s purchase price of the residence plus a percentage of documented improvements made to the property, if greater. These values are not maintained by Corning in its normal course of business. They are required only if an executive is terminated. Such purchase must be finalized in the calendar year following the year in which the executive’s termination occurred (subject to a six-month waiting period).

Change-in-Control Agreements

We have entered into change-in-control agreements with each of the NEOs. These agreements are intended to provide for continuity of management if there is a change in control of the Company. These agreements will be effective until the executive leaves the employ of Corning or until the executive ceases to be an officer of Corning.

If during the term of the agreement a change in control occurs, the restrictions on all restricted stock and restricted stock units held by the NEO lapse, and any stock options vest and become immediately exercisable. Cash performance units and performance stock units are adjusted based on actual performance for completed performance periods and assumed performance of 100% for incomplete performance and adjusted CPUs and PSUs are vested and released immediately. Pension benefits earned in the ESPP also become immediately vested, and no longer subject to early retirement reductions, if any.

The NEOs are also entitled to severance and other benefits upon certain terminations of employment following or in connection with a change in control.

•	For Mr. Weeks, benefits are payable if he (i) is terminated without cause or resigns for “good reason,” each during a “potential change in control period” or (ii) resigns or is terminated for any reason or within four years following a change in control.
•	For the NEOs (other than Mr. Weeks), benefits are payable if their employment is terminated (other than for cause, by reason of death or disability, or by the executive for any reason) during a potential change in control period, or within two years following a change in control.

The benefits payable are as follows:

•	Accrued but unpaid base salary, reimbursable expenses, and the executive’s target bonus, pro-rated to the last day of the month closest to the termination date (lump sum payment);
•	A severance amount equal to 2.99 times (for Mr. Weeks). For NEOs other than the COO whose base salary is less than $599,000, two (2) times the sum of (A) the base salary, and (B) the target bonus; for NEOs other than the COO whose base salary is equal to or greater than $599,000, three- and-a-half (3.5) times the base salary (only); and for the COO, four (4) times the base salary (only). Severance is paid as a lump sum payment;
88	CORNING 2025 PROXY STATEMENT

Compensation Discussion & Analysis

•	Continued participation in the Company’s health and welfare and risk benefit plans for 3 years for Mr. Weeks; and for other NEOs a lump sum equal to the monthly COBRA premium times 24;
•	Upon request, purchase of the NEO’s principal residence in the Corning, NY area at appraised value, or in the case of
Mr. Weeks, a calculation of the executive’s purchase price of the residence plus a percentage of documented improvements made to the property, if greater; and
•	Outplacement benefits (equal to 20% of base salary, capped at $50,000) (excluding Mr. Weeks).

If the employment of an NEO (other than Mr. Weeks) is terminated for cause or he resigns other than for good reason, or the NEO’s employment terminates by reason of death or disability, the NEO is entitled to accrued but unpaid base salary, reimbursable expenses, and the executive’s actual bonus, pro-rated to the last day of the month closest to the termination date (lump sum payment). In addition, Mr. Weeks is generally entitled to receive a gross-up payment in an amount sufficient to make him whole for any federal excise tax on excess parachute payments imposed under Section 280G and 4999 of the Internal Revenue Code. However, if the federal excise tax can be avoided by reducing the related payments by a present value of $45,000 or less, then the payment will be reduced to the extent necessary to avoid the excise tax and no gross-up payment will be made to the other NEOs.

The following table reflects the amounts payable under the various arrangements assuming a change in control occurred on December 31, 2024.

	Cash-based					Long-Term Incentives(1)
Named Executive Officer	Cash Severance ($)	Interrupted Perf. Cycles ($)	ESPP ($)	Misc. Benefits ($)	Excise Tax Gross-Up ($)	Interrupted CPU Perf. Cycles ($)	Share-based Awards ($)	Total Benefits ($)
Wendell P. Weeks	$ 12,570,480	$0	$ 23,351,362	$ 114,662	$0	$ 6,883,708	$ 41,616,543	$ 84,536,755
Edward A. Schlesinger	2,366,000	0	2,905,160	115,294	0	1,192,167	6,820,498	13,399,119
Eric S. Musser	3,866,000	0	9,839,405	93,108	0	2,584,792	15,755,731	32,139,036
A. Hal Nelson III	1,943,576	0	5,878,937	93,108	0	1,085,792	5,041,925	14,043,338
Lewis A. Steverson	2,651,151	0	4,335,275	115,294	0	2,067,833	12,408,422	21,577,975
John Z. Zhang	2,187,500	0	3,545,198	70,638	0	1,085,792	5,129,822	12,018,950
(1)	Long-term incentive includes a combination of equity (stock options, performance stock units and restricted stock units) and cash (cash performance units), which vest upon a change in control.

In addition to the above, the NEOs may also request that Corning purchase their principal residence. Corning is unable to accurately and precisely estimate the value as it requires an independent appraisal of the executive’s residence and, for Mr. Weeks, a calculation of the executive’s purchase price of such residence and any documented improvements made to the property, if greater. This is data that Corning does not maintain in its normal course of business. See footnote (4) to the “Termination Scenarios” on page 88.

CORNING 2025 PROXY STATEMENT	89

Pay Ratio Disclosure

For 2024, the annual total compensation of the median employee, excluding our CEO, was $48,747 and the annual total compensation of our CEO was $21,686,436. Accordingly, the ratio of the CEO’s annual total compensation to the annual total compensation of the median employee was 445:1.

This reflects analysis of our global workforce of employees as of October 1, 2024, which excludes 1 employee in Argentina, 46 employees in Brazil, 150 employees in Hungary, 408 employees in India, 3 employees in Pakistan, 12 employees in the Philippines, 7 employees in the Russian Federation, and 178 employees in Turkey which are de minimis relative to the size of our global workforce. We used estimated total cash compensation to determine the median employee. Our estimate of total cash compensation for our full 2024 fiscal year included (i) annual base salary plus annual incentives calculated at target for salaried employees and (ii) hourly salary rate times annual standard hours plus additional adjustments for shift differentials, estimated overtime rates, production bonuses, holiday bonuses, fixed bonuses and other cash allowances paid to hourly employees.

Our estimates were based on an analysis of the pay components and payrolls in each of the 36 countries in which we operate, excluding Argentina, Brazil, Hungary, India, Pakistan, Philippines, Russian Federation and Turkey. Total cash compensation rates of employees paid in foreign currencies were converted into U.S. dollars using our standard monthly foreign exchange conversion rates in effect on October 1, 2024 for the determination of the median and December 31, 2024 for the year-end actual total compensation. Once the median employee was identified, actual total compensation was determined in accordance with Item 402(c)(2)(x) of Regulation S-K.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

90	CORNING 2025 PROXY STATEMENT

Other Information

Pay Versus Performance Table and Disclosures
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance of the Company. The Compensation Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the Company’s performance, see “Compensation Discussion and Analysis” starting on page 54. The following table sets forth the required compensation information for our NEOs, calculated in accordance with SEC regulations, for fiscal years 2024, 2023, 2022, 2021 and 2020.
Year(1)	Summary Compensation Table Total for CEO(2)	Compensation Actually Paid to CEO(2)	Average Summary Compensation Table Total for Non-CEO NEOs(2)	Average Compensation Actually Paid to Non-CEO NEOs(2)	Value of Initial Fixed $100 Investment Based On:		Corning GAAP Net Income ($mm)	Corning Core Net Sales ($mm)
					Corning Total Shareholder Return	S&P 500 Communications Equipment Total Shareholder Return(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$21,686,436	$40,030,638	$6,661,515	$10,798,419	$189.68	$211.11	$506	$14,469
2023	$15,627,653	$12,798,655	$5,062,725	$3,993,516	$118.03	$150.85	$581	$13,580
2022	$16,169,469	$8,744,301	$4,271,097	$2,645,033	$119.50	$123.73	$1,316	$14,805
2021	$20,766,032	$27,146,225	$6,421,907	$7,930,517	$135.13	$154.17	$1,906	$14,120
2020	$18,951,753	$26,306,100	$5,573,311	$7,431,466	$127.57	$101.28	$512	$11,452
(1)	Our CEO, Wendell P. Weeks, served as our Principal Executive Officer in 2024, 2023, 2022, 2021 and 2020. Our other NEOs (“Non-CEO NEOs”) included:
a.	For 2024, Edward A. Schlesinger, Eric S. Musser, A. Hal Nelson III, Lewis A. Steverson, and John Zhang.
b.	For 2023, Edward A. Schlesinger, Lawrence D. McRae, Eric S. Musser and Lewis A. Steverson.
c.	For 2022, R. Tony Tripeny (who served for four months in 2022), Edward A. Schlesinger, Lawrence D. McRae, Eric S. Musser and Lewis A. Steverson.
d.	For 2021, R. Tony Tripeny, Lawrence D. McRae, Eric S. Musser and Lewis A. Steverson.
e.	For 2020, R. Tony Tripeny, Lawrence D. McRae, James P. Clappin and Eric S. Musser.
(2)

For each year, the values included in columns (c) and (e) for the compensation actually paid to our CEO and the average compensation paid to our non-CEO NEOs reflect the following adjustments to the values included in column (b) and column (d), respectively:

Reconciliation of Summary Compensation Totals and Compensation Actual Paid	2024		2023		2022		2021		2020
	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs
Summary Compensation Table Total for CEO (column (b))	$21,686,436	$6,661,515	$15,627,653	$5,062,725	$16,169,469	$4,271,097	$20,766,032	$6,421,907	$18,951,753	$5,573,311
+/- Net Change in Pension Value	-$3,465	-$289,109	-$327,691	-$229,731	-$13,662	$174,240	-$12,790	-$129,044	-$1,341,183	-$503,540
+/- Net Change in Stock Awards Value	$18,347,667	$4,426,013	-$2,487,192	-$834,429	-$7,362,526	-$1,767,045	$5,119,430	$1,318,544	$7,354,059	$1,953,404
+/- Net Change in Option Award Value	$0	$0	-$14,116	-$5,049	-$48,980	-$33,259	$1,273,553	$319,111	$1,341,470	$408,292
Compensation Actually Paid	$40,030,638	$10,798,419	$12,798,655	$3,993,516	$8,744,301	$2,645,033	$27,146,225	$7,930,517	$26,306,100	$7,431,466
CORNING 2025 PROXY STATEMENT	91

Other Information

For each year, the value of stock awards and stock option awards used to calculate Compensation Actually Paid reflect the following assumptions:

	2024	2023	2022	2021	2020
Restricted Stock Units
Stock Price	$31.29 - $47.52	$30.45 - $34.78	$31.94 - $35.54	$37.23 - $45.90	$19.99 - $36.00
Performance Stock Units
Stock Price	$31.29 - $47.52	$30.45 - $34.78	$31.94 - $35.54	$37.23 - $44.28	$36.00
Performance Multiplier	0.48 – 2.00	0.49 – 1.99	0.49 – 1.99	1.00 – 1.81	1.00 – 1.81
Stock Options
Stock Price	N/A	$31.20	$31.94 - $37.23	$37.23 - $44.28	$20.54 - $36.00
Expected Life	N/A	4.4	4.4 – 5.8	4.4 – 6.4	4.4 – 6.8
Risk-Free Rate	N/A	3.52%	1.33% - 4.01%	0.80% - 1.33%	0.33% - 0.62%
Volatility	N/A	34.84%	30.91% - 34.49%	30.78% - 33.20%	29.81% - 32.07%
Dividend Yield	N/A	3.6%	2.6% - 3.4%	2.2% - 2.6%	2.4% - 4.3%
(3)	For each year, total shareholder return is shown for the Company, the constituent companies of the S&P 500 Communications Equipment index (the “Comparison Group”). The Comparison Group is the same peer group used by Corning for purposes of Item 201(e) of Regulation S-K under the Exchange Act in Corning’s Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2024, 2023, 2022, 2021 and 2020, which currently consists of the following five companies: Arista Networks, Cisco Systems, F5, Juniper Networks and Motorola Solutions, weighted according to the constituent companies’ market capitalization at the beginning of each period for which a return is indicated.
92	CORNING 2025 PROXY STATEMENT

Other Information

Pay Versus Performance Relationship

The following comparisons describe the relationships between the amounts included in the Pay Versus Performance Table for each of 2024, 2023, 2022, 2021 and 2020, including a comparison between our cumulative total shareholder return and the total shareholder return of the Comparison Group and comparisons between the compensation actually paid to the CEO and the average compensation actually paid to our non-CEO NEOs and (ii) each of the performance measures set forth in columns (f), (h) and (i) of the Pay Versus Performance Table.

Most Important Financial Measures Used to Link Compensation Actually Paid to our NEOs to Company Performance in 2024

The following table identifies the six most important financial performance measures used by the Compensation Committee to link the compensation actually paid to our CEO and other NEOs in 2024 to company performance. The role of each of these performance measures in our NEOs’ compensation is discussed in the CD&A above.

Financial Performance Measures
Core Net Sales
Core Earnings Per Share
Adjusted Free Cash Flow
Return on Invested Capital (ROIC)
Core Gross Margin Percentage
Core Net Profit After Tax
CORNING 2025 PROXY STATEMENT	93

The Audit Committee evaluates our independent registered public accounting firm each year and has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for 2025. PwC has served in this role since 1944. The Audit Committee concluded that many factors contribute to the continued support of PwC’s independence, such as the oversight of the Public Company Accounting Oversight Board (PCAOB) through the establishment of audit, quality, ethics, and independence standards in addition to conducting audit inspections; the mandating of reports on internal control over financial reporting; PCAOB requirements for audit partner rotation; and limitations imposed by regulation and by the Audit Committee on non-audit services provided by PwC. The Audit Committee preapproves all audit and permitted non-audit services that PwC performs for the Company, and it approves the fees associated with the engagement of PwC. All services provided to Corning by PwC in 2023 and 2024 were pre-approved by the Audit Committee in accordance with the policy.

The Audit Committee and the PCAOB require key PwC partners assigned to our audit to be rotated at least every five years. The Audit Committee and its Chair oversee the selection process for each new lead engagement partner. Throughout this process, the Audit Committee and management provide input to PwC about the Company’s priorities, discuss candidate qualifications and interview potential candidates put forth by PwC.

In determining whether to reappoint PwC, the Audit Committee took into consideration a number of factors, including:

•	PwC’s global capabilities to handle the breadth and complexity of Corning’s global operations;
•	PwC’s technical expertise and knowledge of Corning’s industry and global operations;
•	The quality and candor of PwC’s communications with the Audit Committee and management, which include routine executive sessions with the Audit Committee held without management present and a management survey of PwC’s performance;
•	PwC’s independence;
•	The appropriateness of PwC’s fees; and
•	PwC’s tenure as our independent registered public accounting firm, including the benefits of that tenure (including higher audit quality due to PwC’s deep understanding of Corning’s business and accounting policies and practices), the avoidance of significant costs and disruptions that would be associated with retaining a new independent auditor, and the controls and processes in place such as rotation of key partners and an annual assessment of PwC’s qualifications, service quality, sufficiency of resources, quality of communications, working relationship with our management, objectivity and professional skepticism that help ensure PwC’s continued independence.
94	CORNING 2025 PROXY STATEMENT

Proposal 3 Ratification of Appointment of Independent Registered Public Accounting Firm

Based on its evaluation, the Audit Committee believes that the continued retention of PwC is in the best interests of the Company and its shareholders. The Board concurs and requests that the shareholders ratify the appointment of PwC as Corning’s independent registered public accounting firm for the fiscal year ending December 31, 2025. If the selection of PwC is not ratified by a majority of the votes cast by the holders of shares entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that vote result. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the year if the Audit Committee determines that such change would be appropriate.

Corning expects representatives of PwC to be present at the Annual Meeting and available to respond to questions that may be raised there. These representatives may comment on the financial statements if they so desire.

FOR	Our Board unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered by PwC in 2023 and 2024:

	2023	2024
Audit Fees	$ 9,825,000	$ 9,564,000
Audit-Related Fees	188,000	517,000
Tax Fees	504,000	414,000
All Other Fees	10,000	55,000
Total Fees	$ 10,527,000	$ 10,550,000

Audit Fees. These fees are composed of professional services rendered in connection with the annual audit of Corning’s consolidated financial statements, including the audit of the effectiveness of internal control over financial reporting, and reviews of Corning’s quarterly consolidated financial statements on Form 10-Q that are customary under the PCAOB auditing standards. Audit fees also include statutory audits, comfort letters, consents for other SEC filings and reviews of documents filed with the SEC.

Audit-Related Fees. These fees are composed of professional services rendered in connection with due diligence pertaining to acquisitions, procedures to translate certain financial statements for foreign subsidiaries, employee benefit plan audits, agreed-upon procedures, and other audit-related activities over systems pre-implementation review procedures.

Tax Fees. These fees are composed of statutory tax compliance, assistance for Corning’s foreign jurisdiction subsidiaries’ tax returns, tax transfer pricing services, and other tax consulting projects.

All Other Fees. Consists of fees not included in the Audit, Audit-Related, or Tax categories, including licensing technical accounting software and pre-assurance sustainability reporting readiness assessments from the independent registered public accounting firm.

CORNING 2025 PROXY STATEMENT	95

Proposal 3 Ratification of Appointment of Independent Registered Public Accounting Firm

Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by Corning’s independent registered public accounting firm. The full Audit Committee approves annually projected services and fee estimates for these services and other major types of services. The Audit Committee chair has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee and services that were pre-approved, but for which the associated fees will materially exceed the budget established for the type of service at issue. Services approved by the chair are communicated to the full Audit Committee at its next regular meeting. For each proposed service, the independent registered public accounting firm is required to provide supporting documentation detailing said service and confirm that the provision of such services does not impair its independence. The Audit Committee regularly reviews reports detailing services provided to Corning by its independent registered public accounting firm.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Corning’s financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board of Directors. The directors who serve on the Audit Committee have no financial or personal ties to Corning (other than director compensation and equity ownership as described in this proxy statement) and are all “financially literate” and “independent” for purposes of the New York Stock Exchange listing standards. The Board of Directors has determined that none of the Audit Committee members has a relationship with Corning that may interfere with the members’ independence from Corning and its management.

The Audit Committee met with management periodically during the year to consider the adequacy of Corning’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with Corning’s independent registered public accounting firm and with the appropriate financial personnel and internal auditors. The Audit Committee also discussed with Corning’s senior management and independent registered public accounting firm the process used for certifications by Corning’s chief executive officer and chief financial officer that are required for certain of Corning’s filings with the SEC. The Audit Committee met privately with both the independent registered public accounting firm and the internal auditors, both of whom have unrestricted access to the Audit Committee.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management is responsible for: the preparation, presentation and integrity of Corning’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During 2024, management updated the documentation, and performed testing and evaluation of Corning’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation, and it provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management, internal audit and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed a report on, the effectiveness of Corning’s internal control over financial reporting. The Audit Committee also reviewed: the report of management contained in Corning’s Annual Report on Form 10-K for the

96	CORNING 2025 PROXY STATEMENT

Proposal 3 Ratification of Appointment of Independent Registered Public Accounting Firm

year ended December 31, 2024, filed with the SEC; as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in Corning’s Annual Report on Form 10-K for the year ended December 31, 2024 related to its audits of the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from Corning and its management. The Audit Committee has considered whether the provision of permitted non-audit services by the independent registered public accounting firm to Corning is compatible with the auditor’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors and the Board of Directors approved that the audited financial statements be included in Corning’s Annual Report on Form 10-K for the year ended December 31, 2024.

The Audit Committee:

Pamela J. Craig, Chair
Leslie A. Brun
Thomas D. French
Deborah A. Henretta

CORNING 2025 PROXY STATEMENT	97

Why Did You Send Me This Proxy Statement?

We sent this proxy statement and the enclosed proxy card to you because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote. This proxy statement and the accompanying proxy card are first being distributed or made available to shareholders on or about March 21, 2025.

When and Where Is the Annual Meeting?

Our Board of Directors has determined to hold the Annual Meeting in a virtual-only format on Thursday, May 1, 2025 at 12 noon Eastern Time at virtualshareholdermeeting.com/GLW2025. You will not be able to attend the Annual Meeting physically.

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 3, 2025. The live audio webcast of the Annual Meeting will begin promptly at 12 noon Eastern Time. Online access to the audio webcast will open 30 minutes before the Annual Meeting starts. We encourage you to access the meeting in advance of the designated start time.

We urge you to vote and submit your proxy in advance of the meeting using one of the methods described in the proxy materials whether or not you plan to attend the Annual Meeting. You may vote your shares at ProxyVote.com in advance of the Annual Meeting. This process has not changed from prior years.

Who May Attend the Annual Meeting?

The Annual Meeting is open to holders of shares of our common stock who held such shares as of the meeting’s record date, March 3, 2025. To attend and vote your shares during the Annual Meeting, you will need to log in to virtualshareholdermeeting.com/GLW2025 using, (i) for record holders, the control number found on your proxy card or the notice you previously received, or (ii) for holders who own shares in street name through brokers, the control number issued to you by your brokerage firm. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. If you do not have a control number, you may log in as a guest, although you will not be able to vote during the Annual Meeting.

What Am I Voting On?

The following matters are scheduled for vote at the Annual Meeting:

•	Election of each of the 9 director nominees to our Board of Directors for the coming year;

•	Advisory approval of our executive compensation (Say on Pay);

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and

•	Any other business or action which may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
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Proposal 3 Frequently Asked Questions About the Meeting and Voting

How Do You Recommend That I Vote on These Items?

The Board of Directors recommends that you vote your shares:

•	FOR each of the 9 director nominees (Proposal 1);

•	FOR the advisory approval of our executive compensation, as such information is disclosed in the Compensation Discussion & Analysis, the compensation tables and the accompanying disclosure (Say on Pay) (Proposal 2); and

•	FOR ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal 3).

Who is Entitled to Vote?

You may vote if you owned shares of our common stock as of the close of business on March 3, 2025, the record date for the Annual Meeting.

How Many Votes Do I Have?

You are entitled to one vote for each share of common stock you own. As of the close of business on March 3, 2025, we had 856,777,024 shares of common stock outstanding. The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting.

How Do I Vote By Proxy Before the Annual Meeting?

Before the meeting, registered shareholders may vote shares in one of the following three ways:

•	By Internet at ProxyVote.com;

•	By telephone (from the United States and Canada only) at 1-(800)-690-6903; or

•	By mail by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided (see instructions on proxy card).

Please refer to the proxy card for further instructions on voting by Internet or telephone.

Please use only one of the three ways to vote.

If you hold shares in the account of or name of a broker, your ability to vote those shares by Internet and telephone depends on the voting procedures used by your broker, as explained below under “How Do I Vote If My Broker Holds My Shares In Street Name?”

How Do I Vote My Shares During the Annual Meeting?

Even if you plan to attend and participate in our virtual Annual Meeting, we encourage you to vote by telephone or over the Internet, or by returning a proxy card following your request for printed materials. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the virtual Annual Meeting. Whether you are a shareholder of record or hold your shares in “street name,” you may vote online at the Annual Meeting. You will need to enter your control number (included in your notice, your proxy card or the voting instructions that accompanied your proxy materials) to vote your shares at the Annual Meeting.

CORNING 2025 PROXY STATEMENT	99

Proposal 3 Frequently Asked Questions About the Meeting and Voting

May I Change My Mind After I Vote?

Yes. You may change your vote or revoke your proxy at any time before the polls close at the meeting. You may change your vote by:

•	voting again by Internet or telephone prior to the meeting;

•	voting again at the meeting; or

•	signing another proxy card with a later date and returning it to Corning’s Corporate Secretary at One Riverfront Plaza, Corning, NY 14831, prior to the meeting.

You also may revoke your proxy prior to the meeting without submitting any new vote by sending a written notice that you are withdrawing your vote to our Corporate Secretary at the address listed above.

What Shares Are Included on My Proxy Card?

Your proxy card includes shares held in your own name and shares held in any Corning plan. You may vote these shares by Internet, telephone or mail, as described on your proxy card or the notice you previously received. Your proxy card does not include any shares held in a brokerage account in the name of your bank or broker (such shares are said to be held in “street name”).

How Do I Vote if I Participate in the Corning Investment Plan?

If you hold shares in the Corning Investment Plan, which includes shares held in the Corning Stock Fund in the Company’s 401(k) plan, these shares have been added to your other holdings on your proxy card. Your completed proxy card serves as voting instructions to the trustee of the plan. You may direct the trustee to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, all as described on your proxy card or the notice you previously received. If you do not instruct the trustee to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions.

How Do I Vote if My Broker Holds My Shares in “Street Name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your bank or broker will send you directions on how to vote those shares.

Will My Shares Held in Street Name Be Voted if I Do Not Provide My Proxy?

Under the New York Stock Exchange rules, if you own shares in “street name” through a broker and do not vote, your broker may not vote your shares on proposals determined to be “non-routine.” In cases where a broker votes on certain proposals but does not vote on other proposals, this results in a “broker non-vote.” Broker non-voted shares count toward achieving a quorum requirement for the Annual Meeting.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is the only matter in this proxy statement considered to be a routine matter for which brokers will be permitted to vote on behalf of their clients if no voting instructions are furnished. For Proposals 1 and 2, broker non-votes will not count as votes cast and will not affect the determination of whether those proposals are approved or rejected. Therefore, it is important that you provide voting instructions to your broker.

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Proposal 3 Frequently Asked Questions About the Meeting and Voting

What if I Return My Proxy Card or Vote by Internet or Telephone but Do Not Specify How I Want to Vote?

If you sign and return your proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

•	FOR each of the 9 director nominees (Proposal 1);

•	FOR the advisory approval of our executive compensation, as such information is disclosed in the Compensation Discussion & Analysis, the compensation tables and the accompanying disclosure (Say on Pay) (Proposal 2); and

•	FOR ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal 3).

If you participate in the Corning Investment Plan and do not submit timely voting instructions, the trustee of the plan will vote the shares in your plan account in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions, as explained above under the question “How Do I Vote If I Participate In The Corning Investment Plan?”

What Does it Mean if I Receive More Than One Proxy Card?

If you received more than one proxy card, you have multiple accounts with your brokers or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. If you are the registered holder, you may contact our transfer agent, Computershare Trust Company, N.A., at 1-(800)-255-0461.

May Shareholders Ask Questions at the Virtual Annual Meeting?

Yes. We have designed the format of the virtual Annual Meeting to ensure that our shareholders are afforded the same rights and opportunities to participate as they would have at an in-person meeting. After the business portion of the Annual Meeting concludes and the meeting is adjourned, we will hold a Q&A session during which we will answer questions submitted during the meeting that are pertinent to the Company, as time permits, and in accordance with our Rules for Conduct of the Shareholder Meeting. During the Annual Meeting, you can view our Rules for Conduct of the Shareholder Meeting and submit any questions at virtualshareholdermeeting.com/GLW2025. Answers to any questions not addressed during the meeting will be posted on the investor page of our website following the meeting. Questions and answers will be grouped by topic, and substantially similar questions will be answered only once.

How Many Shares Must be Present to Hold the Meeting?

In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 3, 2025, the record date for the meeting, must be present in person (by logging in to our virtual annual meeting with your control number) or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you attend the virtual meeting by logging in with your control number or if you properly return a proxy by Internet, telephone or mail.

CORNING 2025 PROXY STATEMENT	101

Proposal 3 Frequently Asked Questions About the Meeting and Voting

What Is the Vote Required for Each Proposal?

	Affirmative Vote Required	Broker Discretionary Voting Allowed
Proposal 1: Election of each of the 9 director nominees	Majority of votes cast at the meeting in person or by proxy	No
Proposal 2: Advisory approval of our executive compensation (Say on Pay)	Majority of votes cast at the meeting in person or by proxy	No
Proposal 3: Ratification of the appointment of independent registered public accounting firm for fiscal year 2025	Majority of votes cast at the meeting in person or by proxy	Yes

With respect to Proposals 1, 2 and 3 you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN” from voting on any of these Proposals, the abstention will not constitute a vote cast and will have no effect on the outcome of Proposals 1, 2, and 3.

How Will Voting on “Any Other Business” Be Conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

Who Pays for the Solicitation of Proxies?

Our Board of Directors is making this solicitation of proxies on behalf of the Company. The Company will pay the costs of the solicitation, including the costs for preparing, printing and mailing this proxy statement. We have hired Innisfree M&A Incorporated to assist us in soliciting proxies. It may do so by telephone, in person or by other electronic communications. We anticipate paying Innisfree a fee of $25,000 plus out-of-pocket expenses for these services. We also will reimburse brokers for their costs in sending proxies and proxy materials to our shareholders so that you may vote your shares. Our directors, officers and regular employees may supplement Innisfree’s proxy solicitation efforts by contacting you by telephone or electronic communication or in person. We will not pay directors, officers or other regular employees any additional compensation for their proxy solicitation efforts.

How Can I Find the Voting Results of the Annual Meeting?

After the Annual Meeting, we will include the voting results in a Form 8-K, which we will file with the SEC on or before May 7, 2024.

Shareholder Proposals and Director Nominations for the 2026 Annual Meeting

Under Rule 14a-8 of the Securities Exchange Act of 1934 (the Exchange Act), eligible shareholders may submit proposals for inclusion in the proxy statement for our 2026 Annual Meeting. Shareholder proposals must comply with the requirements established by the SEC and must be submitted in writing and received by our Corporate Secretary on or before the close of business on November 21, 2025 (for them to be considered for inclusion in the 2026 proxy statement).

Our by-laws permit a group of shareholders (up to 20) who have owned at least 3% of Corning’s common stock for at least
3 years to submit director nominees for the greater of two directors or the largest whole number that does not exceed 20% of our Board. These director nominees will be included in our proxy statement for the 2026 Annual Meeting if the shareholder(s)

102	CORNING 2025 PROXY STATEMENT

Proposal 3 Frequently Asked Questions About the Meeting and Voting

and the nominee(s) satisfy the requirements specified in our by-laws. Notices of director nominees submitted under these by-law provisions must be received no earlier than January 1, 2026 and no later than January 31, 2026.

If you would like to present a matter not included in our proxy statement for consideration at our 2026 Annual Meeting, including nominations for director candidates, you must send advance written notice to our Corporate Secretary no earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting (January 1, 2026) and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (January 31, 2026). Any matter or nomination must comply with our by-laws. Eligible shareholders who intend to solicit proxies for the 2026 Annual Meeting in support of director nominees other than the Company’s nominees under Rule 14a-19 of the Exchange Act must comply with the requirements of the Company’s by-laws and provide the notice required by, and in compliance with, Rule 14a-19 no later than March 2, 2026.

All proposals in this section should be addressed to Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831 and must be received by the applicable dates specified above.

Why Haven’t I Received a Printed Copy of the Proxy Statement or Annual Report?

We are furnishing proxy materials to you online, as permitted by SEC rules, to expedite your receipt of materials while lowering costs and reducing the environmental impact of printing and mailing full sets of annual meeting materials. If you received by mail a notice of the electronic availability of these materials, you will not receive a printed copy unless you specifically request it. Such notice contains instructions on how to request a paper copy of the materials.

Is the Proxy Statement Available on the Internet?

Yes. Most shareholders will receive the proxy statement and other annual meeting materials online. If you received a paper copy, you can also view these documents online by accessing our website at corning.com/2025-proxy. You can elect to receive future proxy statements and annual reports by Internet instead of receiving paper copies by mail by following the instructions for making such election when you electronically vote your shares.

Are You “Householding” for Shareholders Sharing the Same Address?

Yes. The SEC’s rules regarding the delivery to shareholders of proxy statements, annual reports, prospectuses and information statements permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders. This method of delivery is referred to as “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one proxy statement and 2024 Annual Report on Form 10-K to multiple registered shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. We will still be required, however, to send you and each other shareholder at your address an individual proxy voting card. If you would like to receive more than one copy of this proxy statement and annual report, we will promptly send you additional copies upon written or oral request directed to Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The same phone number and mailing address may be used to notify us that you wish to request delivery of a single copy of a proxy statement or Annual Report on Form 10-K if you are receiving multiple copies.

Code of Ethics

Our Board of Directors adopted (i) the Code of Conduct for Directors and Executive Officers, which supplement our Code of Conduct that governs all employees and directors and (ii) the Code of Ethics for the Chief Executive Officer and Financial Executives (Code of Ethics). These Codes have existed for over ten years. The Code of Ethics applies to our Chief Executive

CORNING 2025 PROXY STATEMENT	103

Proposal 3 Frequently Asked Questions About the Meeting and Voting

Officer, Chief Financial Officer, Controller and other financial executives. During 2024, no amendments to or waivers of the Code of Ethics provisions were made for any of our directors or executive officers. A copy of the Code of Ethics is available at the Investor Relations – Governance Overview section of our website at https://investor.corning.com/governance/Governance-Overview/default.aspx. We will disclose future amendments to, or waivers from, the Code of Ethics on our website within four business days following the date of such amendment or waiver.

Incorporation by Reference

The Compensation and Talent Management Committee Report on page 75 is not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Corning under the Securities Act or the Exchange Act, except to the extent that Corning specifically incorporates such information by reference. In addition, this proxy statement includes several website addresses. Website references throughout this document are provided for convenience only and are intended to provide inactive, textual references only. The content on the referenced websites is not incorporated herein by reference and does not constitute a part of this proxy statement.

Additional Information

This proxy statement, our 2024 Annual Report on Form 10-K, and all other filings with the SEC, each of the Board Committee Charters and the Corporate Governance Guidelines with Director Qualification Standards may be accessed via the Investor Relations page on Corning’s website at corning.com.

104	CORNING 2025 PROXY STATEMENT

Forward-Looking Statements and Materiality Disclaimer

Forward-Looking Statements and Materiality Disclaimer

The statements, estimates, projections, guidance or outlook contained in this document include “forward-looking” statements that are intended to take advantage of the “safe harbor” provisions of the federal securities law. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “seek,” “see,” “believe,” “hope,” “want,” “strive,” “aim,” “goal,” “target,” “estimate,” “forecast,” “predict,” “potential,” “continue,” “contemplate,” “possible,” and similar words are intended to identify forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, current estimates and forecasts, general economic conditions, its knowledge of its business and key performance indicators that impact the company, there can be no assurance that these forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change except as required by applicable securities laws. Such risks, uncertainties and factors include but are not limited to global economic trends, competition and geopolitical risks, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and other countries, and related impacts on our businesses’ global supply chains and strategies; changes in macroeconomic and market conditions and market volatility, including developments and volatility arising from health crisis events, inflation, interest rates, the value of securities and other financial assets, precious metals, oil, natural gas, raw materials and other commodity prices and exchange rates (particularly between the U.S. dollar and the Japanese yen, New Taiwan dollar, euro, Chinese yuan, South Korean won and Mexican peso), decreases or sudden increases of consumer demand, and the impact of such changes and volatility on our financial position and businesses; the availability of or adverse changes relating to government grants, tax credits or other government incentives; the duration and severity of health crisis events, such as an epidemic or pandemic, and its impact across our businesses on demand, personnel, operations, our global supply chains and stock price; possible disruption in commercial activities or our supply chain due to terrorist activity, cyber-attack, armed conflict, political or financial instability, natural disasters, international trade disputes or major health concerns; loss of intellectual property due to theft, cyber-attack, or disruption to our information technology infrastructure; ability to enforce patents and protect intellectual property and trade secrets; disruption to Corning’s, our suppliers’ and manufacturers’ supply chain, equipment, facilities, IT systems or operations; product demand and industry capacity; competitive products and pricing; availability and costs of critical components, materials, equipment, natural resources and utilities; new product development and commercialization; order activity and demand from major customers; the amount and timing of our cash flows and earnings and other conditions, which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels; the amount and timing of any future dividends; the effects of acquisitions, dispositions and other similar transactions; the effect of regulatory and legal developments; ability to pace capital spending to anticipated levels of customer demand; our ability to increase margins through implementation of operational changes, pricing actions and cost reduction measures; rate of technology change; adverse litigation; product and component performance issues; retention of key personnel; customer ability to maintain profitable operations and obtain financing to fund ongoing operations and manufacturing expansions and pay receivables when due; loss of significant customers; changes in tax laws, regulations and international tax standards; the impacts of audits by taxing authorities; the potential impact of legislation, government regulations, and other government action and investigations, unexpected delays, difficulties, and expenses in executing against any environmental, social or other targets, goals and commitments referenced in this document, or our ability execute our strategies in the time frame expected or at all; changes in laws or regulations affecting us, such as changes in data privacy, environmental, safety and health laws and other risks discussed in our filings with the U.S. Securities and Exchange Commission, including our annual reports on Form 10-K and quarterly reports on Form 10-Q.

CORNING 2025 PROXY STATEMENT	105

Forward-Looking Statements and Materiality Disclaimer

Historical, current, and forward-looking environmental and social-related statements may be based on standards for measuring progress that are still developing, and internal controls and processes that continue to evolve. Forward-looking and other statements in this document or elsewhere (including our website) are also informed by the expectations of various stakeholders and third-party frameworks, and the inclusion of such statements is not an indication that these contents are necessarily material for the purposes of complying with or reporting pursuant to the U.S. federal securities laws and regulations, even if we use the word “material” or “materiality” in this document. Particularly in the sustainability context, various definitions of “materiality” are used by stakeholders, which are different (and often more expansive) than the definition under U.S. federal securities laws.

Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

106	CORNING 2025 PROXY STATEMENT

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CORE PERFORMANCE MEASURES

In managing the Company and assessing our financial performance, we adjust certain measures included in our consolidated financial statements to exclude specific items to arrive at our core performance measures. These items include the impact of translating the Japanese yen-denominated debt, the impact of the translated earnings contracts, acquisition-related costs, certain discrete tax items and other tax-related adjustments, restructuring, impairment and other charges and credits, certain litigation, regulatory and other legal matters, pension mark-to-market adjustments and other items which do not reflect the ongoing operating results of the Company.

In addition, because a significant portion of our revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. Therefore, management utilizes constant-currency reporting for the Display Technologies, Specialty Materials, Environmental Technologies and Life Sciences segments to exclude the impact from the Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar and euro, as applicable to the segment. In addition, effective January 1, 2024, the Company began utilizing constant-currency reporting for the Optical Communications segment to exclude the impact from the Mexican peso on segment results. Prior periods were not recast as the impact was not material. The most significant constant-currency adjustment relates to the Japanese yen exposure within the Display Technologies segment. The constant-currency rates established for our core performance measures are internally derived long-term management estimates, which are closely aligned with our hedging instrument rates. These hedging instruments may include, but are not limited to, foreign exchange forward or option contracts and foreign-denominated debt. For details of the rates used, refer to the footnotes included in the “Items Adjusted from GAAP Measures” section.

We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuations, analyze underlying trends in the businesses and establish operational goals and forecasts.

Core performance measures are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We provide investors with these non-GAAP measures to evaluate our results as we believe they are indicative of our core operating performance and provide greater transparency to how management evaluates our results and trends and makes financial and operational decisions. These measures are not, and should not be viewed as a substitute for, GAAP reporting measures. With respect to the outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because management does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of management’s control. As a result, management is unable to provide outlook information on a GAAP basis.

For a reconciliation of non-GAAP performance measures to their most directly comparable GAAP financial measure, see the tables and footnotes included below.

CORNING 2025 PROXY STATEMENT	107

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP MEASURES
Year Ended December 31, 2024

(Amounts in millions, except per share amounts)

	Net Sales	Gross Margin	Operating Income	Income before income taxes	Net income attributable to Corning Incorporated(1)	Per share
As reported - GAAP	$13,188	$4,276	$1,135	$813	$506	$0.58
Constant-currency adjustment(2)	1,309	989	974	989	773	0.89
Translation gain on Japanese yen-denominated debt, net(3)				(104)	(80)	(0.09)
Translated earnings contract gain, net(4)				(83)	(64)	(0.07)
Acquisition-related costs(5)			121	128	92	0.11
Discrete tax items and other tax-related adjustments(6)					21	0.02
Restructuring, impairment and other charges and credits(7)	42	211	238	407	374	0.43
Litigation, regulatory and other legal matters(8)		20	12	12	9	0.01
Pension mark-to-market adjustment(9)			23	3	2	0.00
Loss on investments(10)				23	22	0.03
Loss on sale of assets(11)		27	27	27	20	0.02
Loss on sale of business(12)				31	24	0.03
Core performance measures	$14,469	$5,523	$2,530	$2,246	$1,699	$1.96

Refer to “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP MEASURES
Year Ended December 31, 2023

(Amounts in millions, except per share amounts)

	Net Sales	Gross Margin	Operating Income	Income before income taxes	Net income attributable to Corning Incorporated(1)	Per share
As reported - GAAP	$12,588	$3,931	$890	$816	$581	$0.68
Constant-currency adjustment(2)	992	744	733	744	550	0.64
Translation gain on Japanese yen-denominated debt, net(3)				(100)	(81)	(0.09)
Translated earnings contract gain, net(4)				(161)	(130)	(0.15)
Acquisition-related costs(5)			121	131	90	0.10
Discrete tax items and other tax-related adjustments(6)					34	0.04
Restructuring, impairment and other charges and credits(7)		283	420	471	378	0.44
Litigation, regulatory and other legal matters(8)		(5)	72	61	54	0.06
Pension mark-to-market adjustment(9)			27	15	12	0.01
Gain on investments(10)				(10)	(10)	(0.01)
Gain on sale of assets(11)		(20)	(20)	(20)	(15)	(0.02)
Core performance measures	$13,580	$4,933	$2,243	$1,947	$1,463	$1.70

Refer to “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

108	CORNING 2025 PROXY STATEMENT

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP MEASURES
Year Ended December 31, 2022

(Amounts in millions, except per share amounts)

	Net Sales	Gross Margin	Operating Income	Income before income taxes	Net income attributable to Corning Incorporated(1)	Per share
As reported - GAAP	$14,189	$4,506	$1,438	$1,797	$1,316	$1.54
Constant-currency adjustment(2)	616	483	474	480	369	0.43
Translation gain on Japanese yen-denominated debt(3)				(191)	(146)	(0.17)
Translated earnings contract gain, net(4)				(348)	(267)	(0.31)
Acquisition-related costs(5)			121	140	109	0.13
Discrete tax items and other tax-related adjustments(6)					84	0.10
Restructuring, impairment and other charges and credits(7)		337	404	414	316	0.37
Litigation, regulatory and other legal matters(8)			109	100	77	0.09
Pension mark-to-market adjustment(9)		1	(30)	11	10	0.01
Gain on investments(10)				(8)	(8)	(0.01)
Gain on sale of business(12)				(53)	(41)	(0.05)
Contingent Consideration(13)			(26)	(32)	(25)	(0.03)
Core performance measures	$14,805	$5,327	$2,490	$2,310	$1,794	$2.09

Refer to “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP MEASURES
Three Months Ended December 31, 2024

(Amounts in millions, except per share amounts)

	Net Sales	Gross Margin	Operating Income	Income before income taxes	Net income attributable to Corning Incorporated(1)	Per share
As reported - GAAP	$3,501	$1,197	$393	$437	$310	$0.36
Constant-currency adjustment(2)	331	240	236	238	169	0.20
Translation gain on Japanese yen-denominated debt, net(3)				(76)	(59)	(0.07)
Translated earnings contract gain, net(4)				(174)	(134)	(0.15)
Acquisition-related costs(5)			30	32	23	0.03
Discrete tax items and other tax-related adjustments(6)					16	0.02
Restructuring, impairment and other charges and credits(7)	42	43	45	144	126	0.15
Litigation, regulatory and other legal matters(8)			1	1	1	0.00
Pension mark-to-market adjustment(9)			(2)	9	6	0.01
Loss on investments(10)				4	4	0.00
Loss on sale of assets(11)		14	14	14	11	0.01
Loss on sale of business(12)				$31	$24	0.03
Core performance measures	$3,874	$1,494	$717	$660	$497	$0.57
CORNING 2025 PROXY STATEMENT	109

Appendix A

ITEMS ADJUSTED FROM GAAP MEASURES

Items adjusted from GAAP measures to arrive at core performance measures are as follows:

(1)	Core Net Income attributable to Corning Incorporated is the same metric as “Core Net Profit After Tax” which is a term used elsewhere in this proxy statement.
(2)

Constant-currency adjustment: As a significant portion of revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. The Company utilizes constant-currency reporting for Display Technologies, Specialty Materials, Environmental Technologies and Life Sciences segments for the Japanese yen, Korean won, Chinese yuan, New Taiwan dollar and euro, as applicable to the segment. In addition, effective January 1, 2024, the Company began utilizing constant-currency reporting for the Optical Communications segment to exclude the impact from the Mexican peso on segment results. Prior periods were not recast as the impact was not material.

The constant-currency rates established for our core performance measures are internally derived long-term management estimates, which are closely aligned with our hedging instrument rates. These hedging instruments may include, but are not limited to, foreign exchange forward or option contracts and foreign-denominated debt. For the year ended December 31, 2024, the adjustment primarily relates to our Japanese yen exposure due to the difference in the average spot rate compared to our core rate.

We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuation, analyze underlying trends in the businesses and establish operational goals and forecasts.

Constant-currency rates used are as follows and are applied to all periods presented and to all foreign exchange exposures during the period, with the exception of the Mexican peso as discussed above, even though we may be less than 100% hedged:

Currency	Japanese yen	Korean won	Chinese yuan	New Taiwan dollar	Euro	Mexican peso
Rate	¥107	₩1,175	¥6.7	NT$31	€0.81	MX$20
(3)	Translation of Japanese yen-denominated debt: Amount reflects the gain or loss on the translation of our yen-denominated debt to U.S. dollars, net of a $18 million and $15 million loss, respectively, for the three and twelve months ended December 31, 2024, related to the change in the fair value of our cross currency swap contracts, recorded in other (expense) income, net in the consolidated statements of income (loss).
(4)	Translated earnings contract: Amount reflects the impact of the realized and unrealized gains and losses from the Japanese yen, South Korean won, Chinese yuan, euro, New Taiwan dollar and Mexican peso-denominated foreign currency hedges related to translated earnings, as well as the unrealized gains and losses of our British pound-denominated foreign currency hedges related to translated earnings.
(5)	Acquisition-related costs: Amount reflects intangible amortization, inventory valuation adjustments and external acquisition-related deal costs, as well as other transaction related costs.
(6)	Discrete tax items and other tax-related adjustments: Amount reflects certain discrete period tax items such as changes in tax law, the impact of tax audits, changes in tax reserves and changes in deferred tax asset valuation allowances, as well as other tax-related adjustments.
(7)	Restructuring, impairment and other charges and credits: Amount reflects certain restructuring, impairment losses and other charges and credits, as well as other expenses, including severance, accelerated depreciation, asset write-offs and facility repairs resulting from power outages, and the recognition of cumulative foreign currency translation adjustments upon the substantial liquidation or disposition of a foreign entity, which are not related to ongoing operations. For the year ended December 31, 2024, amount includes $131 million of non-cash cumulative foreign currency translation losses required to be recognized upon the substantial liquidation or disposition of foreign entities, which was recorded in other (expense) income, net in the consolidated statements of income. Amount also includes $49 million of non-cash charges in one of our Emerging Growth Businesses relating to a customer that recently entered into a multi-jurisdictional restructuring effort including insolvency filings in certain countries. These charges primarily relate to the full write-down of upfront payments made to the customer, which were determined to be nonrecoverable, and recorded as a charge to net sales in the consolidated statements of income. Other charges recorded during 2024 related to asset write-offs associated with the exit of certain facilities and product lines. The activity in 2023 primarily relates to asset write-offs associated with the exit of certain facilities and product lines and severance charges across all segments. The activity in 2022 primarily relates to capacity optimization for Display Technologies, Specialty Materials and an emerging growth business and severance charges across all segments.
(8)	Litigation, regulatory and other legal matters: Amount reflects developments in commercial litigation, intellectual property disputes, adjustments to our estimated liability for environmental-related items and other legal matters.
(9)	Pension mark-to-market adjustment: Amount primarily reflects defined benefit pension mark-to-market gains and losses, which arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.
110	CORNING 2025 PROXY STATEMENT

Appendix A

(10)	Loss (gain) on investments: Amount reflects the loss or gain recognized on investments due to mark-to-market adjustments for the change in fair value or the disposition of an investment.
(11)	Loss (gain) on sale of assets: Amount represents the loss or gain recognized for the sale of assets recorded in cost of sales, in the consolidated statements of income.
(12)	Loss (gain) on sale of business: Amount reflects the loss or gain recognized for the sale of a business, recorded in other (expense) income, net in the consolidated statements of income and includes $14 million for the year ended December 31, 2024 of non-cash cumulative foreign currency translation losses related to the disposition of a foreign entity.
(13)	Contingent consideration: Amount reflects the fair value mark-to-market cost adjustment of contingent consideration.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP MEASURES
Year Ended December 31, 2024 and 2023

(Unaudited; amounts in millions)

	Year ended December 31,
	2024	2023
Cash flows from operating activities	$ 1,939	$ 2,005
Realized gains on translated earnings contracts and other	279	326
Translation losses on cash balances		(61)
Adjusted cash flows from operating activities	$ 2,218	$ 2,270
Less: Capital Expenditures	$ 965	$ 1,390
Adjusted free cash flow	$ 1,253	$ 880

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP MEASURES
Year Ended December 31, 2024 and 2021

(Unaudited; amounts in millions)

Year ended December 31,
	2024	2021
Core income before income taxes(1)	$ 2,246	$ 2,313
Interest income	$ (47)	$ (11)
Core interest expense(2)	$ 321	$ 285
Core income before income taxes and interest	$ 2,520	$ 2,587
Less: Income tax(3)	$ 529	$ 543
Core net income before interest	$ 1,991	$ 2,044

Equity	$ 11,070	$ 12,545
Debt	$ 7,211	$ 7,044
Less: Derivative assets and liabilities, net(4)	$ 358	$ 307
Invested capital	$ 17,923	$ 19,282
ROIC for compensation purposes	11.1%	10.6%
(1)	Refer to the reconciliation of income before income taxes as reported in our GAAP results to core income before income taxes within the “Reconciliation of non-GAAP measures.”
(2)	Amount represents interest expense as reported in our GAAP results less an immaterial amount for acquisition related interest expense.
(3)	Income tax amounts are calculated based on a tax rate of 21%.
(4)	Amount represents the fair value of derivative instruments reflected within in current assets and non-current assets less the fair value of derivative instruments reflected within current liabilities and non-current liabilities.
CORNING 2025 PROXY STATEMENT	111

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP MEASURES
Three Months and Year Ended December 31, 2024

(Amounts in millions, except per share amounts)

	Three months ended December 31, 2024	Year ended December 31, 2024
Core operating income(1)	$ 717	$ 2,530
Core equity earnings in affiliated companies(2)	$ 11	$ 40
Core operating income before interest and taxes	$ 728	$ 2,570
Less: Income tax(3)	$ 146	$ 522
Core operating income tax adjusted(4)	$ 582	$ 2,048

Equity	$ 11,070	$ 11,070
Debt	$ 7,211	$ 7,211
Invested capital	$ 18,281	$ 18,281

Core ROIC	12.7%	11.2%
(1)	Refer to the reconciliation of operating income as reported in our GAAP results to core operating income within the “Reconciliation of non-GAAP measures.”
(2)	Equity earnings in affiliated companies as reflected within other (expense) income, net in the consolidated statements of income (loss) was $8 million for the three months ended December 31, 2024 and $26 million for the year ended December 31, 2024. The difference between equity earnings in affiliated companies as reported in our GAAP results and as reflected as a non-GAAP core performance measure is an adjustment for constant currency reporting, as described within “Core Performance Measures.”
(3)	Income tax amounts are calculated based on the core effective tax rate of 20.1% for the three months ended December 31, 2024 and 20.3% for the years ended December 31, 2024.
(4)	Core ROIC for the three months ended December 31, 2024 is calculated by annualizing the after-tax return for the period.
112	CORNING 2025 PROXY STATEMENT

CORNING

Corning Incorporated

One Riverfront Plaza

Corning, NY 14831-0001

U.S.A.

www.corning.com

© 2025 Corning Incorporated. All Rights Reserved.

CORNING

CORNING INCORPORATED
ATTN: MELISSA J. GAMBOL
ONE RIVERFRONT PLAZA
CORNING, NY 14831

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CORNING INCORPORATED

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Leslie A. Brun	☐	☐	☐
1b. Stephanie A. Burns	☐	☐	☐
1c. Pamela J. Craig	☐	☐	☐
1d. Robert F. Cummings, Jr.	☐	☐	☐
1e. Roger W. Ferguson, Jr.	☐	☐	☐
1f. Thomas D. French	☐	☐	☐
1g. Daniel P. Huttenlocher	☐	☐	☐
1h. Kevin J. Martin	☐	☐	☐
1i. Wendell P. Weeks	☐	☐	☐

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